Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No. ______)

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12

                                 Metricom, Inc.
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                (Name of Registrant as Specified In Its Charter)


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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.   Title of each class of securities to which transaction applies:

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2.   Aggregate number of securities to which transaction applies:

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3.   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.   Amount Previously Paid:

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
                                                              Preliminary Copy
                             [METRICOM LETTERHEAD]

                                                              September   , 1999

Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Metricom, Inc. to be held on Friday, October 15, 1999 at 10:00 a.m., local time, at the Company's offices located at 980 University Avenue, Los Gatos, California.

     At the Annual Meeting you will be asked to consider and approve seven matters; (a) the election of seven directors, (b) a Preferred Stock Purchase Agreement, dated as of June 20, 1999 (the "Purchase Agreement"), among Metricom, Inc. (the "Company"), Vulcan Ventures Incorporated ("Vulcan") and MCI WorldCom, Inc. ("MCI WorldCom") and the transactions contemplated by that agreement, including the issuance and sale by the Company of 60 million shares of Preferred Stock to Vulcan and MCI WorldCom on the terms and subject to the conditions set forth in the Purchase Agreement (collectively, the "Transactions"); (c) the restatement of the Company's Certificate of Incorporation to authorize additional shares of Preferred Stock and Common Stock and certain other changes, as required by the Purchase Agreement, (d) the Company's 1997 Equity Incentive Plan, as amended, (e) the Company's 1991 Employee Stock Purchase Plan, as amended, (f) the Company's 1993 Non-Employee Directors' Stock Option Plan, as amended, and (g) the selection of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year.

     The matters to be considered and voted upon at the Annual Meeting are of great importance to your investment and the future of the Company. The Purchase Agreement provides for the issuance and sale by the Company of 30 million shares of Series A1 Preferred Stock to MCI WorldCom and 30 million shares of Series A2 Preferred Stock (together with the Series A1 Preferred Stock, the "Preferred Shares") to Vulcan, at a price to each Purchaser of $10 per share, for total consideration of $600 million. Upon conversion of the Preferred Shares into Common Stock, Vulcan would hold approximately 49% of the Company's outstanding Common Stock and MCI WorldCom would hold approximately 37%, with the remaining 14% held by other current public stockholders and optionees (on a pro forma, fully diluted basis, using the treasury method, based on Common Stock and options outstanding at June 20, 1999). Following consummation of the Transactions, Vulcan, currently a 43% stockholder, would continue to beneficially own sufficient shares to control the vote on most matters submitted to a vote of the stockholders. The Board of Directors believes the Transactions will provide the Company with significant equity capital and facilitate the Company's planned nationwide rollout of its high-speed Ricochet wireless data network.

     The Board of Directors and a Special Committee of the Board have carefully reviewed and considered the terms and conditions of the Purchase Agreement and the Transactions and received the opinion of the Special Committee's financial advisor, J. P. Morgan Securities, Inc., as to the fairness, from a financial point of view, to the Company's stockholders of the proposed sale under the Purchase Agreement. A copy of the opinion is attached to the accompanying Proxy Statement. Details of the Transactions are also set forth in the accompanying Proxy Statement. We urge you to read it carefully. Your vote is important. THE BOARD OF DIRECTORS HAS APPROVED THE TRANSACTIONS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING.

     We urge you to attend and to participate in the Annual Meeting. If you do not expect to attend personally, please complete and sign, date and return the enclosed proxy card in the postpaid envelope provided as soon as possible. You may, of course, attend the Annual Meeting and vote in person, even if you have previously returned your proxy card.

                                          Sincerely,

                                          [FACSIMILE SIGNATURE]

                                          Timothy A. Dreisbach
                                          President and Chief Executive Officer

                                 METRICOM, INC.
                             980 UNIVERSITY AVENUE
                        LOS GATOS, CALIFORNIA 95030-2375
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 15, 1999

TO THE STOCKHOLDERS OF METRICOM, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of METRICOM, INC., a Delaware corporation (the "Company"), will be held on Friday, October 15, 1999 at 10:00 a.m., local time, at the Company's offices at 980 University Avenue, Los Gatos, California for the following purposes:

     1. To elect two directors to hold office until the 2002 Annual Meeting of Stockholders, three directors to hold office until the 2001 Annual Meeting of Stockholders and two directors to hold office until the 2000 Annual Meeting of Stockholders.

     2. To approve the Preferred Stock Purchase Agreement dated as of June 20, 1999 among MCI WORLDCOM, Inc., Vulcan Ventures Incorporated and the Company and the issuance of Preferred Stock and other transactions contemplated thereby.

     3. To approve the restatement of the Company's Certificate of Incorporation to authorize additional shares of Preferred Stock and Common Stock and make certain other changes.

     4. To approve the Company's 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,200,000 shares and to make certain other changes.

     5. To approve the Company's 1991 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.

     6. To approve the Company's 1993 Non-Employee Directors' Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.

     7. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

     8. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on September 10, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          [FACSIMILE SIGNATURE]

                                          Dale W. Marquart
                                          Secretary
Los Gatos, California
September   , 1999

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                                              Preliminary Copy
                                 METRICOM, INC.
                             980 UNIVERSITY AVENUE
                        LOS GATOS, CALIFORNIA 95030-2375
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 15, 1999

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Metricom, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, October 15, 1999, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices at 980 University Avenue, Los Gatos, California. The Company intends to mail this proxy
statement and accompanying proxy card on or about September   , 1999 to all
stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on September 10, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 10, 1999, the Company had
outstanding and entitled to vote                shares of Common Stock. Each
holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but, except with respect to Proposal 3, are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office at 980 University Avenue, Los Gatos, California 95030-2375, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a proxy.

                                                            Preliminary Copy

STOCKHOLDER PROPOSALS

     The Company anticipates that the Company's 2000 Annual Meeting of Stockholders will be held on a date significantly earlier in the year than the 1999 Annual Meeting of Stockholders. Although no date has yet been established, the Company expects the 2000 Annual Meeting to be held on or about May 31, 2000 and that proxy statements will be mailed on or about April 28, 2000. Accordingly, the deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2000 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission, as well as the deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy, is December 30, 1999. Stockholders are advised to review the Company's By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and By-laws provide that the Board of Directors will be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of seven members. There are two directors in the class whose term of office expires in 1999, each of whom was previously elected by the stockholders: Robert S. Cline and Justin L. Jaschke. Each of Messrs. Cline and Jaschke are being nominated for reelection to the Board of Directors for a term expiring at the 2002 Annual Meeting of Stockholders or upon such director's earlier death, resignation or removal. Three directors, Messrs. Dilworth, Derrickson and Dreisbach, are being nominated for reelection for a term expiring at the 2001 Annual Meeting of Stockholders and were each previously elected by the stockholders. Two directors, Messrs. Savoy and Moore, are being nominated for a term of office expiring at the 2000 Annual Meeting of Stockholders. Mr. Savoy was previously elected by the stockholders and Mr. Moore was elected by the Board.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information for each director nominated.

NOMINEES FOR ELECTION FOR A TERM EXPIRING AT THE 2002 ANNUAL MEETING

ROBERT S. CLINE

     Robert S. Cline, 62, has served as a director of the Company since January 1994. He currently serves as Chairman and Chief Executive Officer of Airborne Freight Corp., an air express company. Mr. Cline has been employed by Airborne Freight Corp. since 1968. In addition to Airborne Freight Corp., Mr. Cline is also a director of SAFECO Corp. and Esterline Technologies Corp.

JUSTIN L. JASCHKE

     Justin L. Jaschke, 41, has served as a director of the Company since June 1996. He currently serves as Chief Executive Officer and a Director of Verio Inc., an internet service provider. Prior to forming Verio, Mr. Jaschke served as Chief Operating Officer of Nextel Communications, a telecommunications company, following its merger with OneComm Corporation ("OneComm"), a telecommunications company, in July 1995. From April 1993 to July 1995, he served as OneComm's president and a member of its Board of Directors. From May 1990 to April 1993, he served as President and Chief Executive Officer of Bay Area Cellular Telephone Company, a provider of cellular service in the San Francisco Bay Area, and from November 1987 to May 1990, as Vice President of Corporate Development for PacTel Cellular, a telecommunications company.

NOMINEES FOR ELECTION FOR A TERM EXPIRING AT THE 2001 ANNUAL MEETING

ROBERT P. DILWORTH

     Robert P. Dilworth, 57, has served as a director since August 1987 and as Chairman of the Board since March 1997. Mr. Dilworth also served as President from September 1987 to March 1997 and as Chief Executive Officer from August 1987 to May 1998. Prior to joining the Company, he served as President of Zenith Data Systems Corp., a microcomputer manufacturer and a wholly-owned subsidiary of Zenith Electronics Corp., from May 1985 to November 1987. Mr. Dilworth is also a director of Cortelco, Inc., Graphon, Inc, and Mobility Electronics, Inc..

RALPH DERRICKSON

     Ralph Derrickson, 40, has served as a director of the Company since April 1998. Mr. Derrickson has been a representative of Vulcan Northwest, Inc., a venture capital firm affiliated with Vulcan Ventures Incorporated, the Company's largest stockholder ("Vulcan"), since December 1996. Since June 1993, Mr. Derrickson has also served as Vice President of Product Development at Starwave Corporation, an internet technology company and creator and producer of online sports, news and entertainment services. From December 1989 to May 1993, Mr. Derrickson was with NeXT Computer Inc., a computer company, most recently as Director of NeXTEdge.

TIMOTHY A. DREISBACH

     Timothy A. Dreisbach, 49, has served as President and Chief Executive Officer and a director of the Company since May 1998. From January 1997 through January 1998, Mr. Dreisbach served as President and Chief Executive Officer of Premenos Technology Corporation, an electronic commerce software company that merged with Harbinger Corp. in December 1997. From April 1992 to December 1996, Mr. Dreisbach served as Senior Vice President, North American Sales and Service for Boole & Babbage Inc., a systems management software company.

NOMINEES FOR ELECTION FOR A TERM EXPIRING AT THE 2000 ANNUAL MEETING

WILLIAM D. SAVOY

     William D. Savoy, 34, has served as a director of the Company since January 1998. Mr. Savoy has served as President of Vulcan Northwest, Inc. since January 1990. Mr. Savoy is a director of CNET, Inc., Go2Net, Inc., Harbinger Corporation, High Speed Access Corporation, Telescan, Inc., Ticketmaster Online-City Search, Inc., USA Networks, Inc. and Value America.

DAVID M. MOORE

     David M. Moore, 44, has served as a director of the Company since January 1999. Mr. Moore has served as Business Development Director of Vulcan Northwest, Inc. since November 1998. Prior to joining Vulcan, Mr. Moore served as President of Paralex Corporation, a provider of technical due diligence and consulting services, from October 1997 to November 1998; Director of Development for the Worldwide Product Group of Microsoft Corporation from 1988 to 1996; Senior Engineer for Boeing Commercial Airplane Company from 1979 to 1981; and Programmer with the University of Washington from 1973 to 1977.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1998 the Board of Directors held six meetings. The Board has an Audit Committee, a Compensation Committee and a Non-Officer Stock Option Administration Committee. The Board does not have a nominating committee or any committee that functions as a nominating committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent auditors to be retained, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During fiscal 1998, the Audit Committee was composed of two non-employee directors: Messrs. Jaschke and Savoy. It met one time during such fiscal year.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. From January 1998 to January 1999, the Compensation Committee was composed of two non-employee directors: Messrs. Cline and David E. Liddle, a former director. It met one time during such fiscal year. The Compensation Committee is currently composed of two non-employee directors: Messrs. Cline and Moore.

     The Non-Officer Stock Option Administration Committee administers the Company's stock option plans for non-officer employees only and makes stock option grants to such employees not in excess of 25,000 shares. All option grants in excess of this limit and all option grants to officers must be approved by the Compensation Committee. The Non-Officer Stock Option Administration Committee is composed of Mr. Dreisbach, who is the Chief Executive Officer of the Company.

     During fiscal 1998, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

                 APPROVAL OF PREFERRED STOCK PURCHASE AGREEMENT

INTRODUCTION

     In Proposal 2, stockholders of the Company are being asked to approve the Preferred Stock Purchase Agreement, dated as of June 20, 1999, among MCI WORLDCOM, Inc. ("MCI WorldCom"), Vulcan Ventures Incorporated ("Vulcan" and together with MCI WorldCom, the "Purchasers") and the Company (the "Purchase Agreement") and the transactions contemplated by the Purchase Agreement (the "Transactions").

     The Purchase Agreement provides for the issuance and sale by the Company of 30 million shares of Series A1 Preferred Stock to MCI WorldCom and 30 million shares of Series A2 Preferred Stock (together with the Series A1 Preferred Stock, the "Preferred Shares") to Vulcan, at a price to each Purchaser of $10 per share, for total consideration of $600 million. Upon conversion of the Preferred Shares into Common Stock, Vulcan would hold approximately 49% of the Company's outstanding Common Stock and MCI WorldCom would hold approximately 37%, with the remaining 14% held by other current public stockholders and optionees (on a pro forma, fully diluted basis, using the treasury method, based on Common Stock and options outstanding at June 20, 1999). Following consummation of the Transactions, Vulcan, currently a 43% stockholder, would continue to beneficially own sufficient shares to control the vote on most matters submitted to a vote of the stockholders.

THE COMPANY'S CAPITAL NEEDS; REASONS FOR THE TRANSACTIONS

     Because of the capital-intensive nature of the Company's business, the Company's management and Board regularly review the Company's need for additional financing. As part of that review, in November 1998, management and the Board concluded that, in view of the Company's continuing investment in its next-generation technology and rate of negative cash flow, the Company's cash would not be adequate to satisfy its funding requirements beyond 1999. In addition to the Company's immediate and near-term funding needs, potential competition from other present and future wireless data network providers made it imperative, in management's view, that the Company speed the planned nationwide rollout of its high-speed Ricochet wireless data network. Management estimated that a substantial capital infusion would be needed to implement its business plan for the rollout. The magnitude of the Company's financing needs made bank credit facilities and the public markets unlikely sources of funding at the level required. Accordingly, in November 1998, the Company announced that it had retained Banc of America Securities LLC (formerly, NationsBanc Montgomery Securities LLC) to assist it in evaluating and securing one or more strategic partners to provide funding and to facilitate the planned nationwide rollout. In the months following the announcement, more than 40 potential partners were contacted. As a result of that process, the Company has entered into the Purchase Agreement with MCI WorldCom and Vulcan.

     The terms of the Purchase Agreement and the Transactions have been unanimously approved by those members of the Board present at the meeting at which, a quorum being present, a vote was taken on the matter, following a unanimous recommendation in favor of approval of the Purchase Agreement and the Transactions by an Independent Special Committee of the Board. Among the factors considered by the Special Committee and the Board in favor of approval were the following:

     - The presentation of J.P. Morgan Securities Inc., financial advisor to the Special Committee, and its oral opinion, subsequently confirmed in writing, to the effect that the proposed sale of 60 million Preferred Shares under the terms of the Purchase Agreement was fair, from a financial point of view, to the Company's stockholders (excluding Vulcan);

     - The Company's imperative need for funding in the immediate future;

     - The price per share offered and the aggregate amount of consideration to be paid, in light of the substantial cash infusion required to implement the Company's business plan;

     - The fact that the per-share price to be paid for the Preferred Shares reflected a 48% premium over the closing price per share of the Common Stock reported for the trading day prior to the announcement of the Company's engagement of Banc of America Securities;

     - The fact that the Common Stock would continue to be publicly traded, providing stockholders with the opportunity either to realize any short-term increase in the stock price that may follow consummation of the Transactions or to participate in the long-term benefits that the Board believed could be obtained from the Transactions;

     - The fact that certain measures designed for the protection of the independent stockholders and implemented under the Company's 1997 Common Stock Purchase Agreement with Vulcan would remain in effect with respect to Vulcan, which would continue to hold sufficient shares to exercise effective control of the Company;

     - The strategic benefits of the reseller agreement with MCI WorldCom, signed contemporaneously with the Purchase Agreement;

     - The fact that the Purchase Agreement permits the Company, upon payment of a break-up fee, to terminate the Agreement and accept a superior proposal; and

     - The views of the Committee and the Board that the price and other terms offered by MCI WorldCom and Vulcan represented the best offer available to the Company.

DILUTIVE AND OTHER POTENTIALLY ADVERSE EFFECTS ON THE STOCKHOLDERS

     In considering the Proposal, stockholders should consider that the issuance of the Preferred Shares under the Purchase Agreement could have a number of potentially adverse effects on the interests of existing stockholders, including the following:

     - The issuance of the Preferred Shares will have a dilutive effect with respect to earnings per share and related matters for existing stockholders and optionees of the Company (other than Vulcan). Following consummation of the Transactions, these existing stockholders and optionees would hold only 14% of the outstanding Common Stock (on a pro forma, fully diluted basis, using the treasury method, based on Common Stock and options outstanding at June 20, 1999). In addition, the price per share to be paid for the Preferred Shares is 9.6% below the closing price of the Company's Common Stock on June 18, 1999, the last trading day prior to announcement of the execution of the Purchase Agreement.

     - The issuance of the Preferred Shares will also have a dilutive effect on the voting rights of existing stockholders. Although the voting rights of the holders of the Preferred Shares are limited to specified matters, upon conversion of the Preferred Shares into Common Stock, Vulcan will control approximately 49% and MCI WorldCom approximately 37% of the outstanding Common Stock (on a pro forma, fully diluted basis, using the treasury method, based on Common Stock and options outstanding at June 20, 1999). As a result, Vulcan would continue to be able to control the vote on most matters submitted to the stockholders of the Company. Further, holders of Series A1 Preferred Stock and holders of Series A2 Preferred Stock, voting as separate series, will have the right to elect one director representing each series to the Company's Board of Directors.

     - The significant ownership interests of Vulcan and MCI WorldCom could effectively deter a third party from making an offer to acquire the Company, which might involve a premium stock price or other benefits for stockholders, or otherwise prevent changes in control or management of the Company.

     - The holders of the Preferred Shares will have preferential rights with respect to distributions upon a liquidation of the Company, including certain business combinations. Accordingly, no distributions upon liquidation may be made to the holders of Common Stock until the holders of the Preferred Shares have been paid their original issue prices plus all accrued but unpaid dividends. As a result, it is possible, on liquidation, that all amounts available for the holders of equity of the Company would be paid to the holders of the Preferred Shares and that the holders of Common Stock would not receive any payment at all.

     - The holders of the Preferred Shares will also have preferential rights with respect to payment of dividends. Each series of Preferred Shares will bear a cumulative 6.5% dividend for a period of three years (payable in cash or stock at the option of the Company), and no dividends may be paid to the holders of Common Stock prior to payment of all accrued dividends to the holders of the Preferred Shares. If the present value of these dividends (using a 20% discount rate) were to be considered a reduction of the purchase price of the Preferred Shares, it would reduce the effective price paid by Vulcan and MCI WorldCom to $8.63 per share.

     - The Preferred Shares will be subject to mandatory redemption by the Company in 10 years from the date of issuance and to redemption at the option of the holder upon the occurrence of specified changes in control or major acquisitions. Redemption amounts that are due but unpaid will accrue interest at the rate of 18% annually. Accordingly, any requirement for redemption could impose significant financial obligations on the Company or could deter the Company from effecting certain acquisitions or changes of control. There can be no assurance that the Company will be able to obtain sufficient funds to meet those obligations on terms favorable to the Company, if at all.

USE OF PROCEEDS

     The Company currently intends to use the proceeds of the sale of the Preferred Shares to finance its planned nationwide rollout of its high-speed wireless data networking services, as well as for general corporate purposes, including working capital, and repayment of outstanding loans when due.

     The Company has agreed to pay to Banc of America Securities, for its services as financial advisor to the Company, up to 4.5% of the gross cash proceeds of the sale of the Preferred Shares, as well as reasonable out-of-pocket expenses, less fees paid to J.P. Morgan Securities in connection with its opinion to the Special Committee of the Board. The Company has agreed to pay to J. P. Morgan Securities, financial advisor to the Special Committee, a fee of $500,000, plus out-of-pocket expenses. The Company has also agreed to indemnify Banc of America Securities and J.P. Morgan Securities against certain liabilities in connection with the Transactions.

VULCAN VENTURES

     Vulcan, currently a 43% stockholder of the Company, is the principal vehicle through which new media investor, Paul G. Allen, researches and implements his investments. Through Vulcan, Mr. Allen invests in, among other things, companies that offer products, services or technologies that fit his technology strategy and that he believes can benefit from and possibly contribute to the technologies and strategies of other companies in which he invests. For the biographies of persons currently serving on the Board who were originally proposed by Vulcan, see "Proposal 1 -- Election of Directors."

MCI WORLDCOM

     MCI WorldCom is one of the largest telecommunications companies in the United States, serving local, long distance and Internet customers domestically and internationally. Organized in 1983, MCI WorldCom provides telecommunications services to business, government, telecommunications companies and consumer customers, through its networks of primarily fiber optic cables, digital microwave, and fixed and transportable satellite earth stations. Prior to September 15, 1998, the name of MCI WorldCom was WorldCom, Inc.

INTERESTS OF CERTAIN PERSONS

     Vulcan, which is proposing to purchase 30 million shares of Series A2 Preferred Stock under the Purchase Agreement, is currently the beneficial owner of approximately 43% of the Company's outstanding Common Stock. In addition, Vulcan originally nominated four of the Company's seven current directors. Of the 9,121,745 shares of Common Stock held by Vulcan as of the date of this proxy statement, approximately 4.6 million were acquired in February 1998 under a Common Stock Purchase Agreement, dated as of October 10, 1997, between the Company and Vulcan. Under that agreement, Vulcan has the right to participate on a pro rata basis in issuances of equity securities of the Company and is subject to a number of provisions designed to protect stockholders in the event of, among other things, a proposal by Vulcan to acquire the Company or to sell the Company to a third party. Those provisions will not be affected by the Purchase Agreement that is the subject of Proposal 2. In addition, pending consummation of the proposed Transaction, Vulcan has loaned to the Company $30 million in secured interim financing.

     In light of Vulcan's effective control of the Company and the possible participation of Vulcan in a proposed financing, and consistent with the Common Stock Purchase Agreement with Vulcan, the Company's Board of Directors established a Special Committee of the Board to, among other matters, review and evaluate proposals relating to strategic partners and investments in the Company. The Committee is composed of three directors, each of whom served on the Company's Board of Directors prior to consummation of Vulcan's purchase of Common Stock in February 1998. The Special Committee unanimously recommended approval of the Purchase Agreement and the Transactions to the Board.

TERMS OF THE PURCHASE AGREEMENT

     The following summary of the Purchase Agreement should be read in conjunction with the Purchase Agreement, a copy of which is attached to this Proxy Statement as Appendix A and incorporated herein by reference.

     SALE OF PREFERRED SHARES. MCI WorldCom will purchase 30 million shares of Series A1 Preferred Stock and Vulcan will purchase 30 million shares of Series A2 Preferred Stock, each at a price of $10 per share in cash at the closing. The rights and preferences of and limitations on the Preferred Shares are set forth in the proposed Restated Certificate of Incorporation, a copy of which is attached to this Proxy Statement as Appendix B. For a summary of those rights, preferences and limitations, stockholders are urged to read "Proposal 3:
Approval of the Restated Certificate of Incorporation -- Rights and Preferences of and Limitations on Preferred Shares," which is incorporated herein by reference.

     CLOSING. The closing will occur as soon as practicable, but no more than five business days, following the satisfaction or waiver of all conditions set forth in the Purchase Agreement or at such other time as the parties may agree.

     REPRESENTATIONS AND WARRANTIES. The Purchase Agreement contains a number of representations and warranties by the Company and by each of the Purchasers. The Company makes representations regarding, among other things, its corporate organization and authority, capital stock, filings with the Securities and Exchange Commission, financial statements, the need for governmental consents, absence of certain changes since December 31, 1998, year 2000 compliance, absence of undisclosed liabilities and litigation, title to assets, material contracts, insurance, taxes, employee benefit plans, absence of conflicts between the Purchase Agreement and the Company's Certificate of Incorporation or other documents, labor, regulatory and environmental matters, compliance with laws and other matters. The Purchasers make representations regarding, among other things, corporate organization and authority, compliance with laws, "interested stockholder" status under Section 203 of the Delaware General Corporation Law (the "DGCL"), as well as certain investment representations.

     COVENANTS. In the Purchase Agreement, the parties covenant to use commercially reasonable efforts to comply with antitrust and other regulatory requirements and to use their reasonable best efforts to take all appropriate actions to consummate the Transactions. The Company also agrees to conduct its business in the ordinary course and to use commercially reasonable efforts to preserve intact its business organization. This covenant expressly prohibits the Company generally from, among other things, issuing additional shares (other than pursuant to option exercises), acquiring another entity, selling the Company's assets other than inventory, incurring indebtedness (except to Vulcan), making commitments for capital expenditures in excess of $500,000, entering into or modifying material agreements or terminating material rights, entering into material litigation, revaluing assets, increasing salaries or adding severance plans. The Company also agrees not to solicit or to enter into discussions or agreements with respect to certain alternative transactions; however, the Company may enter into such discussions regarding an unsolicited alternative acquisition proposal, provided that such action is determined to be necessary for the Board to act consistently with its fiduciary obligations. The Company may accept a superior acquisition proposal, provided that the Company pays to the Purchasers a cash termination fee of $10 million.

     CONDITIONS. Each Purchaser's obligation to consummate the Transactions is subject to a number of conditions, including (a) that the Company's representations and warranties (with specified exceptions) are true and correct as of the closing, except for changes that result from actions or events contemplated by the Purchase Agreement or that would not have a material adverse effect (as defined in the Purchase Agreement) on the Company, (b) that the Company has complied in all material respects with its covenants and obtained necessary consents, except for failures to comply or to obtain consents that would not have a material adverse effect on the Company, (c) that necessary regulatory approvals have been obtained and no governmental authorities have terminated or overtly threatened to terminate rights of way, wired access points or utility agreements except such that would not deprive the Purchasers of the material benefits of the Purchase Agreement, (d) that the purchase of the Preferred Shares has not been enjoined, (e) that the stockholders have approved Proposal 2 and Proposal 3, and (f) that there is no litigation to restrain the Transactions.

     The Company's obligation to consummate the Transactions is also subject to a number of conditions, including (a) that the Purchasers' representations and warranties are true and correct as of the closing, except for changes that would not impair the ability of the Purchasers to consummate Transactions, (b) that the Purchasers have complied in all material respects with their covenants and obtained necessary consents, except for failures to comply or to obtain consents that would not impair the ability of the Purchasers to consummate the Transactions, (c) that necessary regulatory approvals have been obtained, (d) that the sale of the Preferred Shares has not been enjoined, and (e) that the stockholders have approved Proposal 2 and Proposal 3.

     TERMINATION. The Purchase Agreement may be terminated (a) by mutual consent, (b) by any party if the closing has not occurred by February 1, 2000, unless the party seeking to terminate has caused the failure to close, (c) by any party in the event of a final, nonappealable permanent injunction prohibiting the Transactions, (d) by any party if certain Federal Communications Commission orders have been permanently and unconditionally denied, (e) by the Purchasers if the Company has breached, and by the Company if the Purchasers have breached, any of their respective representations, warranties or covenants, and any such breach is not cured within 30 days after notice and (with respect to breaches by the Company) would have a material adverse effect on the Company or (with respect to breaches by the Purchasers) would materially impair the ability of Purchasers to consummate the transactions, (f) by either Purchaser if the Company's Board withdraws its recommendation of these Transactions or recommends an alternative transaction, (g) by any party if the stockholders fail to approve Proposal 2 or Proposal 3, and (h) by the Company, if the Company's Board approves a superior proposal and the Company pays the $10 million termination fee to the Purchasers.

OTHER AGREEMENTS

     RESELLER AGREEMENT. Concurrently with entering into the Purchase Agreement, MCI WorldCom and the Company entered into a strategic reseller agreement providing for the national distribution by MCI WorldCom of the Company's high-speed Ricochet mobile data networking services over a five-year period.

     REGISTRATION RIGHTS AGREEMENT. Pursuant to the Purchase Agreement, the Purchasers will also enter into a Registration Rights Agreement under which the Purchasers will have the right to require the Company, at the Company's expense, to register shares held by the Purchasers for resale to the public. The Purchasers will also have the right to participate in other registrations of Common Stock effected by the Company.

REGULATORY MATTERS

     Certain acquisition transactions such as the Transactions are reviewed by the Justice Department and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Transactions may not be consummated until certain information has been furnished to the Department of Justice and the Federal Trade Commission and until the waiting period under the HSR Act has expired or been subject to early termination. On August 2, 1999, MCI WorldCom, and on August 4, 1999, the Company, filed Premerger Notification and Report Forms pursuant to the HSR Act with the Justice Department and the Federal Trade Commission. [The Company and MCI WorldCom received notice from the Federal Trade Commission on
               , 1999 of                under the HSR Act.]

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), generally restricts a corporation's utilization of its carryforwards of net operating losses ("NOLS") (and its net unrealized built-in losses, if any) by limiting the amount of income earned by the corporation after an "ownership change" that may be offset by NOLs that arose prior to the ownership change (the "Section 382 Limitation").

     Generally, where the Section 382 Limitation applies, a corporation's utilization of its NOLs generated before the date on which the ownership change occurs (the "Change Date") for any taxable period following the Change Date is limited to an annual amount equal to the product of (a) the value of the corporation immediately before the ownership change multiplied by (b) the long-term tax-exempt rate (as announced each month by the Treasury Department and that is 5.18% for ownership changes that occur in August 1999) on the date of the ownership change plus any unused portion of the Section 382 Limitation from prior years. The Section 382 Limitation also is increased by the amount of certain net unrealized built-in gains, if any, on the Change Date that are recognized in subsequent taxable years.

     As of December 1998, the Company had total NOL carryforwards of approximately $200 million. The Company believes that consummation of the Transactions, coupled with other changes in the Company's stock ownership that have occurred during the testing period, will result in an ownership change with respect to the Company. The amount of the 382 Limitation will depend upon the total equity value of the Company immediately before the anticipated ownership change. Due to fluctuations in the Company's stock price and uncertainty regarding future profitability of the Company, it is not possible to predict whether the Company's ability to utilize its NOL carryforwards for taxable years following the ownership change will be restricted.

OPINION OF J. P. MORGAN SECURITIES INC.

     At the meeting of the Special Committee on June 20, 1999, J.P. Morgan Securities Inc. rendered its oral opinion, subsequently confirmed in writing, to the effect that, as of such date, the consideration to be paid to the Company in the proposed Transactions was fair to the Company's public stockholders from a financial point of view. No limitations were imposed by the Special Committee upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of J.P. Morgan's written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix D to this Proxy Statement and is incorporated herein by reference. The Company's stockholders are urged to read the opinion in its entirety. J.P. Morgan's opinion is addressed to the Special Committee, is directed only to the consideration to be paid in the Transactions and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Special Meeting.

     In giving its opinion, J.P. Morgan relied upon and assumed the accuracy of, without independent verification, the financial analyses and forecasts provided by the Company to J.P. Morgan, which reflected the Company's current cash and cash equivalents as well as the financing available to the Company (not including the Transactions).

     In view of the amount and pace of operating losses and capital expenditure requirements of the Company and its limited access to public equity, public debt and bank markets, J.P. Morgan agreed with the Company's assessment (as reflected in its Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999) that there was substantial doubt regarding the Company's ability to continue as a going concern through 1999. As such, J.P. Morgan determined that a comparison of the Company with other publicly traded companies, or an analysis of discounted cash flows of the Company beyond June 1999, would not be relevant.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver a fairness opinion to the Special Committee on the basis of such experience and its familiarity with the Company.

     For services rendered in connection with the delivery of its opinion, the Company has paid J.P. Morgan an aggregate fee of $500,000, and has agreed to pay J.P. Morgan a fee of $200,000 if and at such time as J.P. Morgan is called upon for testimony by deposition or trial in litigation relating to the Transactions. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

     In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company and MCI WorldCom for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

STOCKHOLDER APPROVAL

     It is a condition to all parties' respective obligations under the Purchase Agreement that Proposal 2 be approved by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 2 at the stockholders' meeting. In addition, the Nasdaq Stock Market rules applicable to companies traded on the Nasdaq National Market require the Company to obtain stockholder approval prior to consummation of the Transactions. Vulcan has agreed to vote all of the shares it beneficially owns in favor of Proposal 2, and against alternative transactions, unless the Purchase Agreement is terminated according to its terms. The Company or either of the Purchasers may choose not to consummate the Transactions if Proposal 2 is not approved by the requisite vote.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3

               APPROVAL OF RESTATED CERTIFICATE OF INCORPORATION

GENERAL

     Pursuant to the terms of the Purchase Agreement described in Proposal 2, the Company is seeking stockholder approval of a proposed Restated Certificate of Incorporation in substantially the form attached to this Proxy Statement as Appendix B. The proposed Restated Certificate provides for an increase in the Company's authorized capital stock from 52 million shares to 230 million shares, increasing the authorized Common Stock from 50 million shares to 150 million shares and the authorized Preferred Stock from 2 million shares to 80 million shares. If the Restated Certificate is adopted, it will become effective upon filing with the Secretary of State of the State of Delaware.

     At July 31, 1999, there were 21,005,488 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. At the same date, an aggregate of 6,440,418 shares of Common Stock were reserved for issuance upon (a) exercise of outstanding options granted under the Company's stock option plans, (b) exercise of outstanding warrants, (c) exercise of rights under the Company's employee stock purchase plan, and (d) conversion of the Company's 8% Convertible Subordinated Notes. Under the Purchase Agreement, assuming all conditions to closing are satisfied, the Company will issue 60 million shares of convertible Preferred Stock to Vulcan and MCI WorldCom, and up to 12 million shares of Preferred Stock will be reserved for issuance in the event the Company elects to pay in stock the 6.5% cumulative dividend on the Preferred Shares. In addition, 60 million shares of Common Stock are reserved for conversion of the Preferred Shares. Currently, the Company's Restated Certificate does not authorize sufficient shares of Preferred Stock to permit the Company to issue the Preferred Shares under the Purchase Agreement or sufficient shares of Common Stock to allow conversion of the Preferred Shares into Common Stock. The Company is proposing to increase the authorized capital stock, in part, to ensure that sufficient shares are available to consummate the Purchase Agreement.

     The additional Common Stock to be authorized by adoption of the Restated Certificate would have rights identical to the currently outstanding Common Stock of the Company. Increasing the authorized Common Stock and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to the increase, such as dilution of the earnings per share and voting rights of current holders of Common Stock.

     Of the 80 million shares of Preferred Stock authorized, 36 million shares will be designated Series A1 Preferred Stock and 36 million shares will be designated Series A2 Preferred Stock. The Series A1 Preferred and Series A2 Preferred will have the rights, powers, preferences and limitations set forth in the Restated Certificate, as summarized below. The remaining 8 million shares of Preferred Stock are not currently designated. Under the Restated Certificate, the Board of Directors will have the authority, without further action by the holders of Common Stock, to issue the undesignated shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without approval of the holders of Common Stock, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock and may adversely affect the voting and other rights of the holders of Common Stock.

     Although, at present, the Board of Directors has no other plans to issue the additional shares of Preferred Stock or Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

     The additional shares of capital stock that would become available for issuance if this Proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could adopt a "poison pill" which would, under certain circumstances related to an acquisition of shares not approved by the Board of Directors, give certain holders the right to acquire additional shares of capital stock at a low price, or the Board could strategically sell shares of Common Stock in a private transaction to persons or entities that would oppose a takeover or favor the current Board. Although this Proposal to increase the authorized capital stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of the Proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

RIGHTS AND PREFERENCES OF AND LIMITATIONS ON PREFERRED SHARES

     The rights and preferences of and limitations on the Preferred Shares are substantially similar, except that the holders of Series A1 Preferred Stock have preferential rights with respect to dividends, liquidation and redemption over the holders of Series A2 Preferred Stock. The principal rights, preferences, privileges of and limitations on the Preferred Shares are described below:

     DIVIDENDS. The holders of Preferred Shares are to receive cumulative dividends payable, at the option of the Company, in cash or additional Preferred Shares, at the annual rate of 6.5% of the original issue price of $10, for a period of three years after initial issuance. Unless accrued dividends on the Preferred Shares are fully paid, no dividends may be paid or declared on the Common Stock.

     VOTING RIGHTS. Each series of Preferred Shares has the right to vote only as required by law or, so long as more than 7.5 million shares of such series remain outstanding, with respect to the following matters:

     - amendments to the Restated Certificate that change the rights or preferences of that series so as to affect that series adversely in a manner different from other classes or series of stock;

     - any issuance of any equity securities ranking senior in liquidation preference or dividends to the applicable series or any issuance of debt securities convertible into equity securities of the Company at a price lower than $10 per share, subject to adjustment for any stock dividend, split, combination or other similar event;

     - any redemption or repurchase of stock ranking junior to the applicable series (other than employee stock generally at cost in an amount up to 1% of the outstanding Common Stock or redemptions pursuant to the terms of the Restated Certificate); or

     - declarations or payments of dividends on Common Stock except out of net operating income of the Company.

     In addition, the holders of each series have the right, so long as more than 7.5 million shares of such series remain outstanding, to elect one member of the Board of Directors to represent each such series. The holders of Series A1 Preferred Stock may, in their discretion, waive that right and instead designate a Board observer.

     LIQUIDATION RIGHTS. Upon any liquidation of the Company prior to any payment or distribution being made to the holders of Common Stock, the holders of Preferred Shares are entitled to receive an amount per share equal to the greater of (a) the original issue price plus all accrued dividends or (b) the amount such holder would have received if the share had been converted to Common Stock.

     For this purpose, "liquidation" includes (a) a consolidation, merger or other reorganization in which the stockholders of the Company prior to the transaction own less than 50% of the Company's voting power after such transaction or other transaction or series of transactions to which the Company is a party in which over 50% of the Company's voting power is transferred; or
(b) a sale, lease or other disposition of all or substantially all of the assets of the Company.

     REDEMPTION. The Preferred Shares are subject to mandatory redemption on the tenth anniversary of the date of original issuance at a price per share equal to the original issuance price plus all accrued but unpaid dividends. The Preferred Shares are also earlier redeemable, at the option of the holder, at the same redemption price in the event of a change in control of the Company or a major acquisition by the Company. For purposes of this redemption feature (and for purposes of the conversion of the Series A1 Preferred Stock discussed below), a "change of control" means an event or series of related events as a result of which a person, entity or group (other than the Purchasers or their affiliates) becomes a beneficial owner of more than 30% of the outstanding equity securities of the Company or acquires the right to elect at least 30% of the Board of Directors of the Company. A "major acquisition" means the acquisition by the Company of more than 50% of the outstanding equity securities or all or substantially all of the assets of any corporation or other entity or the merger of the Company with another entity in which the Company is the surviving entity, in each case in consideration of which the Company issues equity securities which exceed 25% of the Company's outstanding equity securities, determined on a fully diluted basis. Amounts due but unpaid in respect of the redemption of the Preferred Shares accrue interest at the rate of 18% annually.

     CONVERSION; ADJUSTMENTS. The Series A1 Preferred Stock becomes convertible into Common Stock at the rate of 25% every six months, commencing two and one-half years after the initial issuance of the shares, except in the event of a change in control of the Company or a major acquisition by the Company, in which event the shares become convertible at the option of the holder. The Series A2 Preferred Stock is fully convertible at the option of the holder. Both series of Preferred Shares are automatically converted into Common Stock in the event of any transfer of the shares other than to MCI WorldCom, Vulcan or one of their affiliates.

     Each Preferred Share is convertible into one share of Common Stock, subject to adjustment for stock splits, stock dividends, reclassifications, certain reorganizations, mergers, sales of assets and the like.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     One of the terms of the Transactions is the inclusion of a provision in the Restated Certificate providing that the Company elects not to be governed by
Section 203 of the DGCL. The election to "opt out" of Section 203 is intended to provide the Purchasers with greater liquidity in the event they desire to sell shares of the Company. Section 203 is generally designed to provide anti-takeover protection to the Company by imposing super-majority disinterested stockholder voting requirements for certain transactions with large stockholders. Under Section 203, if the Purchasers desired to sell shares equal to 15% or more of the

Company's outstanding stock to one person or entity, unless advance Board approval of the sale were obtained, the new 15% holder would become subject to the restrictions of Section 203 in connection with specified subsequent transactions involving the Company and that holder. In negotiating the Transactions, the Purchasers required that the Company opt out of Section 203 to allow them to freely dispose of their shares without the risks, burdens and time constraints involved in obtaining Board approval.

     Stockholders of the Company are being asked, as part of this Proposal, to approve the election to opt out of Section 203. If approved, the election will become effective as of the earliest date permitted by law, currently 12 months after adoption of this Restated Certificate, and will not apply to any business combination with any interested stockholder prior to adoption. A copy of Section 203 of the DGCL is attached to this Proxy Statement as Appendix C.

     Section 203 of the DGCL generally prohibits any Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time such stockholder became an interested stockholder, unless:

     - prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines a "business combination" to include:

          (a) any merger or consolidation between the corporation and the interested stockholder or another entity, if the merger or consolidation was caused by the interested stockholder;

          (b) any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

          (c) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

          (d) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

          (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an interested stockholder as any entity or person that, together with its affiliates, beneficially owns 15% or more of the outstanding voting stock of the corporation or any entity or person that is an affiliate of such corporation and owned 15% or more of the outstanding voting stock at any time within the preceding three years.

     Because Section 203 is designed to provide anti-takeover protection to the Company, elimination of the application of Section 203 could make the Company more vulnerable to hostile or unsolicited takeover attempts that have not been negotiated or approved by the Board and that may be less favorable to all stockholders than might be available in a Board-approved transaction. On the other hand, many stockholders may view the election to opt out of Section 203 as providing the benefit of eliminating one mechanism that management could use to retain control of the Company or to deter possible takeover bids that could otherwise be favorable to the stockholders. In either event, the Board believes that the potential benefits of the Transactions with Vulcan and MCI WorldCom to the Company and its stockholders outweigh the risks of electing not to be governed by Section 203. In particular, the Board notes that the DGCL will continue to require that all directors exercise their fiduciary duties to all of the stockholders of the Company, including the duty of loyalty, when considering transactions with interested stockholders. More specifically, with respect to Vulcan, the largest stockholder of the Company, a number of stockholder protection measures are currently in effect, placing limitations or procedural restrictions on Vulcan's ability to sell Common Stock representing more than 20% of the Common Stock of the Company or to propose to acquire the Company or to sell the Company to a third party. In addition, the Company retains other stockholder protection measures generally, such as a classified Board of Directors and advance notice provisions, designed to deter hostile takeover attempts.

STOCKHOLDER APPROVAL

     Approval of Proposal 3 by the requisite stockholder vote is a condition to all of the parties' respective obligations under the Purchase Agreement. The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock will be required to approve the Company's Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes. Vulcan has agreed to vote all of the shares it beneficially owns in favor of Proposal 3, unless the Purchase Agreement is terminated according to its terms. If Proposal 3 is not approved, the Company would not be able to complete the Transactions under the Purchase Agreement as planned.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

                                   PROPOSAL 4

               APPROVAL OF 1997 EQUITY INCENTIVE PLAN, AS AMENDED

     The Company's 1997 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors in March 1997 and approved by the stockholders in May 1997. As of July 31, 1999, there were 1,075,000 shares authorized for issuance under the Incentive Plan.

     As of July 31, 1999, options (net of cancelled or expired options) covering an aggregate of approximately 455,372 shares had been granted under the Incentive Plan and only approximately 619,628 shares (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of options) remained available for future grant under the Incentive Plan. In August 1999, the Board approved an amendment to the Incentive Plan, subject to stockholder approval, to (i) increase the number of shares authorized for issuance under the Incentive Plan from 1,075,000 to 2,275,000 and (ii) make certain other minor changes, principally for the purpose of conforming the Incentive Plan to changes in the law and clarifying the meanings of certain provisions of the Incentive Plan. These amendments are intended to afford the Company the flexibility to provide prospective and current employees with appropriate stock incentives and ensure that the Company can continue to provide such incentives at levels determined appropriate by the Board.

     A copy of the Incentive Plan, as amended to date, is attached to this Proxy Statement as Appendix E. Stockholders are requested in this Proposal 4 to approve the Incentive Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendments to the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4.

     The essential features of the Incentive Plan, as amended, are outlined below:

GENERAL

     The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock purchase awards and stock bonuses (collectively, "Stock Awards") to employees, directors and consultants. Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various awards included in the Incentive Plan. To date, the Company has granted only stock options under the Plan.

PURPOSE

     The Incentive Plan provides a means by which selected employees of and consultants to the Company, and its affiliates, and directors of the Company may be given an opportunity to purchase Common Stock of the Company. The Company, by means of the Incentive Plan, seeks to retain the services of persons who are now employees of or consultants to the Company, or its affiliates, and directors of the Company to secure and retain the services of new employees, directors and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. Approximately 75% of the Company's approximately 310 employees are eligible to participate in the Incentive Plan.

ADMINISTRATION

     The Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the power to construe and interpret the Incentive Plan and the Stock Awards granted under it and to determine from time to time which of the persons eligible under the Incentive Plan will be granted awards, the type of awards to be granted, when and how each award will be granted, and to establish, amend and revoke rules and regulations for the Incentive Plan's administration. The Board may correct any defect in the Incentive Plan or in any award agreement to make the Incentive Plan fully effective.

     The Board has the power to delegate administration of the Incentive Plan to a committee composed of one or more Board members. In the discretion of the Board, a committee may consist solely of non-employee directors (as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or two or more outside directors (as defined under the Code). If administration is delegated to a committee, such committee will have, in connection with the administration of the Incentive Plan, the powers possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Incentive Plan, as may be adopted from time to time by the Board. The committee may delegate to a subcommittee any of the administrative powers the committee is authorized to exercise. The Board may abolish a committee or subcommittee at any time and revest in the Board the administration of the Incentive Plan. The Board has delegated the administration of the Incentive Plan to the Compensation Committee and, to a limited extent, the Non-Officer Stock Option Administration Committee. See "Proposal 1 -- Election of
Directors -- Board Committees and Meetings." As used herein, with respect to the Incentive Plan, the "Board" refers to the Compensation Committee, and where applicable, the Non-Officer Stock Option Administration Committee, as well as to the Board itself.

SHARES SUBJECT TO THE PLAN

     Subject to this Proposal, the Common Stock that may be issued pursuant to awards under the Incentive Plan may not exceed in the aggregate 2,275,000 shares of the Company's Common Stock. If any award expires or terminates, in whole or in part, without having been exercised in full, the stock not purchased under such award will revert to and again become available for issuance under the Incentive Plan. The Common Stock subject to the Incentive Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ELIGIBILITY

     Incentive stock options may be granted only to employees (including officers) of the Company and its affiliates. Nonstatutory stock options, restricted stock purchase awards and stock bonuses may be granted to employees of or consultants to the Company, and its affiliates, and directors of the Company.

     No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless the exercise price of such option is at least 110% of the fair market value of such Common Stock subject to the option at the date of grant and the option is not exercisable after the expiration of five years from the date of grant. No person is eligible to be granted Stock Awards covering more than 400,000 shares of the Company's Common Stock in any calendar year.

TERM AND TERMINATION

     The maximum term of options under the Incentive Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Incentive Plan generally terminate three months after termination of the optionee's status as an employee, director or consultant unless (i) such termination is due to the optionee's permanent and total disability (as defined in the Code), in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the optionee dies before the optionee's service has terminated, or within three months after termination of such service, in which case the option may be exercised (to the extent the option was exercisable at the time of the optionee's death) within 18 months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A optionee may designate a beneficiary who may exercise the option following the optionee's death. Individual option grants by their terms may provide for exercise within longer or shorter periods of time following termination of service.

     An optionee's option agreement may also provide that if the exercise of the option following the termination of the optionee's continuous status as an employee, director, or consultant would result in liability under Section 16(b) of the Exchange Act, then the option will terminate on the earlier of (a) the expiration of the term of the option set forth in the option agreement and (b) the tenth day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an optionee's option agreement may also provide that if the exercise of the option following the termination of the optionee's continuous status as an employee, director or consultant would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act of 1933, as amended (the "Securities Act") then the option will terminate on the earlier of
(a) the expiration of the term of the option as set forth in the immediately preceding paragraph and (b) the expiration of a period of three months after the termination of the optionee's continuous status as an employee, director or consultant during which the exercise of the option would not be in violation of such registration requirements.

     In the event a stock bonus or restricted stock recipient's continuous status as an employee, director or consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person that have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

EXERCISE/PURCHASE PRICE

     The exercise price of each incentive stock option will not be less than 100% of the fair market value of the Company's Common Stock on the date of grant. The exercise price of each nonstatutory stock option will not be less than 85% of the fair market value on the date of grant. The purchase price of restricted stock will not be less than 85% of the fair market value of the Company's Common Stock on the date such award is made. Stock bonuses may be awarded in consideration for past services actually rendered to the Company or for its benefit. If options are granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Tax

Information." At July 31, 1999, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $25.438 per share.

CONSIDERATION

     The purchase price of stock acquired pursuant to a Stock Award is paid either in cash at the time of exercise or purchase, or (if determined by the Board at the time of grant for an option) by deferred payment or other arrangement or in any other form of legal consideration that may be acceptable to the Board. Additionally, in the case of an option and in the discretion of the Board at the time of the grant of an option, by delivery to the Company of other Common Stock of the Company. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the treatment as interest of amounts that are not stated to be interest.

TRANSFERABILITY

     An incentive stock option is not transferable except by will or by the laws of descent and distribution, and is exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A stock bonus or restricted stock award is not transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. A nonstatutory stock option is transferable only to the extent specifically provided for in the option agreement evidencing the nonstatutory stock option, provided that if the nonstatutory stock option agreement does not provide for transferability, then the option is not transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. An award holder may designate a beneficiary who may exercise his or her award after death.

VESTING

     The total number of shares of stock subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period or any prior period as to which the option became vested but was not fully exercised. The option agreement may also provide that an optionee may exercise an option prior to full vesting, provided that the Company may have a repurchase right with respect to any unvested shares.

     Restricted stock purchase awards and stock bonuses granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board.

ADJUSTMENTS UPON CHANGES IN STOCK

     If any change is made in the Common Stock subject to the Incentive Plan, or subject to any Stock Award, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class(es) and maximum number of shares subject to the Incentive Plan, the maximum annual award applicable under the Incentive Plan and the class(es) and number of shares and price per share of stock subject to outstanding Stock Awards will be appropriately adjusted.

     In the event of a merger, consolidation, liquidation, dissolution or the sale of substantially all of the Company's assets or a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, any surviving corporation will assume any Stock Awards outstanding under the Incentive Plan or will substitute similar awards for those outstanding under the Incentive Plan. In the event a surviving corporation refuses to assume such Stock Awards or substitute similar awards, then, with respect to stock awards held by persons then performing services as employees, directors or consultants, the time during which such Stock Awards may be exercised will be accelerated prior to completion of such transaction and such Stock Awards terminated if not exercised prior to such transaction. In addition, with respect to any person who was providing services as an employee, director or consultant immediately prior to such transaction, the time during which Stock Awards may be exercised will be accelerated and any repurchase right of the Company with respect to such Stock Awards will lapse if such person is terminated without cause within 12 months following such transaction. The acceleration of a Stock Award in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

AMENDMENT OF THE INCENTIVE PLAN

     The Board at any time, and from time to time, may amend the Incentive Plan. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after the adoption of the amendment, where the amendment will increase the number of shares reserved for issuance under the Incentive Plan, modify the requirements as to eligibility for participation or in any other way if such modification requires stockholder approval in order for the Incentive Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3 of the Exchange Act. The Board may in its sole discretion submit any other amendment to the Incentive Plan for stockholder approval.

TERMINATION OR SUSPENSION OF THE INCENTIVE PLAN

     The Board may suspend or terminate the Incentive Plan at any time. Unless sooner terminated, the Incentive Plan will terminate in March 2007. No Stock Awards may be granted under the Incentive Plan while the Incentive Plan is suspended or after it is terminated.

FEDERAL INCOME TAX INFORMATION

     Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     INCENTIVE STOCK OPTIONS. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price and (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the optionee held the stock for more than one year.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be short-term or long-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to
Section 16(b) of the Exchange Act.

     RESTRICTED STOCK PURCHASE AWARDS AND STOCK BONUSES. Restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences:

     Upon acquisition of the stock, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the Incentive Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (a) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (b) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

     Compensation attributable to restricted stock will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors;" and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors;" (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting or exercisability of the award stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

                                   PROPOSAL 5

           APPROVAL OF 1991 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

     The 1991 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the Company's stockholders in November 1991. As of July 31, 1999, 550,000 shares were authorized for issuance under the Purchase Plan. At July 31, 1999, an aggregate of 432,743 shares had been issued under the Purchase Plan and only 117,257 shares remained for the grant of future rights under the Plan. In August 1999, the Board of Directors adopted an amendment to the Purchase Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Purchase Plan from 550,000 shares to 750,000 shares and to delete the specified term of the Plan. This amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and ensures that the Company can continue to provide such incentives at levels determined appropriate by the Board.

     During the last fiscal year, shares were purchased by the executive officers and other employees of the Company in the amounts and at the weighted average prices per share under the Purchase Plan as follows: Robert P. Dilworth, 0 shares ($0), Donald F. Wood, 0 shares ($0), Gary M. Green, 1,234 shares ($12,488), William D. Swain, 3,052 shares ($24,178), Vanessa A. Wittman, 0 shares ($0), all current executive officers as a group, 0 shares ($0), and all employees (excluding executive officers) as a group 80,364 ($603,112).

     Stockholders are requested in this Proposal 5 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendments to the Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 5.

     The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

     The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. Approximately 80% of the Company's approximately 310 employees are currently eligible to participate in the Purchase Plan.

     The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

     The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company will be eligible to participate in such plan. The Board has the power, which it has not exercised, to delegate administration of such plan to a committee of not less than two Board members. The Board may abolish any such committee at any time and revest in the Board the administration of the Purchase Plan.

OFFERINGS

     The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each such offering is one year long.

ELIGIBILITY

     Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of an offering is eligible to participate in that offering under the Purchase Plan, provided such employee has been in the continuous employ of the Company for at least four months preceding the first day of the offering.

     Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

PARTICIPATION IN THE PLAN

     Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of such employees' base salary compensation during the offering.

PURCHASE PRICE

     The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering and (b) 85% of the fair market value of a share of Common Stock on the last day of the offering.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions. A participant may not increase or begin such payroll deductions after the beginning of any offering, except, if the Board provides, in the case of an employee who first becomes eligible to participate as of a date specified during the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

PURCHASE OF STOCK

     By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under such plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his right to purchase shares is exercised automatically at the end of the offering at the applicable price. See "Withdrawal" below.

WITHDRAWAL

     While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering.

     Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

     Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

     Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Purchase Plan at any time.

     The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan or (b) modify the requirements relating to eligibility for participation in the Purchase Plan.

     Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO PURCHASE PLAN

     Subject to this Proposal, an aggregate of 750,000 shares of Common Stock is reserved for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights will again become available for issuance under the Purchase Plan.

FEDERAL INCOME TAX INFORMATION

     Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

     A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchase shares.

     If the stock is disposed of more than two years after the beginning of the offering and more than one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the exercise price and (b) the excess of the fair market value of the stock as of the beginning of the offering over the exercise price (determined as of the beginning of the offering) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term depending on whether the stock has been held for more than one year.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of a tax reporting obligation).

                                   PROPOSAL 6

     APPROVAL OF 1993 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN, AS AMENDED

     In February 1993, the Board adopted, and the stockholders subsequently approved, the Company's 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). As of July 31, 1999, there were 375,000 shares authorized for issuance under the Director's Plan.

     As of July 31, 1999, options covering an aggregate of 294,000 shares of the Company's Common Stock had been granted under the Directors' Plan, of which options to purchase 231,002 shares were outstanding, with exercise prices ranging from $4.875 to $23.37. As of July 31, 1999, a total of 48,998 shares had been exercised under the Directors' Plan and 95,000 shares remained available for future grants under the Directors' Plan. In August 1999, the Board of Directors adopted an amendment to the Directors' Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Directors' Plan from 375,000 shares to 575,000 shares. This Amendment is intended to allow the Company to continue to attract and retain qualified non-employee directors.

     Stockholders are requested in this Proposal 6 to approve the Directors' Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendments to the Directors' Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 6.

     The essential features of the Directors' Plan, as amended, are outlined below:

GENERAL

     The Directors' Plan provides for non-discretionary grants of nonstatutory stock options. Options granted under the Directors' Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Code. See "Federal Income Tax Information" below for a discussion of the tax treatment of nonstatutory stock options.

PURPOSE

     The purpose of the Directors' Plan is to retain the services of persons now serving as non-employee directors of the Company, to attract and retain the services of persons capable of serving on the Board of Directors of the Company and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

     The Directors' Plan is administered by the Board of Directors of the Company. The Board of Directors has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

     The Board of Directors is authorized to delegate administration of the Directors' Plan to a committee of not less than two members of the Board. The Board of Directors does not presently contemplate delegating administration of the Directors' Plan to any committee of the Board of Directors.

SHARES SUBJECT TO THE PLAN

     Subject to this Proposal, the Common Stock that may be issued pursuant to options granted under the Directors' Plan may not exceed in the aggregate 575,000 shares of Common Stock. If any option expires or terminates, in whole or in part, without having been exercised in full, the stock not purchased under such option will revert to and again become available for issuance under the Directors' Plan. The Common Stock subject to the Directors' Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ELIGIBILITY

     The Directors' Plan provides that options may be granted only to non-employee directors of the Company. A "non-employee director" is defined in the Directors' Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Six of the Company's seven current directors (all except Mr. Dreisbach) are eligible to participate in the Directors' Plan.

TERMS OF OPTIONS

     Each option under the Directors' Plan is subject to the following terms and conditions:

     NON-DISCRETIONARY GRANTS. Option grants under the Directors' Plan are non-discretionary. Each non-employee director who is elected or appointed to the Board of Directors for the first time receives an option to purchase 7,000 shares of the Company's Common Stock upon such person's date of initial election or appointment to the Board of Directors. In addition, each non-employee director on January 1 of each year (provided such person has been a non-employee director for at least three months on such date) receives an additional option to purchase 7,000 shares of Common Stock.

     OPTION EXERCISE. An option granted under the Directors' Plan becomes exercisable in three equal installments beginning on the first anniversary of the grant of the option. Such vesting is conditioned upon continued service as a director, advisory board member, employee or consultant of the Company.

     EXERCISE PRICE; PAYMENT. The exercise price of options granted under the Directors' Plan is equal to 100% of the fair market value of the Common Stock subject to such options on the date of grant. The exercise price of options granted under the Directors' Plan must be paid in cash at the time the option is exercised.

     TERM. The term of options under the Directors' Plan is 10 years. Options under the Directors' Plan terminate three months after termination of the optionholder's service unless such termination is due to the optionholder's death, in which case an option may be exercised (to the extent the option was exercisable at the time of the optionholder's death) within 18 months of the optionholder's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution.

     TRANSFERABILITY. Under the Directors' Plan, an option may not be transferred by the optionee, except by will or the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee or his or her guardian or legal representative.

     OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan as may be determined by the Board.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the plan and the class, number of shares and price per share of stock subject to outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a dissolution or liquidation of the Company or a specified type of merger or other corporate reorganization, to the extent permitted by law, the vesting of any outstanding options under the Directors' Plan shall accelerate and the options terminate if unexercised prior to the occurrence of the event.

DURATION, AMENDMENT AND TERMINATION

     The Board may amend, suspend or terminate the Directors' Plan at any time or from time to time; provided, however, that the Board may not amend the Directors' Plan with respect to the amount, price or timing of grants more often than once every six months other than to comport with changes to the Code or ERISA. No amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) increase the number of shares authorized for options under the plan, (b) modify the requirements as to eligibility for participation in the plan (to the extent such modification requires stockholder approval in order for the plan to comply with the requirements of Rule 16b-3), or (c) modify the plan in any other way if such modification requires stockholder approval in order for the plan to meet the requirements of Rule 16b-3. Unless sooner terminated, the Directors' Plan shall terminate in February 2003.

FEDERAL INCOME TAX INFORMATION

     Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Directors' Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionholder or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. If the optionholder becomes an employee, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

     Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

                               NEW PLAN BENEFITS

                 NAME OF DIRECTOR OR GROUP                    DOLLAR VALUE(1)   NUMBER OF SHARES(2)
                 -------------------------                    ---------------   -------------------
Robert S. Cline.............................................    $  178,066             7,000
Ralph Derrickson............................................    $  178,066             7,000
Robert P. Dilworth..........................................    $  178,066             7,000
Justin Jaschke..............................................    $  178,066             7,000
David Moore.................................................    $  178,066             7,000
William D. Savoy............................................    $  178,066             7,000
All current executive officers as a group...................    $        0                 0
All current directors who are not executive officers as a
  group.....................................................    $1,068,396            42,000
All employees as a group....................................    $        0                 0

---------------
(1) Fair market value multiplied by the number of shares subject to the grant. Fair market value will be determined on the date of grant, but is estimated for this purpose at $25.438, the last sales price for the Company's common Stock reported on the Nasdaq National Market as of July 30, 1999.

(2) Reflects number of shares expected to be granted to the named individuals and groups under the Directors' Plan in fiscal 2000.

                                   PROPOSAL 7

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since its inception in 1988. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 7.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of July 31, 1999 by: (a) each current director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table under the caption "Executive Compensation" below (including certain former executive officers); (c) all executive officers and directors of the Company as a group; and (d) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                         OWNERSHIP(1)
                                                              -----------------------------------
                            NAME                              NUMBER OF SHARES   PERCENT OF TOTAL
                            ----                              ----------------   ----------------
Vulcan Ventures Incorporated(2).............................     9,121,745             43.4%
  110-110th Avenue NE, Suite 550
  Bellevue, WA 98004
Robert S. Cline(3)..........................................        55,999                *
Ralph Derrickson(3).........................................         2,333                *
Robert P. Dilworth..........................................       199,563              1.0%
Timothy A. Dreisbach(3).....................................       203,316              1.0%
Lee M. Gopadze(3)...........................................        32,391                *
Gary M. Green...............................................             0                *
Justin L. Jaschke(3)........................................        42,499                *
Dale W. Marquart(3).........................................        25,721                *
David Moore(4)..............................................     9,121,745             43.4%
Robert W. Mott(3)...........................................        18,750                *
William D. Savoy(3)(4)......................................     9,124,078             43.4%
William D. Swain............................................             0                *
Vanessa A. Wittman(3).......................................        14,135                *
John G. Wernke(3)...........................................        22,812                *
Donald F. Wood..............................................         5,144                *
Directors and executive officers as a group (10
  persons)(5)...............................................     9,525,566             44.6%

---------------
 *  Less than one percent.

(1) This table is based upon information supplied by directors, officers and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. For purposes of this table, shares held by stockholders include any shares held as tenants in common or joint tenants with spouses. Percentages are based on a total of 21,005,488 shares outstanding on July 31, 1999 adjusted in accordance with the rules promulgated by the SEC.

(2) Based on a Schedule 13D filed with the SEC on October 28, 1993 and most recently amended on January 30, 1998. Includes 25,000 shares held by Paul Allen, the sole stockholder of Vulcan.

(3) Includes 52,999, 2,333, 183,333, 29,791, 38,999, 22,395, 18,750, 2,333,
    20,312 and 4,749 shares of Common Stock subject to options exercisable within 60 days of the date of this table held by Messrs. Cline, Derrickson, Dreisbach, Gopadze, Jaschke, Marquart, Mott, Savoy and Wernke and Ms. Wittman, respectively.

(4) Includes 9,121,745 shares beneficially owned directly by Vulcan Ventures Incorporated. Messrs. Moore and Savoy are affiliated with Vulcan Northwest, Inc., a venture capital fund affiliated with Vulcan Ventures Incorporated. Messrs. Moore and Savoy disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Act of 1934.

(5) Includes shares subject to options and shares held by entities affiliated with certain officers and directors as described in the footnotes above. Does not include shares held by Messrs. Dilworth, Green, Swain and Wood and Ms. Wittman, each of whom left the Company in 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives an annual retainer of $6,000 and a per meeting fee of $1,000 (plus $250 for each committee meeting attended by committee members). In the fiscal year ended December 31, 1998, the total compensation paid to non-employee directors was $42,250. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board of Directors and Committee meetings in accordance with Company policy.

     Each non-employee director of the Company also receives stock option grants under the 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

     Option grants under the Directors' Plan are non-discretionary. On January 1 of each year (or the next business day should such date be a legal holiday), each member of the Company's Board of Directors who is not an employee of the Company, is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 7,000 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan may not be exercised until the date upon which such optionee has provided one year of continuous service as a non-employee director following the date of grant of such option, whereupon such option will become exercisable as to one third of the option shares and one third of the option shares will become exercisable each year thereafter in accordance with its terms. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

     During the last fiscal year, the Company granted options covering 42,000, 7,000 and 14,000 shares to non-employee directors of the Company at exercise prices per share of $9.3125, $10.969 and $11.75, respectively. The exercise prices were also the respective fair market values of such Common Stock on the date of grant (based on the closing sale price reported on the Nasdaq National Market for the date of grant). There were no exercises of options to purchase shares of Common Stock under the Directors' Plan from January 1, 1998 through March 31, 1999.

     Directors who are employees of the Company do not receive separate compensation for their services as directors.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended December 31, 1998, 1997 and 1996 compensation awarded or paid to, or earned by, the current Chief Executive Officer, four other current executive officers of the Company and five former executive officers, including a former Chief Executive Officer, who left the Company in 1998 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                    SHARES OF COMMON
                                                                         STOCK
                                                                       UNDERLYING         ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR    SALARY    BONUS(1)      OPTIONS(2)      COMPENSATION(3)
     ---------------------------       ----   --------   --------   ----------------   ---------------
Timothy A. Dreisbach(4)..............  1998   $148,616   $     --       550,000           $  2,578
  President and Chief Executive
  Officer
Lee M. Gopadze(4)....................  1998   $166,179   $ 49,453        65,000           $  2,966
  Senior Vice President of             1997   $122,950   $ 49,317        20,000                 --
  Field Operations
Dale W. Marquart(4)..................  1998   $ 83,654   $ 15,000        75,000           $    258
  General Counsel, Senior Vice
  President of Administration and
  Secretary
Robert W. Mott(4)....................  1998   $ 53,846   $ 47,500        75,000           $  1,220
  Senior Vice President of
  Engineering & Manufacturing
John G. Wernke(4)....................  1998   $ 54,808   $ 20,000        75,000           $  2,011
  Senior Vice President of Marketing
  and Sales
Robert P. Dilworth(4)................  1998   $253,762   $ 76,250            --           $185,903
  Former Chief Executive Officer       1997   $305,000   $228,750       330,000           $  6,400
                                       1996   $281,960   $305,000       255,000           $ 12,396
Gary M. Green(4).....................  1998   $150,515   $ 54,000        50,000           $143,477
  Former Executive Vice President      1997   $206,774   $ 81,000       121,000           $  6,472
  and Chief Operating Officer          1996   $193,232   $ 72,000        86,000           $ 36,157
William D. Swain(4)..................  1998   $127,364   $ 32,600        40,000           $ 88,769
  Former Vice President,               1997   $155,695   $ 48,900        95,000           $  5,050
  Administration and Secretary         1996   $145,424   $ 61,400        65,000           $  4,789
Donald F. Wood(4)....................  1998   $ 57,846   $     --            --           $327,742
  Former President                     1997   $223,748   $141,000       362,000           $  2,357
                                       1996   $179,846   $ 98,000        37,000           $  1,118
Vanessa A. Wittman(4)................  1998   $140,560   $ 32,000        50,000           $  5,783
  Former Chief Financial Officer       1997   $ 94,058   $ 26,500        75,000           $  1,258

---------------
(1) For fiscal 1997 and 1996, includes amounts earned but deferred at the election of the Named Executive Officer under the Company's Non-Qualified Deferred Compensation Plan. For fiscal 1998, 1997 and 1996, includes shares of stock issued in connection with the Company's annual bonuses paid in cash and stock. In fiscal 1996, Messrs. Dilworth, Green, Swain and Wood respectively, received $101,668, $34,003, $20,475 and $32,675 in stock, based on a per share value of $12.1875, the fair market value of the Company's Common Stock on the date bonuses were paid (based on the average of the previous day's high and low sales price reported in the Nasdaq National Market). In fiscal 1997, Messrs. Dilworth, Gopadze, Green, Swain, Wood and Ms. Wittman, respectively, received $76,258, $9,367 $27,003, $16,301, $47,003 and $8,835 in stock, based on a per share value of $11.3125, the fair market value of the Company's Common Stock on the date bonuses were paid (based on the average of the previous day's high and low sales price reported in the Nasdaq National Market). In fiscal 1998, Messrs. Dilworth, Gopadze, Green, Swain and Ms. Wittman, respectively, received $50,828, $13,151, $17,993, $10,865, $10,659 in stock, based on a per share value of $8.25, the fair market value of the Company's Common

Stock on the date bonuses were paid (based on the average of the previous day's high and low sales price reported in the Nasdaq National Market). Included in Mr. Mott's bonus in 1998 is an advance payment of $35,000.

(2) Includes repriced options. In January 1996, the Board approved the replacement of each outstanding stock option with a per share exercise price of $14.00 or greater, upon the timely request of the optionee, with a nonstatutory stock option having an exercise price of $13.125 per share and certain extended vesting terms. Amounts for fiscal 1996 include 205,000, 61,000, 45,000, 12,000 shares subject to repriced options for Messrs. Dilworth, Green, Swain and Wood, respectively. In September 1997, the Board approved the replacement of each outstanding option held by an executive officer with a per share exercise price of $11.00 per share or greater, upon the timely request of the optionee, with a nonstatutory stock option having an exercise price of $6.75 per share and certain delayed exercise provisions. Amounts for fiscal 1997 include 225,000, 86,000, 65,000 and 162,000 shares subject to repriced options for Messrs. Dilworth, Green, Swain and Wood, respectively.

(3) For 1996 and 1997, includes the Company's matching payment of $1,000 for each executive officer under its 401(k) plan, except for Mr. Gopadze who received no matching payments. For 1998, includes the Company's matching payment of $1,000 for each executive officer under its 401(k) plan, except for Messrs. Gopadze, Marquart, Mott and Wernke who received $0, $0, $942, and $0 in matching payments, respectively. For fiscal 1996, includes payments for term life insurance in the amounts of $5,400, $5,157, $3,789 and $1,118 for Messrs. Dilworth, Green, Swain and Wood, respectively, loan principal forgiveness in the amount of $30,000 for Mr. Green and an automobile allowance of $5,996 for Mr. Dilworth. For fiscal 1997, includes payments for term life insurance in the amounts of $5,400, $5,472, $4,050, $1,357 and $258 for Messrs. Dilworth, Green, Swain, Wood and Ms. Wittman, respectively. For fiscal 1998, includes payments for term life insurance in the amounts of $1,578, $7,875, $2,966, $258, $278, $349, $5,400, $1,357, and
    $475 for Messrs. Dreisbach, Dilworth, Gopadze, Marquart, Mott, Wernke, Green, Wood and Ms. Wittman, respectively, and an automobile allowance of $1,662 for Mr. Wernke. Also includes for fiscal 1998, payments under the Key Employee Severance Plan in the amounts of $177,028, $137,077 $87,769, $325,385 and $4,308 for Messrs. Dilworth, Green, Swain, Wood, and Ms. Wittman, respectively. See "Change in Control Arrangements."

(4) Mr. Dilworth resigned as Chief Executive Officer in May 1998. Mr. Dreisbach joined the Company in May 1998. Mr. Gopadze joined the Company in February 1997. Mr. Marquart joined the Company in June 1998. Mr. Mott and Mr. Wernke joined the Company in August 1998. Mr. Green and Mr. Swain left the Company in July 1998. Mr. Wood left the Company in January 1998. Ms. Wittman joined the Company in May 1997 and left the Company in November 1998.

COMPENSATION PURSUANT TO PLANS

     The following tables show, for the fiscal year ended December 31, 1998, certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                             NUMBER OF    PERCENT OF
                             SHARES OF      TOTAL                                    POTENTIAL REALIZABLE VALUE AT
                               COMMON      OPTIONS                                      ASSUMED ANNUAL RATES OF
                               STOCK      GRANTED TO                                  STOCK PRICE APPRECIATION FOR
                             UNDERLYING   EMPLOYEES                                          OPTION TERM(1)
                              OPTIONS     IN FISCAL    EXERCISE PRICE   EXPIRATION   ------------------------------
                             GRANTED(2)    YEAR(3)       PER SHARE         DATE           5%               10%
                             ----------   ----------   --------------   ----------   -------------    -------------
Mr. Dreisbach..............   550,000        23.6%        $10.3750       05/08/08     $3,588,630       $9,094,293
Mr. Gopadze................    10,000         0.4%        $10.3125       04/29/08     $   64,855       $  164,355
                               55,000         2.3%        $ 5.8750       09/01/08     $  203,212       $  514,978
Mr. Marquart...............    50,000         2.1%        $ 7.9065       07/06/08     $  248,618       $  630,046
                               25,000         1.1%        $ 9.8130       06/01/08     $  154,284       $  390,985
Mr. Mott...................    75,000         3.2%        $ 6.6250       08/31/08     $  312,482       $  791,891
Mr. Wernke.................    75,000         3.2%        $ 8.1250       08/10/08     $  383,233       $  971,187
Mr. Dilworth(4)............        --          --               --             --             --               --
Mr. Green(4)...............    50,000         2.1%        $10.3125       07/15/99     $  324,274       $  821,773
Mr. Swain(4)...............    40,000         1.7%        $10.3125       07/31/99     $  259,419       $  657,419
Mr. Wood(4)................        --          --               --             --             --               --
Ms. Wittman(4).............    50,000         2.1%        $10.3125       11/20/99     $  324,274       $  821,773

---------------
(1) For new grants, the potential realizable value is calculated based on the term of the option at its time of grant (ten years). Potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(2) Options granted under the Company's employee stock option plans typically vest 25% after one year and approximately two percent per month thereafter, such that the options are fully vested in four years.

(3) Based on options covering a total of 2,334,301 shares of Common Stock granted to employees in fiscal 1998.

(4) Options granted to Messrs. Dilworth, Green, Swain, Wood and Ms. Wittman expire 12 months following their termination of employment under the terms of the Key Employee Severance Plan. See "Change in Control Arrangements."

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                  NUMBER OF                   NUMBER OF SHARES OF
                                  SHARES OF                 COMMON STOCK UNDERLYING        VALUE OF UNEXERCISED
                                   COMMON                   UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                    STOCK       VALUE         FISCAL YEAR-END(1)           FISCAL YEAR-END(1)(2)
                                  ACQUIRED     REALIZED   ---------------------------   ---------------------------
             NAME                ON EXERCISE     (3)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
Mr. Dreisbach..................      --           --             --        550,000             --            --
Mr. Gopadze....................      --           --          8,750         76,250       $  3,007        $3,867
Mr. Marquart...................      --           --             --         75,000             --            --
Mr. Mott.......................      --           --             --         75,000             --            --
Mr. Wernke.....................      --           --             --         75,000             --            --
Mr. Dilworth...................      --           --        404,579             --       $ 16,406            --
Mr. Green......................      --           --        233,078             --       $178,281            --
Mr. Swain......................      --           --         97,910             --             --            --
Mr. Wood.......................      --           --        242,623             --             --            --
Ms. Wittman....................      --           --         65,625             --             --            --

---------------
(1) Includes repriced options.

(2) Value is based on the fair market value of the Company's Common Stock at December 31, 1998 of $5.188 (based on the closing sale price reported on the Nasdaq National Market on such date) minus the exercise price of the option.

(3) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise (the closing sale price reported on the Nasdaq National Market on such date) minus the exercise price, and does not necessarily indicate that the optionee sold such stock.

CHANGE IN CONTROL ARRANGEMENTS

KEY EMPLOYEE SEVERANCE PLAN

     In October 1997, in light of the transactions being negotiated with Vulcan Ventures, the Compensation Committee of the Board adopted the Company's Key Employee Severance Plan (the "Severance Plan"). An employee is eligible to participate in the Severance Plan if (a) such employee is notified in writing that he or she is eligible to participate in the Severance Plan and (b) such employee's employment with the Company is terminated due to an involuntary termination or a constructive termination (generally, a voluntary termination following an adverse change in the employee's position, circumstances or compensation) within 12 months following a Designated Event (other than for cause). Such 12-month period may be extended to 18 months for executive officers who are so notified in writing. "Designated Event" means any transaction or series of transactions having a significant effect on the ability of any person or group to direct or cause the direction of the Company's management and policies that is specifically declared by the Board to be a Designated Event. The Board declared the sale of Common Stock to Vulcan in January 1998 as the "Designated Event" for the Severance Plan. Approximately 32 employees, including those Named Executive Officers who were employed by the Company as of January 1998, were notified of their eligibility to participate in the Severance Plan. Approximately 16 employees, including Messrs. Dilworth, Green, Swain, Wood and Ms. Wittman were receiving benefits under the Severance Plan as of December 31, 1998.

     The benefits provided by the Severance Plan are: (a) continuation of salary for 12 months following termination of employment; (b) payment of any bonus to which the employee would have been entitled under the Company's incentive bonus plan for the 12 months following termination of employment, assuming such employee's full employment with the Company during such 12-month period and the achievement of certain incentive targets by the Company and the employee; (c) continuation of health, life and other insurance benefits for the employee (and any dependents covered as of the date of termination) for 12 months following the termination of employment (or five years for health benefits, if the employee is age 55 or older upon termination of employment, subject to earlier termination if the employee and his or her dependents become covered by another group insurance plan providing similar benefits); and (d) amendment of all stock options held by such employee upon termination of employment so that (i) such options become vested for an additional 12 months on the date of termination and (ii) the employee may exercise such options for 12 months following termination of employment. To receive the benefits provided by the Severance Plan, an eligible employee must execute a release of claims in favor of the Company, and such release must become effective in accordance with its terms.

KEY EMPLOYEE RETENTION INCENTIVE PLAN

     In October 1997, the Compensation Committee of the Board also adopted the Company's Key Employee Retention Incentive Plan (the "Retention Plan"). Approximately 32 employees of the Company, including the Named Executive Officers who were employed by the Company as of January 1998, were eligible to participate in the Retention Plan.

     The Retention Plan provides the following benefits: (a) if an eligible employee is employed by the Company on the date that is six months after the Designated Event (as defined above), such employee will receive a lump sum payment equal to 50% of the Bonus Amount (as defined below); and (b) if the employee is also employed by the Company on the date that is 12 months after the Designated Event, such employee will receive a lump sum payment for the remaining 50% of the Bonus Amount.

     For purposes of the Retention Plan, bonus amount means the bonus to which an eligible employee would be entitled under the Company's incentive bonus plan if (a) the Company's incentive bonus plan for the 12 months following a Designated Event were the same as during the full year most recently completed prior to the Designated Event; (b) the eligible employee were to remain continuously employed by the Company for 12 months following the Designated Event and to the bonus payment date in the same capacity in which such employee was employed on the date of the Designated Event; and (c) the employee and the Company were to achieve 100% of any objectives affecting individual bonus amounts under such incentive bonus plan.

ACCELERATION OF VESTING UNDER STOCK OPTION PLANS

     The Company currently maintains three stock option plans for the benefit of employees and consultants of the Company: the 1988 Stock Option Plan; the 1997 Equity Incentive Plan; and the 1997 Non-Officer Equity Incentive Plan. Options to purchase approximately 2,009,621, 447,072 and 1,241,512 shares of Common Stock, respectively, were outstanding under such plans as of March 31, 1999. The Equity Incentive Plan and the 1997 Non-Officer Equity Incentive Plan provide that, in the event an optionee is terminated other than for cause within 12 months after a Change in Control (as defined in such plans), the options held by such optionee under such plans will become fully vested.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company applies a consistent methodology to compensation for all employees, including senior management. It is based on the premise that Company results are achieved through the coordinated efforts of all individuals working toward meeting customer and stockholder expectations.

     The goals of the Company's compensation program are to align compensation with business objectives and performance while enabling the Company to attract, retain and reward employees who contribute to the long-term success of the Company. In all cases, attention is given to fairness in the administration of compensation and to assuring that all employees understand the related performance evaluation and administrative process.

     The Company's compensation program for executive officers is based on the principles described above and is administered by the Compensation Committee. Until January 1998, the Compensation Committee was composed of Mr. Robert S. Cline, who is Chairman of the Committee, and Mr. Cornelius C. Bond, Jr., both non-employee directors of the Company. In January 1998, Mr. Bond ceased to be a member of the committee. In April 1998, David Liddle, a non-employee director, joined the Compensation Committee. There were no interlocking or other types of relationships affecting the independence of the committee members during fiscal 1998. Mr. Liddle has subsequently ceased to be a member of the Compensation Committee in 1999 and has been replaced by Mr. David Moore, a non-employee director of the Company.

     The Company has taken careful steps to ensure that executive compensation is consistent with other similar companies in the electronics and communications industries, while being contingent upon the Company's achievement of near- and long-term objectives and goals. For fiscal 1998, the principal measures the Compensation Committee looked to in evaluating the Company's progress towards these objectives and goals were (1) milestones in the development of Ricochet2, the Company's planned 128kbps network, and (2) completion of right-of-way agreements in cities where Ricochet service is not currently offered. Other management objectives considered by the Compensation Committee included expanding the installation of Ricochet networks in current markets and increasing the Ricochet subscriber base. The Company's executive compensation is also based on these four components, each of which is intended to serve the overall compensation philosophy.

BASE SALARY

     Base salary is targeted toward the middle of the range established by surveys of comparable companies in the electronics and communications industries. Base salaries are reviewed annually to ensure that the Company's salaries are competitive within the target range. For the purpose of establishing these levels for fiscal 1998, the Company relied in part on an executive compensation survey of U.S.-based high technology companies conducted by a nationally recognized compensation consulting firm and on data obtained from executive search firms that place executives with Silicon Valley companies. The companies in the above mentioned survey and data sources include a broad range of companies because the Company competes for talented executives with a wide range of companies in various industries. The Company believes the highly competitive employment environment of Silicon Valley has the greatest impact on base salary levels.

MERIT INCREASE

     Merit increases are designed to encourage management to perform at consistently high levels. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on the Compensation Committee's agreement that the individual's overall contribution to the Company merits recognition. Small lump-sum bonuses were provided in lieu of merit increases to base salaries for the current executive management team for 1998 given their short tenure with the Company. These bonuses were provided primarily as recognition of their progress towards Company objectives.

BONUSES

     Bonuses for executives are considered to be "pay at risk" and as such are used as an incentive to encourage management to perform at a high level or to recognize a particular contribution by an employee or exceptional Company performance. Generally, the higher the employee's level of job responsibility, the larger the portion of the individual's compensation package that is represented by a bonus. Whether a bonus will be given, and the amount of any such bonus, is determined on a yearly basis. Bonus awards must be approved by the Chief Executive Officer and the Compensation Committee in the case of executives other than the Chief Executive Officer and by the Compensation Committee alone in the case of the Chief Executive Officer.

     In awarding the bonus portion of compensation, the Compensation Committee places particular emphasis on the Company's performance against the management objectives and goals described above. The Compensation Committee evaluated the Company's performance against these objectives as follows: In fiscal 1998, the Company made substantial progress in development of Ricochet2, ending the year on target to begin full system testing during the Spring of 1999. The Company increased the overall subscriber base, ending the year with nearly 26,000 subscribers. The Company also made substantial progress in obtaining Right of Way agreements for future deployment of Ricochet, showing that it can manage the acquisition process on multiple fronts and accelerate the acquisition over a short period of time. In light of the Company's success in achieving important objectives in fiscal 1998, the Compensation Committee decided to award bonuses to executives at their target levels, prorated for the time each executive had been with the Company during the year.

     Employees in sales positions participated in a commission-based bonus program designed to recognize their efforts to grow subscribers and did not receive bonuses under the above incentive bonus plan.

STOCK OPTIONS

     The Compensation Committee believes that stock ownership by management is beneficial in aligning management and stockholders interests with respect to enhancing stockholder value. Stock options are also used to retain executives and motivate them to improve long-term stock market performance. Stock options are granted at the prevailing market value and will only have future value if the Company's stock price increases. Generally, stock option grants vest 25% after the first year and monthly thereafter in 36 equal amounts over three years.

     The Compensation Committee determines the number of options to be granted based upon the competitive marketplace, with a particular focus on determining what level of equity incentive is necessary to retain a particular individual. Outstanding historical performance by an individual is additionally recognized through larger than normal option grants.

CHIEF EXECUTIVE OFFICER

     The Compensation Committee uses the same philosophy described above with respect to other chief executive officers in setting the compensation for the Chief Executive Officer, Mr. Dreisbach. Mr. Dreisbach's compensation for 1998 was set as a result of his offer of employment with the Company. No changes to his base compensation were made during the fiscal year 1998. In light of the progress made towards company objectives during the year, the Compensation Committee approved a bonus award to Mr. Dreisbach of 12,000 shares of Company stock.

SECTION 162(M)

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1988 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant will be treated as "performance-based compensation." As a result, the Company's stockholders were asked to approve, and did approve in May 1995, an amendment to such plan that allows any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to be deductible by the Company.

1998 COMPENSATION COMMITTEE

     Robert S. Cline, Chairman
     David E. Liddle

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In January 1998, the Company sold 4,650,000 newly-issued shares of Common Stock to Vulcan Ventures Incorporated, a stockholder of the Company, for $12.00 per share in cash. In connection with such transaction, the Company granted certain contractual rights to Vulcan including the right to nominate up to four members of the Board of Directors. As of July 31, 1999, Vulcan owned approximately 43% of the outstanding Common Stock.

     In June 1999, the Company entered into a preferred stock purchase agreement with Vulcan and MCI WorldCom. Under the agreement, MCI WorldCom will purchase 30 million shares of Series A1 Preferred Stock and Vulcan will purchase 30 million shares of Series A2 Preferred Stock, at a price of $10 per share to each purchaser. The agreement and transactions contemplated thereby are described in Proposal 2, and the rights and preferences of, and limitations on, the series of Preferred Stock are described in Proposal 3.

     Messrs. Savoy and Moore, directors of the Company, are affiliated with Vulcan. In addition, Mr. Derrickson, a director of the Company, was formerly affiliated with Vulcan, and David E. Liddle, who served as a director of the Company from January 1998 to December 1998 is affiliated with Vulcan.

                       PERFORMANCE MEASUREMENT COMPARISON

     The following table shows the total stockholder return of an investment of $100 in cash on December 31, 1993 for (a) the Company's Common Stock, (b) the Nasdaq-United States Index, and (c) the Standard and Poor's 500 Communications Equipment/Manufacturers Index ("S&P Communications Equipment") and the Nasdaq Telecommunications Index ("Nasdaq Telecommunications"). The Company has elected to commence using the Nasdaq Telecommunications Index because the Company is included in that Index and believes that the Index is currently more representative of the Company's line of business than the S&P Index used in prior years. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
          AMONG METRICOM, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
                    THE S & P COMMUNICATIONS EQUIPMENT INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

                                           METRICOM, INC.                                     S&P
                                           --------------          NASDAQ STOCK          COMMUNICATIONS             NASDAQ
                                                                  MARKET (U.S.)            EQUIPMENT          TELECOMMUNICATIONS
                                                                  -------------          --------------       ------------------
'12/93'                                         100                    100                    100                    100
'12/94'                                          63                     98                    114                     83
'12/95'                                          57                    138                    171                    109
'12/96'                                          63                    170                    200                    112
'12/97'                                          40                    208                    261                    163
'12/98'                                          22                    294                    459                    269

* $100 Invested on 12/31/93 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

                              CERTAIN TRANSACTIONS

     The Company's By-laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its By-laws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to these provisions, the Company has entered into indemnification agreements with each of its directors and officers and has obtained director and officer liability insurance.

     See "Compensation Committee Interlocks and Insider Participation" for information regarding certain transactions with Vulcan Ventures.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company's management's discussion and analysis of financial condition and results of operations, audited consolidated financial statements and any required supplementary data, and qualitative and quantitative disclosures about market risk are incorporated by reference to pages 23 through 43 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended, filed with the Securities and Exchange Commission.

                                 OTHER MATTERS

     Information contained in this proxy statement regarding Vulcan Ventures and MCI WorldCom has been furnished by those entities.

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [FACSIMILE SIGNATURE]

                                          Dale W. Marquart
                                          Secretary
September   , 1999

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, AS AMENDED, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, METRICOM, INC., 980 UNIVERSITY AVENUE, LOS GATOS, CALIFORNIA 95030-2375.

                                   APPENDICES

A -- Preferred Stock Purchase Agreement

B -- Restated Certificate of Incorporation

C -- DGCL Section 203

D -- Opinion of J. P. Morgan Securities Inc.

E -- 1997 Equity Incentive Plan, as Amended

F -- 1993 Non-Employee Directors' Stock Option Plan, as Amended

G -- 1991 Employee Stock Purchase Plan, as Amended

                                                                      APPENDIX A

                       PREFERRED STOCK PURCHASE AGREEMENT

                                     AMONG

                                 METRICOM, INC.
                           (A DELAWARE CORPORATION),

                                   AS SELLER

                                      AND

                               MCI WORLDCOM, INC.
                            (A GEORGIA CORPORATION)

                                      AND

                          VULCAN VENTURES INCORPORATED
                          (A WASHINGTON CORPORATION),

                                 AS PURCHASERS

                           DATED AS OF JUNE 20, 1999

                                                              PAGE
                                                              ----
SECTION 1. DEFINITIONS......................................   A-5
  1.1  Defined Terms........................................   A-5
  1.2  Beneficial Ownership.................................   A-8
  1.3  Securities Outstanding...............................   A-8
SECTION 2. PURCHASE AND SALE OF SHARES......................   A-9
  2.1  Purchase and Sale of Shares..........................   A-9
  2.2  Closing Date.........................................   A-9
SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY....   A-9
  3.1  Organization, Powers and Qualifications..............   A-9
  3.2  Subsidiaries.........................................   A-9
  3.3  Authorized Capital Stock.............................  A-10
  3.4  Certificate of Incorporation, By-Laws, Minute Books
     and Records............................................  A-10
  3.5  Authority; Binding Effect............................  A-10
  3.6  No Conflict; Approvals...............................  A-11
  3.7  Governmental Consents and Approvals..................  A-11
  3.8  SEC Reports..........................................  A-11
  3.9  Financial statements.................................  A-11
  3.10 Absence of Certain Changes...........................  A-12
  3.11 Indebtedness; Absence of Undisclosed Liabilities.....  A-12
  3.12 Assets...............................................  A-12
  3.13 Contracts............................................  A-13
  3.14 Insurance............................................  A-13
  3.15 Authorizations; Compliance With Law..................  A-13
  3.16 Taxes................................................  A-14
  3.17 Absence of Litigation; Claims........................  A-15
  3.18 Employee Benefit Plans; Employment Agreements........  A-15
  3.19 Labor Matters........................................  A-16
  3.20 Environmental Matters................................  A-17
  3.21 Intellectual Property................................  A-19
  3.22 Regulatory Matters...................................  A-19
  3.23 Year 2000 Disclosure.................................  A-19
  3.24 Adequacy of Disclosure...............................  A-20
  3.25 Proxy statement......................................  A-20
  3.26 Board Action; Vote Required; Applicability of Section
     203....................................................  A-20
  3.27 Opinion of Financial Advisor.........................  A-21
  3.28 Brokers and Finders..................................  A-21
  3.29 Offering of Shares...................................  A-21
  3.30 Transactions With Related Parties....................  A-21
  3.31 Business Activities..................................  A-21
SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE
  PURCHASERS................................................  A-21
  4.1  Organization, Powers and Qualifications..............  A-21
  4.2  Authority; Binding Effect............................  A-21
  4.3  Compliance with Laws.................................  A-22
  4.4  Investment Representations...........................  A-22
  4.5  Interested Stockholder...............................  A-22
  4.6  Proxy Statement......................................  A-22
  4.7  Additional Information...............................  A-23

                                                              PAGE
                                                              ----
SECTION 5 RESTRICTED SECURITIES; REGISTRATION RIGHTS........  A-23
  5.1  Restricted Securities................................  A-23
  5.2  Reorganization, Reclassification, Merger,
     Consolidation or Disposition of Assets.................  A-23
  5.3  Registration Rights..................................  A-24
SECTION 6. COVENANTS OF THE PURCHASERS AND THE COMPANY......  A-24
  6.1  Regulatory and Other Authorizations..................  A-24
  6.2  Governmental Filings.................................  A-24
  6.3  Compliance with Antitrust or Competition Laws and the
     Communications Act.....................................  A-24
  6.4  Public Announcements.................................  A-24
  6.5  Further Assurances...................................  A-25
  6.6  Takeover Statute.....................................  A-25
  6.7  Notification.........................................  A-25
  6.8  Reasonable Best Efforts..............................  A-25
SECTION 7. COVENANTS OF THE COMPANY.........................  A-25
  7.1  Access to Information................................  A-25
  7.2  Conduct of the Company's Business....................  A-26
  7.3  No Solicitation......................................  A-27
  7.4  Stockholders' Meeting................................  A-28
  7.5  Charter Amendments...................................  A-29
  7.6  Subsequent Financial Statements......................  A-29
  7.7  Control of Operations................................  A-30
  7.8  Access to Information................................  A-30
  7.9  Use of Proceeds......................................  A-30
SECTION 8. COVENANTS OF THE PURCHASERS......................  A-30
  8.1  Proxy Information....................................  A-30
SECTION 9. CONDITIONS TO THE PURCHASERS' OBLIGATIONS........  A-30
  9.1  Representations and Warranties.......................  A-30
  9.2  Agreements and Conditions............................  A-30
  9.3  Regulatory Approvals.................................  A-31
  9.4  Purchase of Shares Not Enjoined......................  A-31
  9.5  Stockholder Approval.................................  A-31
  9.6  Other Agreements.....................................  A-31
  9.7  Section 203..........................................  A-31
  9.8  Nasdaq Notification..................................  A-31
  9.9  Opinions of Counsel..................................  A-31
  9.10 No Pending Litigation................................  A-31
  9.11 Minimum Purchase.....................................  A-31
SECTION 10. CONDITIONS TO THE COMPANY'S OBLIGATIONS.........  A-32
  10.1  Representations and Warranties......................  A-32
  10.2  Agreements and Conditions...........................  A-32
  10.3  Governmental Approvals..............................  A-32
  10.4  Sale of Shares Not Enjoined.........................  A-32
  10.5  Stockholder Approval................................  A-32
  10.6  Other Agreements....................................  A-32
  10.7  Opinions of Counsel.................................  A-32
SECTION 11. TERMINATION.....................................  A-32
  11.1  Termination.........................................  A-32
  11.2  Effect of Termination...............................  A-33

                                                              PAGE
                                                              ----
SECTION 12. MISCELLANEOUS...................................  A-34
  12.1   Notices............................................  A-34
  12.2   Expenses...........................................  A-35
  12.3   Benefits; Assignment...............................  A-35
  12.4   Entire Agreement; Amendment and Waiver.............  A-35
  12.5   Headings...........................................  A-35
  12.6   Governing Law......................................  A-35
  12.7   Remedies...........................................  A-36
  12.8   SUBMISSION TO JURISDICTION; WAIVERS................  A-36
  12.9   Severability.......................................  A-37
  12.10 Execution and Delivery..............................  A-37
  12.11 Survival of Representations and Warranties..........  A-37
  12.12 Waiver of Right to Subscribe for Additional
     Shares.................................................  A-37
  12.13 Voting Obligation...................................  A-37

                       PREFERRED STOCK PURCHASE AGREEMENT

     PREFERRED STOCK PURCHASE AGREEMENT, dated as of June 20, 1999 (this "Agreement"), between MCI WorldCom, Inc., a Georgia corporation (the "A1 Preferred Stock Purchaser"), Vulcan Ventures Incorporated, a Washington corporation ("Vulcan" or the "A2 Preferred Stock Purchaser") and Metricom, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the Company wishes to raise money for further development of its technology, deployment of its business plan and for working capital and other corporate purposes; and

     WHEREAS, A1 Preferred Stock Purchaser wishes to make an investment in the Company by purchasing newly issued shares of Preferred Stock having the rights, preferences and privileges described herein; and

     WHEREAS, the A1 Preferred Stock Purchaser has conditioned its investment on the Principal Stockholder's (as defined in Section 1.1 hereof) making a comparable investment in newly issued shares of the Company's A2 Preferred Stock; and

     WHEREAS, the Principal Stockholder has certain preemptive rights to acquire a portion of newly issued shares of the Company in order to maintain its percentage interest in the Company and, in view of such preemptive rights and A1 Preferred Stock Purchaser's unwillingness to make its investment unless the Principal Stockholder makes such investment, the Principal Stockholder has agreed to make such an investment in newly issued shares of the Company's A2 Preferred Stock.

SECTION 1. DEFINITIONS.

     1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "A1 Preferred Stock" shall mean that series of Preferred Stock, par value $.001 per share, of the Company designated as the Series A1 Preferred Stock, whose powers, preferences and rights and qualifications, limitations and restrictions are set forth in the Restated Certificate.

          "A2 Preferred Stock" shall mean that series of Preferred Stock, par value $.001 per share, of the Company designated as the Series A2 Preferred Stock, whose powers, preferences and rights and qualifications, limitations and restrictions are set forth in the Restated Certificate.

          "Acquisition Proposal" shall have the meaning assigned to it in
     Section 7.3 hereof.

          "Affiliate" shall mean, as applied to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

          "Alternative Transaction" shall have the meaning assigned to it in
     Section 7.3 hereof.

          "Antitrust Division" shall mean the Antitrust Division of the United States Department of Justice or its successor.

          "Business Combination" shall mean a merger or consolidation in which the Company is a constituent corporation and pursuant to which the Common Stock is exchanged for cash, securities or other property or a sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole.

          "Business Day" shall mean any day that is not a Saturday, a Sunday, a bank holiday or any other day on which commercial banking institutions in New York, New York are not generally open for business.

          "Restated Certificate" shall mean the Restated Certificate of Incorporation, substantially in the form of Exhibit A hereto, which certificate is to be filed with the Secretary of State of the State of Delaware pursuant to Section 7.5 of this Agreement.

          "Certificate of Incorporation" shall mean the Restated Certificate of Incorporation of the Company as the same may be hereafter amended or supplemented.

          "Closing" shall have the meaning set forth in Section 2.2 of this Agreement.

          "Closing Date" shall have the meaning set forth in Section 2.2 of this Agreement.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, including regulations and rulings promulgated thereunder.

          "Common Stock" shall mean the Common Stock, par value $.001 per share, of the Company as designated in the Restated Certificate.

          "Communications Act" shall mean the Communications Act of 1934, as amended, and all related legislation or any successor thereto. Any reference to a particular section of the Communications Act shall refer to such section as the same may be hereafter renumbered or otherwise amended.

          "Company Material Adverse Effect" shall mean any fact, condition, event, development or occurrence (excluding any fact, circumstance, event, development or occurrence affecting the economy, financial markets or telecommunications industry generally) which, individually or when taken together with all other such facts, conditions, events, developments or occurrences, would reasonably be expected to have a material adverse effect on the financial condition, operating results, business or prospects of the Company and its Subsidiaries (hereinafter defined), taken as a whole, without giving effect to the consummation of the Transaction. The parties acknowledge and agree that the loss of the Company's FCC licenses, or any event that would reasonably be expected to result in the loss of the Company's FCC licenses, constitutes a Company Material Adverse Effect.

          "Conversion Shares" shall mean the shares of the Common Stock issued or issuable upon the conversion of the Preferred Shares in accordance with the terms of the Preferred Shares.

          "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended or as the same shall be in effect from time to time.

          "Employee Shares" shall mean shares issued upon the exercise of options issued to employees, consultants or directors pursuant to the Employee Stock Plans or otherwise.

          "Employee Stock Plans" shall mean the Company's 1988 Stock Option Plan, 1993 Non-Employee Directors' Stock Option Plan, 1997 Equity Incentive Plan, 1997 Non-Officer Equity Incentive Plan and 1991 Employee Stock Purchase Plan and any other past, current or future employee stock ownership, thrift, savings, stock bonus, stock purchase, restricted stock or stock option plan or similar arrangement, or any grantor trust established to fund any such plan or otherwise for the benefit of employees, consultants or directors, pursuant to which current or former employees, consultants or directors of the Company or any of its Subsidiaries may acquire Equity. Any rights of any current or former employee,consultant or director to purchase Equity under any Employee Stock Plan, or any similar plans shall be deemed a right to acquire Equity for all purposes hereunder.

          "Equity" shall mean any and all shares of capital stock of the Company, securities of the Company convertible into such shares, and options, warrants or other rights to acquire such shares.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

          "FCC" shall mean the Federal Communications Commission or its successor.

          "FCC Order" shall mean either:

             (i) A written order or other determination from the staff of the FCC (either in the first instance or upon review, reconsideration or other action subsequent to an order or other determination of the staff) either approving the consummation of the transactions contemplated by this

        Agreement or stating that no such approval is required (or, in the case of such review, reconsideration or other subsequent action, a written order or other determination to the effect set forth above or affirming or upholding, or having the effect of affirming or upholding, whether by dismissing or denying a petition for reconsideration or terminating the consideration thereof or otherwise, a previous order or determination to the effect set forth in this paragraph (i)), which order or determination shall no longer be subject to further administrative review by the FCC; or,

             (ii) A written or other determination from the FCC itself (either in the first instance or upon review, reconsideration or other action subsequent to an order or other determination of the staff of the FCC) either approving the consummation of the transactions contemplated by this Agreement or stating that no such approval is required (or, in the case of such review, reconsideration or other action subsequent to an order or determination of the staff of the FCC, a written order or other determination from the FCC itself to the effect set forth above or affirming, upholding or having the effect of affirming or upholding, whether by dismissing or denying a petition for reconsideration or application for review or terminating the consideration thereof or otherwise, an order or other determination of the staff of the FCC to the effect set forth in paragraph (i)).

     For purposes of this definition, an order or other determination of the staff shall be deemed no longer subject to further administrative review by the FCC:

          (x) If no petition for reconsideration or application for review by the FCC of the order or determination of the staff has been filed within 30 days after the date of public notice of the order or determination, as such 30-day period is computed and as such date is defined in sections 1.104 and 1.4, as applicable, of the FCC's rules, and the FCC has not initiated review of the order or determination of the staff on its own motion within 40 days after the date of public notice of the order or determination, as such 40-day period is computed and as such date is defined in sections
     1.117 and 1.4 of the FCC's rules, or

          (y) If any such petition for reconsideration or application for review has been filed, or, if the FCC has initiated review of the order or determination of the staff on its own motion, the FCC itself has issued a written order or other determination or taken other action to the effect set forth in paragraph (ii) above.

          "FTC" shall mean the Federal Trade Commission or its successor.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder, all as the same shall be in effect from time to time.

          "Interest Rate" shall mean the interest rate per annum publicly announced by Citibank, N.A. as its "Base Rate" as in effect from time to time.

          "Liens" shall mean any lien, pledge, charge, claim, option, subscription, warrant, call, proxy, power of attorney, voting arrangement, reversionary interest, right of first refusal, conditional sales contract, preemptive right, easement, encumbrance, transfer restriction, security interest, mortgage, defect of title of any kind or any similar interests of any kind.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq" shall mean the electronic inter-dealer quotation system operated by The Nasdaq-Amex Market Group.

          "Owned of Record or Voted by" shall have the meaning used in 47 U.S.C. sec. 310(b)(4) and interpretations thereof by the FCC.

          "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Preferred Shares" shall mean the A1 Preferred Stock and the A2 Preferred Stock.

          "Preferred Stock Purchaser Directors" shall mean those directors elected by the holders of the Preferred Shares pursuant to the Restated Certificate.

          "Principal Stockholder" shall mean Vulcan Ventures Incorporated.

          "Proposals" shall have the meaning set forth in Section 7.4 of this Agreement.

          "Proxy Statement" shall have the meaning set forth in Section 7.4 of this Agreement.

          "Purchasers" shall mean, collectively, the A1 Preferred Stock Purchaser and Vulcan.

          "Related Party" shall mean any (i) Person that beneficially owns more than 10% of either the Voting Equity or Equity, (ii) director or officer of the Company or its Subsidiaries, or (iii) corporation, partnership or other entity of which any such Person owns greater than a 50% equity interest.

          "Requirement of Law" shall mean as to any Person, any law, treaty, rule or regulation of any Governmental Authority applicable to such Person or any of its property or to which such Person or any of its property is subject.

          "Restated Registration Rights Agreement" shall have the meaning set forth in Section 5.3 of this Agreement.

          "SEC" shall mean the Securities and Exchange Commission or its successor.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

          "Shares" shall mean the Preferred Shares.

          "Stockholders' Meeting" shall have the meaning set forth in Section
     7.4 of this Agreement.

          "Subsidiary" shall mean, with respect to the Company, any corporation or other entity of which at least a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company and any joint venture of the Company. Metricom DC, L.L.C. is a Subsidiary.

          "Transaction" shall mean the transaction contemplated by this Agreement.

          "Voting Equity" shall mean any and all Voting Securities, securities of the Company convertible into Voting Securities, and options, warrants or other rights to acquire Voting Securities.

          "Voting Securities" shall mean the Common Stock and any other securities of the Company having voting power under ordinary circumstances with respect to the election of directors of the Company.

     1.2 BENEFICIAL OWNERSHIP. Unless otherwise provided in this Agreement, a Person shall be deemed to "beneficially own" any securities in accordance with the provisions of Rule 13d-3 under the Exchange Act.

     1.3 SECURITIES OUTSTANDING. In determining the number or other amount outstanding of any securities of the Company, securities owned by the Company or any of its Subsidiaries shall be deemed to be not outstanding.

SECTION 2. PURCHASE AND SALE OF SHARES.

     2.1 PURCHASE AND SALE OF SHARES. On the terms and subject to the conditions of this Agreement, the Company shall, on the Closing Date:

          (a) issue and sell to the A1 Preferred Stock Purchaser, and the A1 Preferred Stock Purchaser shall purchase from the Company, 30,000,000 shares of the A1 Preferred Stock (the "A1 Preferred Shares") shares at a price of $10 per share; and

          (b) issue and sell to Vulcan, and Vulcan shall purchase from the Company, 30,000,000 shares of A2 Preferred Stock (the "A2 Preferred Shares") at a price of $10 per share.

     The delivery of the Preferred Shares at the Closing shall be against the respective Purchaser's payment to the account designated by the Company of immediately available funds.

     2.2 CLOSING DATE. The closing (the "Closing") of the purchase and sale of the Preferred Shares shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111-3580, as soon as practicable but no more than five Business Days following the satisfaction of all of the conditions to each party's obligations set forth in Sections 9 and 10 (or, with respect to any condition not satisfied, the waiver thereof by the party for whose benefit the condition exists) or at such other place and date as the parties may mutually agree. The date and time of such Closing are herein referred to as the "Closing Date."

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to, and agrees with, the Purchasers as follows, except as set forth on a Disclosure Schedule delivered by the Company concurrently with the execution and delivery of this Agreement (the "COMPANY SCHEDULE"), each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

     3.1 ORGANIZATION, POWERS AND QUALIFICATIONS. The Company has been incorporated and is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith and to enter into this Agreement, to sell the Preferred Shares and to carry out the provisions of this Agreement. The Company is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed in the COMPANY SCHEDULE.

     3.2 SUBSIDIARIES. The COMPANY SCHEDULE lists each Subsidiary of the Company, and each equity investment of the Company, the jurisdiction of its organization and the amount of its securities outstanding and the owners thereof. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the assets and properties used in connection therewith. Each Subsidiary is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed on the COMPANY SCHEDULE. All issued and outstanding shares of capital stock of each Subsidiary have been duly authorized, are validly issued and outstanding, are fully paid and nonassessable, were issued in compliance with all applicable Federal and state securities laws, and, are lawfully owned of record and beneficially by the Company or another Subsidiary free and clear of all Liens. There are no existing subscriptions, options, warrants, convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of any Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any Subsidiary, nor is the Company or any Subsidiary subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire shares of capital stock of any Subsidiary and there are no restrictions on the payment of dividends with respect to the capital stock of any Subsidiary. Except for its Subsidiaries or as set forth in the COMPANY SCHEDULE, neither the Company nor any Subsidiary directly or indirectly (a) owns or controls any shares of any corporation nor has any voting securities of, or economic interest in, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or (b) is a general partner of any partnership.

     3.3 AUTHORIZED CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists of (a) 50,000,000 shares of Common Stock, $0.001 par value per share, of which 19,346,798 shares were outstanding as of May 24, 1999 and (b) 2,000,000 shares of Preferred Stock, $0.001 par value per share, none of which are issued and outstanding. Since May 24, 1999, no shares of Common Stock have been issued by the Company other than Employee Shares. All of the outstanding shares of Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable Federal and state securities laws. Except for (A) 3,896,575 shares of Common Stock subject to options granted under the Company's 1988 Stock Option Plan, 1997 Equity Incentive Plan and 1997 Non-Officer Equity Incentive Plan and to the Company's Chief Executive Officer outside those plans,
(B) 484,000 shares of Common Stock subject to options granted to members of the Company's Board of Directors under the Company's 1993 Non-Employee Directors' Stock Option Plan and to members of the Company's Advisory Board, (C) 200,000 shares of Common Stock subject to outstanding warrants, (D) 3,092,783 shares of Common Stock issuable upon conversion of the Company's 8% Convertible Subordinated Notes due 2003 ("Convertible Notes"), and (E) 167,666 shares of Common Stock reserved for issuance under the Company's 1991 Employee Stock Purchase Plan, there were not outstanding as of the date of this Agreement any existing subscriptions, options, warrants, rights (including conversion or preemptive rights), convertible securities, calls, commitments or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities exercisable for or convertible into shares of its capital stock nor is the Company subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire shares of capital stock of the Company or any Subsidiary, in any case except as set forth on Schedule 3.3 of the COMPANY SCHEDULE and as contemplated by this Agreement. Other than Vulcan and the rights associated with the Convertible Notes, no person has any registration rights with respect to any stock of the Company. As of the date of this Agreement, the Company has available for future grant 246,379 shares of Common Stock for issuance pursuant to the Employee Stock Plans. The Company does not have a shareholder rights plan. Except as disclosed on the COMPANY SCHEDULE, there are no voting trusts or other agreements or understandings to which the Company is a party, nor, to the knowledge of the Company, to which any shareholder of the Company is a party, with respect to the voting of capital stock of the Company and there is no restriction on the payment of dividends on any capital stock of the Company, other than this Agreement. When issued and paid for pursuant to the terms of this Agreement, the Preferred Shares to be sold hereunder by the Company will be validly issued and outstanding, fully paid and nonassessable.

     3.4 CERTIFICATE OF INCORPORATION, BY-LAWS, MINUTE BOOKS AND RECORDS. The copies of the Certificate of Incorporation and all amendments thereto and of the By-laws, as amended, of the Company and its Subsidiaries which have been delivered to the Purchasers are true, correct and complete copies thereof as in effect on the date hereof. The minute books of the Company and its Subsidiaries which have been made available for inspection contain minutes, which are accurate and complete, of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of the Company and its Subsidiaries since the respective dates of incorporation. The books and records of the Company and each Subsidiary accurately reflect the transactions to which the Company or its Subsidiaries is a party or by which their properties are subject or bound, and the assets and liabilities of the Company or its Subsidiaries.

     3.5 AUTHORITY; BINDING EFFECT. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. All necessary corporate action required to have been taken by or on behalf of it by applicable law, its charter document or otherwise to authorize
(a) the approval, execution and delivery on its behalf of this Agreement and (b) its performance of its obligations under this Agreement and the consummation of the Transaction have been taken, except that the adoption of the Agreement must be approved by a majority of the votes of all outstanding shares of

Common Stock of record on the record date for the Stockholders' Meeting. This Agreement constitutes the Company's valid and binding agreement, enforceable against it in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity.

     3.6 NO CONFLICT; APPROVALS. The execution and delivery of this Agreement does not, and the consummation of the Transaction will not, (a) violate or conflict with the Company's Certificate of Incorporation or Bylaws or the comparable organizational documents of any of its Subsidiaries, or (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default), give rise to any Lien, third party right of termination, cancellation, modification or acceleration, or loss of any benefit, or give rise to any requirement to repurchase or offer to repurchase any indebtedness or securities of the Company or any subsidiary under any contract to which the Company or any Subsidiary is a party or by which it is bound, or (c) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 3.7 or in the COMPANY SCHEDULE in response thereto, conflict with or result in a violation of any permit, concession, franchise or license or any law, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets.

     3.7 GOVERNMENTAL CONSENTS AND APPROVALS. Except as set forth on the COMPANY SCHEDULE, neither the execution and delivery of this Agreement nor the consummation of the Transaction will require any consent, approval, order, authorization, or permit of, or filing with or notification to, any local, state, Federal or foreign court, administrative agency, commission or other Governmental Authority, agency or instrumentality, except (a) the filing of the Proxy Statement (hereinafter defined) and related proxy materials with the Securities Exchange Commission in accordance with the Exchange Act, (b) notification pursuant to, and expiration or termination of the waiting period under the HSR Act, and (c) the filings with and consents or approvals of the FCC and state public service commissions, public utility commissions or similar state regulatory bodies ("Public Utility Commissions") which are described in the COMPANY SCHEDULE.

     3.8 SEC REPORTS. The Company has timely filed all required forms, reports and documents with the SEC since January 1, 1996 (collectively, the "Company's SEC Reports"), including without limitation the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Company 1998 Form 10-K"). The Company's SEC Reports have complied in all respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the Company's SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There have been filed as exhibits to, or incorporated by reference in, the Company 1998 Form 10-K all contracts which, as of the date hereof, are material as described in Item 601(b)(10) of Regulation S-K. The Company has heretofore delivered to the Purchasers, in the form filed with the SEC, all of the Company's SEC Reports.

     3.9 FINANCIAL STATEMENTS. The Company has delivered to the Purchasers true and complete copies of (a) consolidated balance sheets of the Company and its consolidated Subsidiaries (including Metricom D.C. LLC) at December 31, 1998 and 1997 and the related consolidated statements of earnings, changes in stockholders' equity and statements of cash flow for the years then ended, together with the notes thereto, audited by Arthur Andersen & Co. (the "Company's Auditors"), and (b) unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries at March 31, 1999 and 1998 and related consolidated statements of income, changes in stockholders' equity and statements of cash flow for the periods ended March 31, 1999 and 1998, all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved ("GAAP"). Such balance sheets, including the related notes, fairly present the consolidated financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company and its consolidated Subsidiaries at the dates indicated and such consolidated and consolidating statements of income, changes in stockholders' equity and statements of cash flow fairly present the consolidated results of operations, changes in stockholders' equity and cash flow of the Company and its consolidated Subsidiaries for the periods indicated. The unaudited consolidated financial statements as at and for the periods ended March 31, 1999 and 1998 contain all adjustments which are solely of a normal recurring nature, necessary to present fairly the financial position for the periods then ended. The audited consolidated balance sheet of the Company and its consolidated Subsidiaries at December 31, 1998 described above is referred to herein as the "Company 1998 Balance Sheet" and the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries at March 31, 1999 described above is referred to herein as the "Interim 1999 Balance Sheet." The audited consolidated balance sheet of the Company and consolidated Subsidiaries at December 31, 1998 described above is referred to herein as the "Company Audited Financial Statements."

     3.10 ABSENCE OF CERTAIN CHANGES. Except as described in the COMPANY SCHEDULE, since December 31, 1998 (the "Audit Date"), the Company and its Subsidiaries have conducted their business solely in the ordinary course consistent with past practice. Except as otherwise disclosed on the COMPANY SCHEDULE, since the Audit Date, the Company and its Subsidiaries have not:

          (a) suffered any Company Material Adverse Effect;

          (b) been subject to any other events or conditions of any character that would have a Company Material Adverse Effect or impair the ability of the Company to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby;

          (c) made any change to their respective accounting methods, principles or practices;

          (d) been subject to any revaluation of any assets of the Company or any of its Subsidiaries that, individually or in the aggregate has had, or would reasonably be expected to have a Company Material Adverse Effect, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

          (e) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Lien, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any damage or risk of loss to it or any of its assets or properties.

     3.11 INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES. The COMPANY SCHEDULE discloses as of the date hereof all indebtedness for money borrowed of the Company or any Subsidiary, accurately disclosing for each such indebtedness the payee, the original principal amount of the loan, the current unpaid balance of the loan, the interest rate and the maturity date. Neither the Company nor its Subsidiaries have any indebtedness, liability or obligation of any kind (whether known or unknown, accrued, absolute, asserted or unasserted, contingent or otherwise) except (a) as and to the extent reflected, reserved against or otherwise disclosed in the Company 1998 Balance Sheet, or (b) for liabilities and obligations incurred subsequent to the Audit Date in the ordinary course of business, which in the aggregate do not exceed $250,000.

     3.12 ASSETS. Except as described in the COMPANY SCHEDULE, the Company and its Subsidiaries have good and marketable title to all their properties and assets, including without limitation those assets and properties reflected in the Interim 1999 Balance Sheet in the amounts and categories reflected therein, free and clear of all Liens, except (a) the lien of current taxes not yet due and payable, (b) properties, interests, and assets disposed of by the Company or any Subsidiary since March 31, 1999 solely in the ordinary course of business consistent with past practice, (c) such secured indebtedness as is disclosed in the Interim 1999 Balance Sheet covering the properties referred to therein and the Company Schedule, and (d) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present or proposed use, of the properties subject thereto ("Permitted Liens"). All buildings, structures, facilities, equipment and other items of tangible personal property reflected on the Interim 1999 Balance Sheet or acquired since March 31, 1999 are in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of business of the Company and its Subsidiaries and conform to all applicable laws, statutes, ordinances, codes, rules and regulations and Authorizations (hereinafter defined) relating to their construc-tion, use and operation. The method of amortization or depreciation used by the Company for financial reporting purposes is sufficient to write-off entirely each building, structure, facility and item of equipment or other tangible personal property during its useful life. Neither the Company nor any of its Subsidiaries owns or ever has owned any real property.

     3.13  CONTRACTS.

     (a) The COMPANY SCHEDULE lists each written or oral contract, agreement, arrangement, lease, instrument, mortgage, indenture or commitment to which the Company or a Subsidiary is a party or may be bound or to which their respective properties or assets may be subject ("Contract") (i) which is material to the Company or a Subsidiary; (ii) which is with any present or former employee or for the employment of any person or consultant or which is a non-compete arrangement with any employee or former employee of the Company or a Subsidiary;
(iii) which is a severance agreement, program or policy of the Company or a Subsidiary with or relating to its employees; (iv) under the terms of which any of the rights or obligations of a party thereto will be modified or altered as a result of the transactions contemplated hereby or which contain change in control provisions; (v) which involves a commission, representative, franchise, distributorship, or sales agency arrangement; (vi) which is a conditional sale or lease arrangement; (vii) which involves a license, or other arrangement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Company or a Subsidiary in the conduct of its business; (viii) which represents any confidentiality or non-disclosure arrangement pursuant to which the Company or a Subsidiary has agreed to keep confidential information obtained from any other person; (ix) which is an arrangement limiting or restraining the Company or any Subsidiary or any successor thereto from engaging or competing in any manner or in any business;
(x) under which the Company or any Subsidiary guarantees the payment or performance by others or in any way is or will be liable with respect to obligations of any other person; or (xi) which grants Company a right of way.

     (b) All Contracts are valid and binding and in full force and effect as to the Company on the date of this Agreement except to the extent they have previously expired in accordance with their terms. None of the Company, its Subsidiaries nor, to the Company's knowledge, any other parties, have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination or violation of which, or the default under which, either singularly with respect to a single Contract or in the aggregate with respect to all the Contracts would have a Company Material Adverse Effect. The COMPANY SCHEDULE sets forth a description of the Company's dispute over various matters relating to Metricom D.C., LLC with PepData, Inc., including the Company's estimate of its maximum liability with respect to such disputes. Neither the execution of this Agreement nor the consummation of the Transaction will constitute a breach of any of the Contracts or, except as set forth in the COMPANY SCHEDULE, require that the Company give any notice, request any consent, approval or waiver or pay any fees or charges. True and complete copies of all Contracts listed on the COMPANY SCHEDULE, together with all amendments thereto through the date hereof, have been made available to the A1 Preferred Stock Purchaser; provided, however, the Company has made available to the A1 Preferred Stock Purchaser only representative agreements regarding its rights of way. The Company is not a party to any agreements, either written or oral, with respect to the provision of Internet access and related services.

     3.14 INSURANCE. The COMPANY SCHEDULE accurately sets forth as of the day preceding the date hereof all policies of insurance, other than title insurance policies, held by or on behalf of the Company and all outstanding claims thereunder in excess, individually or in the aggregate, of $1,000,000. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. In the reasonable judgment of the Company, such policies are in amounts which are adequate in relation to the business and properties of the Company, and all premiums to date have been paid in full.

     3.15  AUTHORIZATIONS; COMPLIANCE WITH LAW.

     (a) The Company and its Subsidiaries hold all licenses, franchises, certificates, consents, permits, approvals, certificates of public convenience and necessity, and authorizations ("Authorizations") from all Governmental Authorities and other persons (including without limitation all required Authorizations which may be issued or required by the FCC and Public Utility Commissions) which are necessary for the lawful conduct of their respective businesses and that will be needed for any currently planned products or services (including, but not limited to, Ricochet II) and their use and occupancy of their assets and properties in the manner heretofore conducted, used and occupied. A complete and correct list of all material Authorizations, and all Authorizations issued or granted by or under the auspices of the Federal government, held by the Company and its Subsidiaries are set forth in the COMPANY SCHEDULE. All of such Authorizations are valid, in good standing and in full force and effect and the Company and its Subsidiaries have duly performed all of their respective obligations under such Authorizations. No event has occurred with respect to the Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other impairment of the rights of the holder of any of the Authorizations, and no terminations thereof have been, to the knowledge of the Company, threatened.

     (b) The Company and each of its Subsidiaries has complied with, and is not in violation of any aspect of, any Federal, state or local law, ordinance, code, order or governmental rule or regulation to which the Company or any of its Subsidiaries is subject, including without limitation, rules, regulations or order of the FCC and the California Public Utilities Commission, and has not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary to the ownership, operation or use of its assets or the conduct of its business. With respect to the licenses in the Wireless Communications Service ("WCS") granted by the FCC to the Company, the Company has complied with the condition in each license with respect to the payment of the auction bid amount, and the grant of each license is final and no longer subject to reconsideration, review, or appeal by or before the FCC or any court. With respect to the Company's operations on unlicensed spectrum, all equipment used by the Company in such operations has been properly certified and authorized under the FCC's Part 15 rules and other regulations. None of the Company's operations has had or currently has a significant environmental effect, as defined by the FCC in its rules and regulations. To the Company's knowledge, the Company's equipment and operations have not caused and do not currently cause any harmful interference to other equipment and operations in the unlicensed spectrum. Except as disclosed in the COMPANY SCHEDULE, there have been and are currently no claims or complaints of radio interference, harm or damage resulting from the Company's operations. The Company's operations have not and are not being currently interfered with or impaired in any respect by the operation of other users of unlicensed spectrum.

     3.16  TAXES.

     (a) All Federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by the Company or its Subsidiaries (the "Tax Returns") on or prior to the date hereof or with respect to taxable periods ending on or prior to the date hereof with respect to any Federal, state, local or foreign taxes, assessments, deficiencies, fees and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, transfer, franchise, license, school and any other tax or similar governmental charge or imposition (including interest, penalties or additions with respect thereto) under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) ("Taxes") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect the liabilities of the Company and its Subsidiaries for Taxes for the periods, property or events covered thereby.

     (b) All Taxes, including those without limitation which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from the Company and its Subsidiaries, have been fully paid or properly accrued. The accruals for Taxes contained in the Company 1998 Balance Sheet and the Interim 1999 Balance Sheet are adequate to cover the tax liabilities of the Company and its Subsidiaries as of the Audit Date and as of March 31, 1999, respectively, and include adequate provision for all deferred taxes, and nothing has occurred subsequent to such date to make any of such accruals inadequate.

     (c) Neither the Company nor its Subsidiaries have received any notice of assessment or proposed assessment in connection with any Taxes or Tax Returns and there are not pending tax examinations of or tax claims asserted against the Company or its Subsidiaries or any of their respective assets or properties. Neither the Company nor any Subsidiary has extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes.

     (d) There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of the Company or its Subsidiaries. The Company has no knowledge of any basis for any additional assessment of any Taxes. The Company and its Subsidiaries have made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation, the portion of such deposits relating to taxes imposed upon the Company or its Subsidiaries.

     (e) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid on or before the date of this Agreement in connection with amounts paid or owing to any employee, former employee, creditor, shareholder, Affiliate, customer or supplier or any other third party.

     (f) The Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

     3.17 ABSENCE OF LITIGATION; CLAIMS. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, overtly threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, or with respect to which any director, officer, employee or agent is or may be entitled to claim indemnification from the Company or any Subsidiary, before any Governmental Authority or arbitrator, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries.

     3.18  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

     (a) The COMPANY SCHEDULE lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee or consultant of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee Plans"), excluding former agreements under which the Company has no remaining obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. With respect to each Employee Plan, as applicable, a copy of (i) each such written Employee Plan, together with all amendments, trust agreements, insurance policies and service agreements; (ii) the three most recently filed Forms 5500 or 5500 C/R and any financial statements attached thereto; (iii) the most recent IRS determination letter; (iv) the most recent summary plan description; and (v) all reports submitted within the preceding three years by third-party administrators, actuaries, investment managers, consultants, or other independent contractors, has been made available to the Purchasers.

     (b) Except as set forth in the COMPANY SCHEDULE: (i) except as required by
Section 4980B of the Code, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA; (ii) there has been no breach of any fiduciary duty, as described in Section 404 of ERISA, and no "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan, which could result in any liability of the Company or any of its subsidiaries; (iii) all Employee Plans are in compliance in all respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, and governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants, the Department of Labor, the Internal Revenue Service (the "IRS") and the Secretary of the Treasury), all employee plans have been operated at all times in accordance with their terms, and the Company and each of its subsidiaries have performed all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans;
(iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, neither any "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063, 4064 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course); (vii) neither the Company nor any ERISA Affiliate has incurred any liability for any excise, income or other taxes or penalties with respect to any Employee Plan, and no event has occurred and no circumstance exists that could give rise to any such liability; (ix) there are no pending or threatened claims against any Employee Plan (other than routine claims for benefits) or against any fiduciary or an Employee Plan with respect to such plan, nor is there any basis for such a claim; and (x) no Employee Plan is presently under audit or examination (and no notice has been received by the Company or any ERISA Affiliate of a potential audit or examination) by any governmental entity, and no matters are pending with respect to any Employee Plan under any governmental corrective or remedial program.

     (c) The COMPANY SCHEDULE sets forth a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its Subsidiaries who holds any option to purchase Common Stock as of the date hereof, together with the number of shares of Common Stock which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested within six months from the date hereof), the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option. The COMPANY SCHEDULE also sets forth the total number of such ISOs and such nonqualified options.

     (d) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Affiliates who is a "disqualified individual" (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code).

     (e) THE COMPANY SCHEDULE lists all employment or consulting contracts, agreements or understandings to which the Company or any of its Subsidiaries is a party.

     (f) The COMPANY SCHEDULE lists the name and years of service of all persons employed by the Company as of the date hereof and for each of the past two fiscal years, the salary, bonus, and total compensation (including vacation, personal and sick days) paid or owed to each such employee.

     3.19 LABOR MATTERS. Neither the Company nor any of its Subsidiaries is or ever has been a party to any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by the Company or any of its Subsidiaries as an exclusive bargaining representative for employees of the Company or any of its Subsidiaries. To the Company's knowledge, there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company have knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Neither the Company nor any of its Subsidiaries has made any commitment that would require the application of the terms of any collective bargaining agreements entered into by the Company or any of its Subsidiaries to Purchasers, or to any subsidiary of any of the Purchasers (other than the Company or its Subsidiaries). Except as disclosed on the COMPANY SCHEDULE, (a) there is no active arbitration under any collective bargaining agreement involving the Company or any of its Subsidiaries, (b) there is no unfair labor practice, grievance, employment discrimination or other labor or employment related charge, complaint or claim against the Company or any of its Subsidiaries pending before any court, arbitrator, mediator or governmental agency or tribunal, or, to the Company's knowledge, threatened, (c) there is no strike, picketing or work stoppage by, or any lockout of, employees of the Company or any of its Subsidiaries pending, or to the Company's knowledge, threatened, against or involving the Company or any of its Subsidiaries, and (d) there is no significant active arbitration under any collective bargaining agreement involving the Company or any of its Subsidiaries regarding the employer's right to move work from one location or entity to another, or to consolidate work locations, or involving other similar restrictions on business operations.

     3.20  ENVIRONMENTAL MATTERS.

     (a) The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws and neither the Company nor any of its Subsidiaries has received any written or, to the Company's knowledge, oral communication from any person or Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws.

     (b) The Company and each of its Subsidiaries has obtained or has applied for all Environmental Permits necessary for the construction of their facilities or the conduct of their operations, and all such Environmental Permits are effective or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits. Neither the Company nor any of its Subsidiaries has knowledge of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with, or prevent, future continued compliance on the part of the Company or any of its Subsidiaries with the Environmental Permits. Neither the Company nor any of its Subsidiaries has knowledge of matters or conditions that would preclude reissuance or transfer of any Environmental Permit, including amendment of such instrument, to Purchasers or one of their respective subsidiaries where such action is necessary to maintain compliance with Environmental Laws.

     (c) Neither the Company nor any of its Subsidiaries has knowledge of any future requirement imposed by any Environmental Law or Environmental Permit which could reasonably be expected to result in the accrual of a cost not previously disclosed in writing to Purchasers.

     (d) There is no Environmental Claim (as defined below) pending or, to the knowledge of the Company, overtly threatened (i) against the Company or any of its Subsidiaries, (ii) against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any property or operations which the Company or any of its Subsidiaries owns, leases or manages, in whole or in part.

     (E) The Company has no knowledge of any Releases of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (f) The Company has no knowledge, with respect to any predecessor of the Company or any of its Subsidiaries, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

     (g) To the Company's knowledge, the Company has disclosed to Purchasers all facts which the Company reasonably believes form the basis of a current or future cost relating to any environmental matter affecting the Company and its Subsidiaries.

     (h) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any owner of premises leased or operated by the Company or any of its Subsidiaries has filed any notice with respect to such premises under Federal, state, local or foreign law indicating past or present treatment, storage or disposal of Hazardous Materials, as regulated under 40 C.F.R. Parts 264-267 or any state, local or foreign equivalent or is engaging or has engaged in business operations involving the generation, transportation, treatment, recycle or disposal of any waste regulated under Environmental Laws pertaining to radioactive materials or the nuclear power industry, including, without limitation, requirements of Volume 10 of the Code of Federal Regulations.

     (i) None of the properties owned, leased or operated by the Company, its Subsidiaries or, to the knowledge of the Company, any predecessor thereof are now or were in the past, listed on the National Priorities list of Superfund Sites, the CERCLIS Information System, or any other comparable state or local environmental database.

     (j) The transactions contemplated by this Agreement will not require any governmental approvals under the Environmental Laws, including those that are triggered by sales or transfers of businesses or real property.

     (k) As used in this Section 3.20:

          (i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Federal, state, local or foreign Governmental Authority having jurisdiction over the Company or its Subsidiaries) alleging potential liability of the Company or its Subsidiaries (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries (including but not limited to obligations to clean up contamination resulting from leaking underground storage tanks); or (B) circumstances forming the basis of any violation or alleged violation by the Company or its Subsidiaries of any Environmental Law; or
     (C) any and all claims by any third party against the Company or its Subsidiaries seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

          (ii) "Environmental Laws" means all applicable foreign, Federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          (iii) "Hazardous Materials" means (A) any petroleum or any by-products or fractions thereof, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, any form of natural gas, explosives, and polychlorinated biphenyls; (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants," or words of similar import under any Environmental Law; and (C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or forming the basis of liability under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries operates.

          (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

     3.21  INTELLECTUAL PROPERTY.

     (a) The Company and each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in its or any of its Subsidiaries' businesses as currently conducted and that will be needed for any currently planned products, services or business activities (including, but not limited to, Ricochet II), and to the actual knowledge of its executive officers all patents, trademarks, trade names, service marks and copyrights held by it and/or its Subsidiaries are valid and subsisting.

     (b) Except as disclosed in the COMPANY SCHEDULE:

          (i) it and its Subsidiaries are not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which it or any of its Subsidiaries is a party and pursuant to which it or any Subsidiary is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Right");

          (ii) to its knowledge, no claims as of the date hereof with respect to
     (A) the patents, registered and unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by it or any of its Subsidiaries (the "Owned Intellectual Property Rights");
     (B) any trade secrets; or (C) Third-Party Intellectual Property Rights, are currently pending or overtly threatened by any person or entity; and

          (iii) to its knowledge, there is no unauthorized use, infringement or misappropriation of any of the Owned Intellectual Property Rights by any third party, including any of its or any of its Subsidiaries' employees or former employees.

     3.22  REGULATORY MATTERS.

     (a) Except as disclosed in the COMPANY SCHEDULE and except for billing disputes with customers arising in the ordinary course of business that in the aggregate involve de minimis amounts, there are no proceedings or investigations pending or, to the Company's knowledge, overtly threatened, before any domestic or foreign court, administrative, governmental or regulatory body in which any of the following matters are being considered, nor has the Company or any of its Subsidiaries received written notice or inquiry from any such body, government official, consumer advocacy or similar organization or any private party, indicating that any of such matters should be considered or may become the object of consideration or investigation: (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers; or (iv) failure to meet any expense, infrastructure, service quality or other commitments previously made to or imposed by any administrative, governmental or regulatory body.

     (b) Except as disclosed in the COMPANY SCHEDULE, neither the Company nor any of its Subsidiaries has any outstanding commitments regarding (i) reduction of rates charged to customers; (ii) reduction of earnings; (iii) refunds of amounts previously charged to customers or (iv) expenses, infrastructure expenditures, service quality or other regulatory requirements, to or by any domestic or foreign court, administrative, governmental or regulatory body, government official, consumer advocacy or similar organization.

     3.23 YEAR 2000 DISCLOSURE. The Company and each of its Subsidiaries has taken preliminary steps to identify and analyze both internally developed and acquired software which is material to its operations and utilizes date embedded codes that may experience operations problems when the Year 2000 is reached and, where problems have arisen, has made, or have coordinated with customers, suppliers, financial institutions and others with which it has business relationships that are material to the Company's business to make, all necessary modifications to the identified software to make such software Year 2000 compliant. Except as disclosed in the Company SEC Reports, the Company and its Subsidiaries have not incurred, and do not expect to incur, significant operating expenses to be Year 2000 compliant, and business operations have not been disrupted and, to the Company's knowledge, its customers have not experienced any interruption of service as a result of making such software Year 2000 compliant. "Year 2000 compliant" means, with respect to the Company's and each Subsidiaries' information technology, the information technology is designed to be used prior to, during and after the calendar Year 2000 A.D., and the information technology used during each such time period will accurately receive, provide and process date/time data (including, without limitation, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it. "Information technology," means computer software, computer firmware, computer hardware (whether general or specific purpose), and other similar or related items of automated, computerized, or software system(s) that are used or relied on by the Company or the Subsidiaries in the conduct of its business.

     3.24 ADEQUACY OF DISCLOSURE. The Company has made available to Purchasers copies of all documents listed or referred to in the COMPANY SCHEDULE hereto or referred to herein. Such copies are, and all documents and materials delivered or made available in connection with Purchasers' investigation of the Company in connection with the transactions contemplated hereby are, true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. No representation or warranty by the Company in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchasers pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, when considered in the aggregate with all such representations, warranties, certificates, schedules, statements, documents or instruments, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. There is no fact known to the Company that has specific application to the Company (other than general economic or industry conditions) and that adversely affects or, as far as the Company can reasonably foresee, threatens, the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Company and its Subsidiaries that has not been set forth in this Agreement or the COMPANY SCHEDULE.

     3.25 PROXY STATEMENT. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the special meeting of the Company's stockholders to consider this Agreement shall not, at the time the Proxy Statement is first mailed to stockholders, at the time of the Stockholders' Meeting, or at the Closing Date, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which has become false or misleading. If at any time prior to the Closing Date any event relating to the Company or any of its Subsidiaries or Affiliates should be discovered by the Company which should be set forth in an amendment to the Proxy Statement, the Company shall promptly inform Purchasers.

     3.26  BOARD ACTION; VOTE REQUIRED; APPLICABILITY OF SECTION 203.

     (a) A special committee of disinterested directors of the Board of Directors and the Board of Directors of the Company have each unanimously determined that the Transaction is advisable and is in the best interests of the Company and its stockholders and the Board of Directors has approved the Transaction and resolved to recommend to such stockholders that they vote in favor thereof.

     (b) Assuming the accuracy of the Purchasers' representations in Section 4.5 of this Agreement, the Company's Board of Directors has taken all steps within its power that are necessary prior to execution of this Agreement, to ensure that none of the Purchasers shall be, by reason of the execution and delivery of this Agreement or the performance of the obligations hereunder, subject to the restrictions of Section 203 of the DGCL. No other "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation (each a "Takeover Statute") as in effect on the date hereof or any anti-takeover provision in the Company's Certificate of Incorporation or By-laws is applicable to the Company or the Transaction.

     (c) The Company has been advised by the Principal Stockholder that it intends to vote its shares of Common Stock in favor of the approval and adoption of this Agreement and the Proposals.

     3.27 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of J.P. Morgan Securities Inc., dated the date of this Agreement, to the effect that, as of such date the transactions contemplated hereby are fair from a financial point of view to the holders of Common Stock and a copy of such opinion will be provided to the Purchasers.

     3.28 BROKERS AND FINDERS. Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein except to J.P. Morgan Securities Inc. pursuant to the engagement letter dated June 14, 1999, and Banc of America Securities LLC pursuant to the engagement letter dated November 16, 1998. Copies of each such letters have been provided to the Purchasers.

     3.29 OFFERING OF SHARES. Neither the Company, directly or indirectly, nor any agent on its behalf, has offered or will offer or has solicited or will solicit an offer to acquire Equity in the Company from any Person so as to require registration of the issuance and sale of the Preferred Shares to be sold to the Purchasers under the circumstances contemplated by this Agreement under the provisions of Section 5 of the Securities Act.

     3.30 TRANSACTIONS WITH RELATED PARTIES. Except as set forth in the COMPANY SCHEDULE or in transactions that are immaterial or in the ordinary course of business and on arms-length terms, no Related Party (a) has borrowed money from, or loaned money to, the Company or its Subsidiaries, (b) has any contractual or other claims, express or implied, of any kind whatsoever against the Company or its Subsidiaries, (c) has any interest in any property or assets used by the Company or its Subsidiaries or (d) is or was a party to any oral or written agreement or is engaged in any other transaction with the Company or its Subsidiaries. With respect to Related Parties that are partnerships or corporations of which Vulcan owns greater than a 50% equity interest, this representation is made only to the Company's knowledge.

     3.31 BUSINESS ACTIVITIES. Since 1992, neither the Company nor any of its Subsidiaries is, or ever has been, involved in any line of business activities not described in the Company's SEC Filings.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

     Each of the A1 Preferred Stock Purchaser and the A2 Preferred Stock Purchaser individually and severally represents and warrants to, and agrees with, the Company as follows:

     4.1 ORGANIZATION, POWERS AND QUALIFICATIONS. It has been incorporated and is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. It has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith and to enter into this Agreement, to buy the shares specified herein and to carry out the provisions of this Agreement. It is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect on such Purchaser or its subsidiaries taken as a whole or its ability to consummate the Transaction.

     4.2 AUTHORITY; BINDING EFFECT. It has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. All necessary corporate action, required to have been taken by or on behalf of it by applicable law, its charter document or otherwise to authorize (a) the approval, execution and delivery on its behalf of this Agreement and (b) its performance of its obligations under this Agreement and the consummation of the Transaction have been taken. This Agreement constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity.

     4.3 COMPLIANCE WITH LAWS. Except for applicable requirements under the Communications Act, state communications laws, the rules and regulations of the FCC, state regulatory laws and the expiration or termination of the waiting period under the HSR Act, no consent, approval or authorization of, or filing, registration, qualification, declaration or designation with, any Governmental Authority is required on its part as a condition to the valid execution and delivery of this Agreement and the purchase of the Preferred Shares in the manner contemplated by this Agreement, except where the absence of any such consent, approval or authorization of, or the failure to make any such filing, registration, qualification, declaration or designation with any Governmental Authority would not have a material adverse effect on it or its subsidiaries taken as a whole or its ability to consummate the Transaction.

     4.4 INVESTMENT REPRESENTATIONS. It understands that neither the Preferred Shares nor the Conversion Shares have been registered under the Securities Act of 1933, as amended (the "Securities Act"). It also understands that the Preferred Shares and the Conversion Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in this Agreement. Each Purchaser, individually and severally, hereby represents and warrants as follows:

          (a) Taking into account the personnel and resources it can practically bring to bear on the purchase of the Preferred Shares contemplated hereby, it is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Preferred Shares, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Preferred Shares.

          (b) It is acquiring its respective Preferred Shares in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of the Preferred Shares and has no arrangement or understanding with any other persons regarding the distribution of the Preferred Shares.

          (c) It will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Preferred Shares except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the terms and conditions hereof.

          (d) It is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

     4.5 INTERESTED STOCKHOLDER. The A1 Preferred Stock Purchaser represents and warrants that, in each case within the meaning of Section 203 of the DGCL:

          (a) at no time from three years prior to the time the Company's Board of Directors approved the transactions contemplated by this Agreement through the time of the signing hereof, has it or any "affiliate" or "associate" of it "owned" fifteen percent (15%) or more of the Company's "voting stock"; and

          (b) there are no facts, known to it that have not been disclosed to the Company that relate to whether it or any of its "affiliates" or "associates," directly or indirectly, through one or more intermediaries, "controls" or "controlled" or is or was "controlled by" or is or was "under common control with" the Company.

     4.6 PROXY STATEMENT. All information furnished in writing by it and its respective affiliates or associates, as those terms are defined in Rule 12b-2 under the Exchange Act, for inclusion in the Proxy Statement will not, at the date of mailing of the Proxy Statement to the stockholders of the Company, at the time of the Stockholders' Meeting or at the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which made, not misleading.

     4.7 ADDITIONAL INFORMATION. Each Purchaser that is subject to the reporting requirements of the Exchange Act individually and severally represents and warrants that the information contained in the following documents relating to it did not or will not, as the case may be, at the respective dates of filing with the Commission or, with respect to any proxy statement, the date of mailing to stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading:

          (a) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (without exhibits), as amended;

          (b) its Quarterly Report on Form 10-Q for the three-month period ended March 31, 1999; and

          (c) all other documents, if any, filed by it with the Commission since January 1, 1999 and prior to the Closing pursuant to the reporting requirements of the Exchange Act.

SECTION 5. RESTRICTED SECURITIES; REGISTRATION RIGHTS.

     5.1  RESTRICTED SECURITIES.

     (a) Upon original issuance thereof, and until such time as the same is no longer required hereunder or under the applicable requirements of the Securities Act or applicable state securities or blue sky laws, any certificate issued representing any of the Preferred Shares or the Conversion Shares (including, without limitation, all certificates issued upon transfer or in exchange thereof or in substitution therefor) shall bear the following legend:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY ARE SO REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

     (b) The certificates representing the Preferred Shares or the Conversion Shares (including, without limitation, any certificate issued upon transfer or in exchange thereof or in substitution therefor) shall also bear any legend required under any applicable state securities or blue sky laws.

     (c) The Company may make a notation on its records or give instructions to any transfer agents or registrars for the Preferred Shares in order to implement the restrictions on transfer set forth in this Section 5.1.

     (d) Each of the Purchasers shall submit any and all certificates representing Equity beneficially owned by such Purchaser or any of its Affiliates to the Company so that the legend or legends required by this Section
5.1 may be placed thereon.

     (e) The Company shall not incur any liability for any delay in recognizing any transfer of Equity if the Company in good faith reasonably believes that such transfer may have been or would be in violation in any material respect of the provisions of the Securities Act, applicable state securities or blue sky laws, or this Agreement.

     (f) After such time as any of the legends described by this Section 5.1 are no longer required on any certificate or certificates representing the Preferred Shares or the Conversion Shares, upon the request of the respective Purchaser, the Company will cause such certificate or certificates to be exchanged for a certificate or certificates that do not bear such legend.

     5.2 REORGANIZATION, RECLASSIFICATION, MERGER, CONSOLIDATION OR DISPOSITION OF ASSETS. The provisions of this Section 5 shall apply, to the full extent set forth herein with respect to the capital stock of the Company, to any and all securities of the Company or any successor to or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of such securities, including, without limitation, in connection with any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, mergers, consolidations and the like occurring after the date hereof.

     5.3 REGISTRATION RIGHTS. At or prior to the Closing, the Company and the Purchasers shall enter into a restated registration rights agreement (the "Restated Registration Rights Agreement") providing for registration rights with respect to the Conversion Shares substantially in the form attached hereto as Exhibit B.

SECTION 6. COVENANTS OF THE PURCHASERS AND THE COMPANY.

     6.1  REGULATORY AND OTHER AUTHORIZATIONS.

     (a) Each party hereto agrees to use commercially reasonable efforts to comply with all legal requirements which may be imposed on such party with respect to the Transaction and to obtain all Authorizations, consents, orders and approvals of Governmental Authority and non-governmental third parties that may be or become necessary for (i) its respective execution and delivery of, and the performance of its respective obligations pursuant to this Agreement and
(ii) the ownership of the Preferred Shares by the Purchasers, and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

     (b) Notwithstanding anything else to the contrary contained in this Agreement, the Purchasers shall have no obligation to oppose, challenge or appeal any suit action or proceeding by any Governmental Authority, agency or tribunal, domestic or foreign or any order or ruling by any such body (i) seeking to restrain or prohibit or restraining or prohibiting the consummation of the Transaction, (ii) seeking to prohibit or limit or prohibiting or limiting the ownership, operation or control by the Company or its Subsidiaries, the Purchasers or any of their respective subsidiaries or any portion of the business or assets of the Company or its Subsidiaries or the Purchasers or any of their respective subsidiaries or seeking to compel or compelling the Company or its Subsidiaries or the Purchasers or any of their respective subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company or its Subsidiaries or the Purchasers or any of their respective subsidiaries. Neither the Company nor any of its Subsidiaries shall take or agree to take any of the actions described in the immediately preceding sentence without the prior written consent of the Purchasers.

     6.2 GOVERNMENTAL FILINGS. Each of the Company and the Purchasers agrees to make all of its respective necessary filings in connection with the Transaction under the HSR Act with the FCC and with all other appropriate regulatory bodies and to use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested under each of such laws and shall otherwise cooperate with the applicable Governmental Authority in order to obtain any required regulatory approvals in as expeditious a manner as possible.

     6.3 COMPLIANCE WITH ANTITRUST OR COMPETITION LAWS AND THE COMMUNICATIONS ACT. Each of the Company and the Purchasers shall use commercially reasonable efforts to resolve such objections, if any, as the Antitrust Division, the FTC, or the FCC may assert with respect to this Agreement and the transactions contemplated herein under applicable antitrust or competition laws, or the Communications Act, respectively. In the event that a suit is instituted by any Person or Governmental Authority challenging this Agreement and the transactions contemplated herein as violative of applicable antitrust or competition laws or the Communications Act, each of the Company and the Purchasers shall use commercially reasonable efforts to resist or resolve such suit. Notwithstanding the foregoing, in connection with any such objections of, or suit instituted by, the Antitrust Division, the FTC, or the FCC, none of the Purchasers nor the Company shall be required to dispose of any assets or to provide any undertakings or comply with any condition that, in their respective reasonable opinions, would materially diminish, taken as a whole, its or the Company's respective rights or protections (with respect to its investment, in the case of any Purchaser) under this Agreement, the Restated Certificate or materially and adversely affect their respective businesses taken as a whole.

     6.4 PUBLIC ANNOUNCEMENTS. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or the Transaction without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided, that nothing contained herein shall prevent any party from promptly making all filings with Governmental Authorities and all disclosure as may, in its good faith judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the Transaction (in which case the disclosing party shall advise the other parties and provide them with a copy of the proposed disclosure or filing prior to making the disclosure or filing).

     6.5 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the Transaction, including, without limitation, making application as soon as practicable hereafter for all consents and approvals required in connection with the Transaction and diligently pursuing the receipt of such consents and approvals in good faith thereafter and timely provide all notices required to be provided in connection with the Transaction.

     6.6 TAKEOVER STATUTE. If any takeover statute shall become applicable to the Transaction, the Company and each of the Purchasers and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transaction.

     6.7 NOTIFICATION. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its best efforts to prevent or promptly to remedy such breach, provided, however, that none of such notices shall be deemed to modify, amend or supplement the representations and warranties of the such party or the disclosure schedules of such party for the purpose of Sections 9 and 10 hereof.

     6.8 REASONABLE BEST EFFORTS. Subject to the fiduciary duties of the Company's Board of Directors, as determined by such directors in good faith after consultation with and receipt of advice from independent legal counsel, and except as otherwise provided herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, statutes, ordinances, codes, rules and regulations to consummate and make effective the Transaction in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to the Transaction set forth in Section 9 and 10, and to consummate the Transaction as promptly as practicable, but in no event later than February 1, 2000. Without limiting the foregoing, the Purchasers shall make commercially reasonable efforts to be legally qualified under the rules, regulations, and orders of the FCC and all other appropriate regulatory agencies in connection with the Transaction, to the extent legally required; provided, however, that the foregoing shall not require either of the Purchasers or any of their respective Affiliates to dispose of any asset or to provide any undertakings or take any action or comply with any condition that would reasonably be expected to materially diminish its or the Company's respective rights or protections (with respect to such Purchaser's investment) under this Agreement and the Restated Certificate or adversely affect its business or assets.

SECTION 7. COVENANTS OF THE COMPANY.

     7.1  ACCESS TO INFORMATION.

     (a) From the date of this Agreement until the Closing, the Company will, and will cause its Subsidiaries and its and their directors, officers, employees and agents to, afford to the Purchasers and their respective advisors, officers, employees and agents reasonable access at all reasonable times to its officers, employees, agents, properties, books, records and contracts and will furnish to the Purchasers and their respective advisors all financial, operating and other data and information as the Purchasers or their respective advisors may reasonably request in connection with the Transaction.

     (b) Between the date of this Agreement and the Closing Date, the Company agrees that the A1 Preferred Stock Purchaser shall be entitled to designate an observer to attend meetings of the Board of

Directors of the Company; provided, however, that such observer shall be excluded from such meetings at all times during which the Board of Directors is discussing or considering the Transaction or any matter related thereto, any transaction competing with or in the alternative to the Transaction, and any other matter for which the attendance of such observer would not be in the best interests of the stockholders as determined by the Chief Executive Officer. The Company shall provide such observer with the same notice of meetings of the Board of Directors of the Company as that provided to directors.

     7.2 CONDUCT OF THE COMPANY'S BUSINESS. Between the date of this Agreement and the Closing Date, the Company will, and will cause its Subsidiaries to, conduct their respective businesses in the ordinary and normal course thereof, except as otherwise contemplated or permitted by this Agreement; and the Company and its Subsidiaries will use their commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of those of its present officers, employees and consultants that are integral to the operation of its business as presently conducted and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company and its Subsidiaries have significant business relations. By way of amplification and not limitation, except as otherwise expressly contemplated by this Agreement, the Company agrees on behalf of itself and its Subsidiaries that, without the prior written consent of the Purchasers, they will, between the date of this Agreement and the Closing Date:

          (a) not directly or indirectly do any of the following: (i) amend or propose to amend its Certificate of Incorporation or By-Laws except pursuant to Section 7.5; (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares;
     (iii) redeem, purchase, acquire or offer to acquire any shares of its capital stock; (iv) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to any rights agreement, stock option plans described in the COMPANY SCHEDULE or otherwise, provided that the Company may grant new options under the Employee Stock Plans (A) as set forth on the COMPANY SCHEDULE in a manner consistent with past practices or
     (B) in accordance with Section 7.2(d)(iv), and issue shares of Company Common Stock pursuant to currently outstanding options referred to in the COMPANY SCHEDULE in response to Section 3.3 above; (v) accelerate, amend or change the period of exercisability of options or restricted stock granted under any of the Employee Stock Plans or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (a);

          (b) not, directly or indirectly (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company or other business organization or division thereof or make any equity investments therein; (ii) issue, sell, pledge, dispose of or encumber any assets (including without limitation licenses, Authorizations or rights) of the Company or its Subsidiaries or enter into any securitization transactions except for sales of inventory or immaterial amounts of assets in the ordinary course of business; (iii) incur any indebtedness for borrowed money or issue any debt securities; (iv) make any commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $500,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets; (v) enter into or modify any material contract, lease or agreement except in the ordinary course of business and consistent with past practice; (vi) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims, or forgive, cancel or compromise any material debts, claims or rights not in the ordinary course of business or except as expressly provided herein; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

          (c) not, directly or indirectly (i) initiate any litigation or arbitration proceeding, or settle a litigation or arbitration proceeding or enter into a consent decree, or series of related litigation or arbitration proceedings or consent decrees, that results in payments aggregating more than $100,000 or deprives either of the Purchasers of a benefit of this Agreement, (ii) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than as required by GAAP or in the ordinary course of business pursuant to arm's length transactions on commercially reasonable terms, (iii) make any material change to their respective accounting methods, principles or practices other than as required by GAAP, or (iv) settle or compromise any Tax liability, or prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (d) not, directly or indirectly, (i) except in the ordinary course of business and consistent with past practice grant any increase in the salary or other compensation of its employees or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or employee of the Company; (ii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under its severance or termination pay practices; (iii) adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees; or (iv) hire any management-level employee or engage any consultant with total annual aggregate compensation (including any options as determined by Black-Scholes or another generally accepted method of valuation) in excess of $150,000; and

          (e) not, directly or indirectly, take (and will use reasonable efforts to prevent any Affiliate of the Company from taking) or agree in writing or otherwise to take, (i) any of the actions described in this Section 7.2,
     (ii) any action which would make any of the Company's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect, or (iii) any action which could prevent it from performing, or cause it not to perform, its obligations under this Agreement.

     Notwithstanding the foregoing, the Company may incur such unsecured or secured indebtedness to the Principal Stockholder as may be necessary or desirable to finance its operations. All such financing will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     7.3  NO SOLICITATION.

     (a) From and after the date of this Agreement, the Company agrees that neither the Company nor any of its Subsidiaries nor any of the respective officers and directors of the Company or any of its Subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) ("Representatives") not to, (i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers ("Acquisition Proposals") from any third party relating to (A) any acquisition or purchase of assets of the Company and its Subsidiaries other than in the ordinary course of business consistent with past practice, (B) the purchase of any equity security (including, without limitation, any debt entitled to vote in the election of directors), of the Company or any of its Subsidiaries (including a self tender offer) or any security that is convertible, exchangeable or exercisable for any such equity security, (C) any Business Combination, any merger, consolidation, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or (D) any other transaction the consummation of which would, or could reasonably be expected to impede, interfere with, prevent or materially delay the Transaction or which would, or could reasonably be expected to, materially dilute the benefits to the Purchasers of the Transaction (each of the foregoing items set forth in (A) through (D), an "Alternative Transaction"), or agree to or endorse any Alternative Transaction, or (ii) engage in any discussions relating to any Acquisition Proposal, or (iii) enter into any agreement with respect to, agree to, approve or recommend any Acquisition Proposal except to the extent legally required for the discharge by the Board of Directors of the Company of its fiduciary duties under applicable law, provided, however, that notwithstanding any other provision hereof, the Company may, (A) at any time prior to the time the Company's stockholders shall have voted to approve this Agreement, engage in discussions or negotiations with a third party (and may furnish such third party information concerning the Company and its business, properties and assets to such party) who (without any solicitation, initiation, encouragement, discussion or negotiation relating to an Acquisition Proposal, directly or indirectly, by or with the Company or the Representatives after the date hereof) makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that, (1) the third party has first made an Acquisition Proposal that (as determined in good faith in each case by the Company's Board of Directors after consultation with its financial advisors and taking into account the long term strategic benefits) (I) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal, and (II) would, if consummated, result in a transaction or transactions more favorable from a financial point of view to the holders of Company Common Stock than the Transaction (such an Acquisition Proposal, a "Superior Proposal"), and the Company's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (2) prior to furnishing such information to or entering into discussions or negotiations with such third party, the Company receives from such third party an executed confidentiality agreement requiring the third party to keep confidential any and all confidential information received from the Company, and (3) the Company shall have fully complied with this Section 7.3; (B) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (C) accept a Superior Proposal from a third party, provided the Company first terminates this Agreement pursuant to Section 11.1(h) hereof.

     (b) Upon execution and delivery of this Agreement, the Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company or its Representatives with respect to the foregoing. The Company shall notify the Purchasers orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the Person making it), within 24 hours of the receipt thereof, shall keep the Purchasers informed of the status and terms of any such inquiry, offer or proposal, and shall give the Purchasers at least one Business Day prior written notice of (i) any meeting of the Board of Directors of the Company to take any action with respect to an Acquisition Proposal or to withdrawing or modifying, in a manner adverse to either Purchaser, its recommendation to the Company's stockholders in favor of approval of the Transaction, and (ii) any agreement to be entered into with any Person making such inquiry, offer or proposal.

     (c) Prior to accepting a Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, negotiate in good faith with each of the Purchasers, for a period of not less than three days, to make such changes to the terms and conditions of this Agreement as would enable the Company to proceed with the Transaction and shall proceed with the Transaction, as so modified, if the Board of Directors of the Company determines that such Superior Proposal no longer constitutes a Superior Proposal.

     (d) During the period from the date of this Agreement through the Closing Date, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     7.4  STOCKHOLDERS' MEETING.

     (a) As promptly as practicable after the date hereof, the Company shall take all action necessary in accordance with Rules 14a-1 et. seq. of the Exchange Act, the rules of the Nasdaq National Market, the DGCL, and its Certificate of Incorporation and By-laws to call, give notice of, convene and hold a meeting of all the outstanding shares of the Company's capital stock (such meeting and any continuation thereof, the "Stockholders' Meeting") as promptly as practicable (unless such date shall be delayed due to circumstances reasonably beyond the control of the parties) to consider and vote upon the approval and adoption of this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable. Subject to the fiduciary duties of the Board of Directors under applicable law, as determined by such directors in good faith after consultation with and receipt of advice from independent legal counsel, the Board of Directors of the Company shall use its reasonable best efforts to solicit and secure from its stockholders such approval and adoption of this Agreement and the Transaction, which efforts may include, without limitation, soliciting stockholder proxies therefor and to advise the other party upon its request, from time to time, as to the status of the stockholder vote then tabulated.

     (b) As promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC pursuant to the Exchange Act and, as promptly as practicable after the receipt of comments from the SEC staff with respect thereto and to any required or appropriate amendments thereto, shall mail to the stockholders entitled to vote thereon a proxy statement (as amended or supplemented, the "Proxy Statement") in connection with the Stockholders' Meeting to consider proposals (the "Proposals") concerning (i) the approval of this Agreement and the Transaction, including, without limitation, the issuance and sale of the Preferred Shares (the "Transaction Proposal"), and (ii) the adoption of the Restated Certificate (the "Restated Certificate Proposal"). The Proxy Statement shall contain the recommendation of the Board of Directors of the Company that the stockholders approve the Proposals, unless otherwise legally required for the discharge by the Board of Directors of its fiduciary duties, under applicable law, as determined by such directors in good faith after consultation with and receipt of advice from independent legal counsel. The Company shall notify the Purchasers promptly of the receipt by it of any comments from the SEC or its staff and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply the Purchasers with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC or the members of its staff or any other governmental officials, on the other hand, with respect to the Proxy Statement.

     (c) The Proxy Statement, as of the date thereof and as of the date of the Stockholders' Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading, provided, however, that the foregoing shall not apply to any investment bank's fairness opinion included therein or to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchasers furnished to the Company by the Purchasers specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made, by the Company without consultation with the Purchasers and their counsel.

     (d) The Company shall promptly advise the Purchasers if the Board of Directors of the Company determines to withdraw or modify in a manner adverse to the Purchasers its recommendation to approve the Proposals.

     7.5 CHARTER AMENDMENTS. On or before the Closing Date, following the approval of the Proposals by the stockholders of the Company at the Stockholders' Meeting, the Company will use its reasonable best efforts to cause the Restated Certificate, substantially in the form of Exhibit A attached hereto, to be filed with the Secretary of State of the State of Delaware; provided, however, that nothing contained in this Agreement shall require such Restated Certificate to be filed on behalf of or by the Company prior to the time that all conditions set forth in Sections 9 and 10 (other than those related to such filing or such adoptions) have been satisfied or waived. The Company covenants and agrees that, on or before the Closing Date, it shall not cause any amendment to be made to its charter documents other than the amendments set forth in the Restated Certificate, and the Board of Directors of the Company shall not cause any amendments to be made to the By-laws of the Company, in either case without the prior consent of the Purchasers.

     7.6 SUBSEQUENT FINANCIAL STATEMENTS. Prior to the Closing Date, the Company will consult with the Purchasers prior to (a) making publicly available its financial results for any period and (b) the filing of, and will timely file with the SEC, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K and all other reports required to be filed by such Party under the Exchange Act and the rules and regulations promulgated thereunder and will promptly deliver to the other copies of each such report filed with the SEC.

     7.7 CONTROL OF OPERATIONS. Nothing contained in this Agreement shall give the Purchasers, directly or indirectly, the right to control or direct the Company's operations prior to the Closing Date. Prior to the Closing Date, each of the Company and Purchasers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

     7.8 ACCESS TO INFORMATION. After the Closing, the Company will permit representatives of the Purchasers at their expense to visit and inspect all properties, books and records of the Company and its Subsidiaries and to discuss the affairs, finances and accounts of the Company with the principal officers of the Company, its attorneys and auditors, all at such reasonable times and as often as may reasonably be requested in order to enable the Purchasers to reasonably monitor their investment in the Company, and to provide such other access and information as may be reasonably required to enable the Purchasers to comply with applicable requirements of U.S. securities laws, generally accepted accounting principles and requirements of Governmental Authorities, subject to reasonable and appropriate confidentiality agreements pursuant to which any such information received or otherwise obtained shall be held in confidence and subject to the terms of any confidentiality agreements with third parties to which the Company or any of its Subsidiaries is subject, unless and to the extent that, in connection with a Federal government contract, an agency of the Federal government or a contractor requires the Company or any of its Subsidiaries to restrict access to any properties or information reasonably related to such contract on the basis of applicable laws and regulations with respect to national security matters and unless and to the extent that other Requirements of Law require the Company to restrict access to any properties or information.

     7.9 USE OF PROCEEDS. The Company shall use the proceeds from the sale of the Preferred Shares for (a) the development and deployment of Ricochet 2 technology; (b) working capital and general corporate purposes related to network deployment and operation; and (c) repayment of outstanding loans when due.

SECTION 8. COVENANTS OF THE PURCHASERS.

     8.1 PROXY INFORMATION. Each Purchaser represents, warrants, covenants and agrees that (a) it will provide to the Company for inclusion in the Proxy Statement all information concerning it and its Affiliates requested by the Company and necessary for the preparation of such Proxy Statement and (b) such information will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements, in light of the circumstances under which they are made, not misleading.

SECTION 9. CONDITIONS TO THE PURCHASERS' OBLIGATIONS.

     Each Purchaser's obligation to purchase and pay for the Preferred Shares is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Section 3 hereof shall be true and correct when made, and (except for Sections 3.10(a) and (b) and for a threatened or pending suit, action, proceeding, injunction or judgment that challenges the Transaction which is covered in Section 9.10 and except to the extent such representations speak to an earlier date) shall be true and correct at and as of the Closing Date, as though made on and as of the Closing Date, in each case except for changes or differences that result from actions or events contemplated by this Agreement or that would not have a Company Material Adverse Effect.

     9.2 AGREEMENTS AND CONDITIONS. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein that are required to be performed or complied with by it on or before the Closing Date, except for failures to so perform or comply that would not have a Company Material Adverse Effect. The Company shall have obtained any and all consents, permits and waivers from any third parties necessary for the consummation of the Transaction, except for failures to obtain consents, permits or waivers that would not have a Company Material Adverse Effect.

     9.3 REGULATORY APPROVALS. All required consents and approvals from the FCC shall have been obtained pursuant to an FCC Order, free of any special condition adverse to the Purchasers, provided that in the event that no petitions have then been filed against the assignment application, this condition shall be deemed met 30 days after the FCC's initial grant of approval of the assignment. All other regulatory, governmental, judicial or other third-party approvals, consents or waivers necessary with respect to the consummation of the transactions contemplated by this Agreement shall have been obtained or waived and the waiting period under the HSR Act shall have expired or been terminated. No Governmental Authorities shall have terminated or overtly threatened to terminate any right of way, wired access point or utility agreements, except such that, individually or in the aggregate, would not deprive the Purchasers of the material benefits of this Agreement, it being understood that this is a higher standard than "Company Material Adverse Effect" and, without limiting the foregoing, the termination or overtly threatened termination of any one such agreement would not alone be deemed to deprive the Purchasers of the material benefits of this Agreement. The Purchasers and any permitted assignee thereof shall be legally qualified under the rules, regulations, and orders of the FCC and all other appropriate regulatory agencies in connection with the Transaction.

     9.4 PURCHASE OF SHARES NOT ENJOINED. The purchase of the Shares by the Purchasers shall not have been enjoined (temporarily or permanently) as of the Closing Date.

     9.5 STOCKHOLDER APPROVAL. At the Stockholders' Meeting, the stockholders of the Company shall have approved (a) the Transaction Proposal by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on such proposal and (b) the Restated Certificate Proposal by the affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares of Common Stock.

     9.6 OTHER AGREEMENTS. The Restated Registration Rights Agreement shall have been executed by the relevant parties (other than the Purchasers) and delivered to the Purchasers, and all actions required to have been taken thereunder on or prior to the Closing hereunder shall have been accomplished (other than the Closing under this Agreement).

     9.7 SECTION 203. The Board of Directors of the Company shall have taken appropriate action so that, if the Closing occurs, the provisions of Section 203 of the DGCL restricting "business combinations" with "interested stockholders" (each as defined in such Section 203) will not apply to the Purchasers.

     9.8 NASDAQ NOTIFICATION. The Company shall have provided notification of the proposed issuance of the Shares to the Nasdaq pursuant to Schedule D to the By-Laws of the NASD, and Nasdaq shall not have objected to the proposed issuance or notified the Company that its Common Stock may be delisted from Nasdaq National Market.

     9.9  OPINIONS OF COUNSEL.

     (a) The Company shall have delivered to the Purchasers an opinion of Cooley Godward LLP, counsel to the Company, substantially in the form attached as Exhibit C hereto.

     (b) The Company shall have delivered to the Purchasers an opinion of Shook, Hardy & Bacon L.L.P., FCC counsel to the Company, substantially in the form attached as Exhibit D hereto.

     9.10 NO PENDING LITIGATION. No suit, action or other proceeding, or injunction or judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the Transactions, and no investigation that would reasonably be expected to result in any such suit, action or proceeding shall be pending or, to the knowledge of the Company, threatened, in each case, which either Purchaser determines, in good faith and after consultation with and receipt of advice from independent legal counsel, is reasonably likely to result in a monetary loss in excess of $15 million or to deprive either of the Purchasers of a material benefit of this Agreement.

     9.11 MINIMUM PURCHASE. The Purchasers shall have tendered, and the Company shall have accepted, in the aggregate at the Closing, consideration of not less than $600,000,000 for the purchase of the Preferred Shares.

SECTION 10. CONDITIONS TO THE COMPANY'S OBLIGATIONS.

     The Company's obligation to sell the Preferred Shares to the Purchasers is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     10.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchasers contained in Section 4 hereof shall be true and correct when made and (except to the extent such representations speak to an earlier date) shall be true and correct at and as of the Closing Date, as though made on and as of the Closing Date, except for changes or differences that would not impair the ability of the Purchasers to consummate the Transaction.

     10.2 AGREEMENTS AND CONDITIONS. Each of the Purchasers shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein that are required to be performed or complied with by it on or before the Closing Date, except for failures to perform that would not impair the ability of the Purchasers to consummate the Transaction. Each of the Purchasers shall have obtained any and all consents, permits and waivers from any third parties necessary for the consummation of the Transaction, except for failures to obtain consents, permits or waivers that would not impair the ability of the Purchasers to consummate the Transaction.

     10.3 GOVERNMENTAL APPROVALS. If required, an FCC Order shall have been obtained, which has not been revoked or stayed as of the Closing Date and the waiting period under the HSR Act shall have expired or been terminated, provided that such governmental approvals shall not be deemed to have been obtained for purposes hereof if such governmental approvals contain a condition or restriction that would materially and adversely affect the business of the Company and its Subsidiaries, taken as a whole, or, in the reasonable opinion of the Company, would materially diminish, taken as a whole, the Company's rights or protections under this Agreement.

     10.4 SALE OF SHARES NOT ENJOINED. The sale of the Preferred Shares by the Company shall not have been enjoined (temporarily or permanently) as of the Closing Date.

     10.5 STOCKHOLDER APPROVAL. At the Stockholders' Meeting, the stockholders of the Company shall have approved (a) the Transaction Proposal by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on such proposal and (b) the Restated Certificate Proposal by the affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares Common Stock.

     10.6 OTHER AGREEMENTS. The Restated Registration Rights Agreement shall have been executed by the relevant parties (other than the Company) and delivered to the Company, all actions required to have been taken thereunder on or prior to the Closing hereunder shall have been accomplished (other than the Closing under this Agreement).

     10.7 OPINIONS OF COUNSEL. The Purchasers shall have delivered to the Company opinions of counsel substantially in the form attached as Exhibit E hereto.

SECTION 11. TERMINATION.

     11.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated (by written notice by the terminating party to the other party) and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a) by mutual written consent of the Company and each of the Purchasers;

          (b) by either of the Purchasers or by the Company if the Closing shall not have been consummated on or before February 1, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

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

          (c) by either of the Purchasers or by the Company if a Governmental Authority or arbitrator shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (d) by the Company or either Purchaser if an FCC Order shall be permanently and unconditionally denied;

          (e) by either Purchaser if the Company shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by the Company shall have been incorrect when made or shall have since ceased to be true and correct, except for
     Section 3.10(a) and (b) and for a threatened or pending suit, action, proceeding, injunction or judgment that challenges the Transaction which is covered in Section 9.10 and except as a result of actions or events contemplated by this Agreement, and such breach, failure or misrepresentation is not cured within 30 days after notice thereof and such breaches, failures or misrepresentations, individually or in the aggregate, result or would reasonably be expected to result in a Company Material Adverse Effect, and by the Company if either Purchaser shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by either Purchaser shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within 30 days after notice thereof and such breaches, failures or misrepresentations, individually or in the aggregate, result or would reasonably be expected to materially impair the ability of either of the Purchasers to consummate the Transaction;

          (f) by either Purchaser if the Board of Directors of the Company or any committee of the Board of Directors of the Company (i) shall withdraw or modify in any manner adverse to the Purchasers its approval or recommendation of this Agreement, (ii) shall fail to reaffirm such approval or recommendation within 10 days after either Purchaser's request, (iii) shall approve or recommend that the stockholders of the Company approve any Alternative Transaction, (iv) shall have (A) recommended that the stockholders of the Company tender their shares in a tender offer or exchange offer (other than by such Purchaser or an Affiliate thereof) or
     (B) publicly announced its intention to take no position with respect to such tender or exchange offer or (C) caused a registration statement to be filed with respect thereto, or (v) shall resolve to take any of the actions specified in this clause (f);

          (g) by either of the Purchasers or the Company if the Stockholders shall fail to approve the Proposals at the Stockholders' Meeting, including any adjournments thereof;

          (h) by the Company, at any time prior to adoption of this Agreement by the Stockholders of the Company, if the Board of Directors of the Company shall approve a Superior Proposal; provided, however, that (i) the Company shall have complied with Section 7.3 (including subsections (b) and (c) thereof) and (ii) the Company shall have made the payment of the termination fee required by Section 11.2.

     11.2  EFFECT OF TERMINATION.

     (a) In the event of termination of this Agreement as provided in Section
11.1 hereof, this Agreement shall forthwith terminate and, except for liabilities arising prior to or as a result of the termination, there shall be no liability on the part of any of the parties, except as set forth in Sections 11.2(b) and 11.2(c) hereof.

     (b) If this Agreement (i) is terminated by either Purchaser pursuant to
Section 11.1(f) hereof or by the Company pursuant to Section 11.1(h) hereof;
(ii) is terminated as a result of the Company's breach of Section 7.3 hereof which is not cured within 10 days after notice thereof to the Company; or (iii) is terminated by either of the Purchasers or by the Company pursuant to Section 11.1(g) and either (A) at the time of such termination pursuant to Section 11.1(g) or prior to the Stockholders' Meeting there shall have been an Acquisition Proposal (whether or not such offer shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Stockholders' Meeting), or (B) within one year after termination of the

Agreement pursuant to Section 11.1(g) the Company shall have entered into an agreement with respect to, or consummated, an Alternative Transaction, the Company shall pay to the Purchasers (to be divided in proportion to the number of Preferred Shares to be purchased by each) a cash termination fee of $10,000,000 (the "Termination Fee") within one Business Day after such termination or, in the case of 11.2(b)(iii)(B), within one Business Day after entering into an agreement with respect to, or consummating, an Alternative Transaction.

     (c) If the Company fails to promptly pay the Termination Fee due under
Section 11.2(b), the Company shall pay the costs and expenses (including reasonable legal and expert fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the Interest Rate from the date such fee was required to be paid.

SECTION 12. MISCELLANEOUS.

     12.1 NOTICES. All notices, demands, requests, certificates or other communications under this Agreement shall be in writing and shall be telegraphed, mailed by certified or registered mail with charges prepaid, hand delivered or sent by facsimile transmission, by tested or otherwise authenticated telex or cable or by commercial courier guaranteeing next Business Day delivery:

        (a) if to the Company:        Metricom, Inc.
                                      980 University Avenue
                                      Los Gatos, CA 95032
                                      Attn: Timothy A. Dreisbach, President
                                            and Chief Executive Officer
                                            Phone: (408) 399-8637
                                            Fax: (408) 399-8274

            with a copy to:           Cooley Godward LLP
                                      One Maritime Plaza
                                      20th Floor
                                      San Francisco, CA 94111-3580
                                      Attn: Kenneth L. Guernsey
                                            Phone: (415) 693-2091
                                            Fax: (415) 951-3699

        (b) if to the A1 Preferred    MCI WorldCom, Inc.
             Stock Purchaser:         3060 Williams Drive, Suite 600
                                      Fairfax, VA 22031
                                      Attn: Robert M. Finch, Vice President--
                                            Strategic Development
                                            Phone: (703) 206-5669
                                            Fax: (703) 645-4637

            with a copy to:           MCI WorldCom, Inc.
                                      10777 Sunset Office Drive, Suite 330
                                      St. Louis, MO 63127
                                      Attn: P. Bruce Borghardt, Esq.
                                            General Counsel--Corporate Development
                                            Phone: (314) 909-4100
                                            Fax: (314) 909-4101

        (c) if to Vulcan:             Vulcan Northwest, Inc.
                                      110 110th Avenue Northeast, Suite 550
                                      Bellevue, WA 98004
                                      Attn: William D. Savoy, President
                                      Phone: (425) 453-1940
                                      Fax: (425) 453-1985

            with a copy to:           Irell & Manella
                                      1800 Avenue of the Stars, Suite 900
                                      Los Angeles, CA 90067
                                      Attn: Alvin Segel, Esq.
                                            Phone: (310) 203-7069
                                            Fax: (310) 284-3052

Any notice delivered after business hours or on a Saturday, Sunday or legal holiday at the place designated in such delivery shall be deemed for purposes of computing any time period hereunder to have been delivered on the next Business Day.

     12.2 EXPENSES. Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement or the other agreements contemplated hereby and the Transaction.

     12.3 BENEFITS; ASSIGNMENT. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns; however, except as expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (a) by the Company under any circumstances (other than as provided in Section 5.2) or (b) by either of the Purchasers, except (i) to an Affiliate of such Purchaser, provided that the Purchaser (A) shall remain liable for the performance by any such Affiliate of its obligations under this Agreement, and (B) shall act as agent for any and any such Affiliate in connection with the receipt or giving of any and all notices under this Agreement and (ii) any Purchaser may assign its rights under the Restated Registration Rights Agreement as provided therein. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies or obligations under or by reason of this Agreement.

     12.4  ENTIRE AGREEMENT; AMENDMENT AND WAIVER.

     (a) This Agreement (which includes the Schedules and Exhibits hereto) and the Restated Registration Rights Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof except for those written agreements or understandings executed in writing by a duly authorized officer of each party subsequent date hereof.

     (b) This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against which enforcement is sought. Any waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     12.5 HEADINGS. The headings in this Agreement are for convenience only and shall not affect the construction hereof.

     12.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE AS TO MATTERS BETWEEN THE COMPANY AND ITS STOCKHOLDERS AND OTHER MATTERS OF CORPORATE GOVERNANCE AND, AS TO ALL OTHER MATTERS, WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA AND THE FEDERAL LAWS OF THE UNITED STATES.

     12.7  REMEDIES.

     (a) The Company and each of the Purchasers acknowledges that the other parties would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of the other party in this Agreement were not performed in accordance with its terms, and it is therefore agreed that each of the Purchasers and the Company, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, subject to Section 12.8, enjoining any such breach and enforcing specifically the terms and provisions hereof, and each of the Purchasers and the Company hereby waive any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. Notwithstanding anything to the contrary contained herein, any action that the Company or the Board of Directors of the Company is required to take or is prohibited from taking pursuant to an order of a court shall not give rise to a breach of this Agreement, provided that (i) the Company is not prior to such order in breach of this Agreement with respect to such action and (ii) the Company has used reasonable efforts in good faith (including, without limitation, the taking of any appropriate appeals) to resist the imposition of such order.

     (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     12.8 SUBMISSION TO JURISDICTION; WAIVERS. EACH OF THE PURCHASERS AND THE COMPANY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF BROUGHT BY THE OTHER PARTY HERETO OR ITS SUCCESSORS OR ASSIGNS, MAY BE BROUGHT AND DETERMINED IN THE SUPREME COURT OF THE STATE OF COLORADO IN DENVER, COLORADO OR IN THE UNITED STATES DISTRICT COURT FOR COLORADO, AND EACH OF THE PURCHASERS AND THE COMPANY HEREBY IRREVOCABLY SUBMITS WITH REGARD TO ANY SUCH ACTION OR PROCEEDING FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PURCHASERS AND THE COMPANY HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE DEFENSE OF SOVEREIGN IMMUNITY, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE PROCESS IN ACCORDANCE WITH THIS SECTION 12.8, THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE), AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT THE SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS AND FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BENEFIT OF ANY DEFENSE THAT WOULD HINDER, FETTER OR DELAY THE LEVY, EXECUTION OR COLLECTION OF ANY AMOUNT TO WHICH THE PARTY IS ENTITLED PURSUANT TO THE FINAL JUDGMENT OF ANY COURT HAVING JURISDICTION. EACH OF THE PURCHASERS AND THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED AIRMAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, SUCH SERVICE OF

PROCESS TO BE EFFECTIVE UPON ACKNOWLEDGMENT OF RECEIPT OF SUCH REGISTERED MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF EITHER PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER PARTY IN ANY OTHER JURISDICTION IN WHICH THE OTHER PARTY MAY BE SUBJECT TO SUIT. THE PURCHASERS EXPRESSLY ACKNOWLEDGE THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATES OF CALIFORNIA AND COLORADO AND OF THE UNITED STATES OF AMERICA, PROVIDED THAT THE PURCHASERS' CONSENT TO JURISDICTION AND SERVICE CONTAINED IN THIS SECTION 12.8 IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 12.8 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO SAID COURTS OR IN THE STATE OF COLORADO OTHER THAN FOR SUCH PURPOSE.

     12.9 SEVERABILITY. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     12.10 EXECUTION AND DELIVERY. This Agreement may be executed and delivered either originally by facsimile in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     12.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation made by any party to this Agreement, all representations and warranties made by the Company and the Purchasers herein and in any certificates, schedules or statements furnished pursuant hereto shall survive the execution of this Agreement and shall expire as of and be of no further force or effect after the Closing.

     12.12  WAIVER OF RIGHT TO SUBSCRIBE FOR ADDITIONAL SHARES. Pursuant to
Section 6.3 of that certain Common Stock Purchase Agreement, dated as of October 10, 1997, between the Company and Vulcan (the "Vulcan Agreement"), Vulcan hereby waives any right it may have under the Vulcan Agreement, as a result of or in connection with the Transaction, to receive further notice of the proposed Transaction, to subscribe for or purchase any additional shares of capital stock of the Company (other than the A2 Preferred Shares to be purchased in the Transaction under this Agreement) or to purchase shares on different terms and conditions.

     12.13  VOTING OBLIGATION.

     (a) Vulcan hereby agrees that, until the earlier to occur of (a) the termination of this Agreement pursuant to Section 11.1 hereof (b) or the Closing Date, it will vote all Voting Securities of the Company beneficially owned by it in favor of the Proposals at the Stockholders' Meeting and against any Alternative Transaction; provided, however, that this Section shall not preclude Vulcan from voting any of its Voting Securities in favor of any proposals to amend any Employee Stock Plans.

     (b) Vulcan shall not sell, transfer or otherwise dispose of any of the Voting Securities beneficially owned by it as of the date hereof prior to the earlier to occur of (i) the termination of this Agreement pursuant to Section
11.1 hereof or (ii) the Closing Date; provided, however, that Vulcan shall not be prohibited by this Section 12.13(b) from a disposition of any of its shares if, in each case, the transferee of such shares agrees to be bound by this
Section 12.13 and agrees that such limitations shall apply to all of its transferees.

     IN WITNESS WHEREOF, the parties hereto have executed this Preferred Stock Purchase Agreement as of June 20, 1999.

                                          METRICOM, INC.

                                          By: /s/ TIMOTHY A. DREISBACH

                                            ------------------------------------
                                            Name: Timothy A. Dreisbach
                                            Title: President and Chief Executive
                                              Officer

                                          MCI WORLDCOM, INC.

                                          By: /s/ JOHN W. SIDGMORE

                                            ------------------------------------
                                            Name: John W. Sidgmore
                                            Title: Vice Chairman

                                          VULCAN VENTURES INCORPORATED

                                          By: /s/ WILLIAM D. SAVOY

                                            ------------------------------------
                                            Name: William D. Savoy
                                            Title: President

              SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT

                                                                      APPENDIX B

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 METRICOM, INC.

     Timothy A. Dreisbach and Dale W. Marquart hereby certify that:

     ONE: The original name of this corporation is Metricom, Inc., and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is October 24, 1991.

     TWO: They are the duly elected and acting President and Secretary, respectively, of Metricom, Inc., a Delaware corporation.

     THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                       I.

     The name of the corporation is METRICOM, INC. (the "Corporation" or the "Company").

                                      II.

     The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

                                      III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is two hundred thirty million (230,000,000) shares, one hundred fifty million (150,000,000) shares of which shall be Common Stock (the "Common Stock") and eighty million (80,000,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.

     B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

     C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Restated Certificate of Incorporation, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such Series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     D. Thirty-six million (36,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A1 Preferred Stock" (the "Series A1 Preferred") and thirty-six million (36,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A2 Preferred" (the "Series A2 Preferred").

     E. The rights, preferences, privileges, restrictions and other matters relating to the Series A1 Preferred are as follows:

     1. DIVIDEND RIGHTS.

     a. The holders of record of shares of Series A1 Preferred shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative dividends payable, at the option of the Company, in cash or additional shares of Series A1 Preferred, at the annual rate per share of six and one-half percent (6.5%) of the Original Issue Price of the Series A1 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares). Dividends shall be payable annually, in arrears, on the 15(th) day of December in each year (each such date being referred to herein as a "Series A1 Preferred Dividend Payment Date"), commencing on the first Series A1 Preferred Dividend Payment Date which is at least fifteen (15) days after the date that the first share of Series A1 Preferred is issued. The rights of the holders of Series A1 Preferred to additional cumulative dividends under this paragraph (a) shall terminate on the third anniversary of the date that the first share of Series A1 Preferred was issued (the "Series A1 Preferred Dividend Termination Date"). The "Original Issue Price" of the Series A1 Preferred shall be ten dollars ($10.00). Dividends payable to the holders of the Series A1 Preferred shall be payable prior and in preference to any dividends to the holders of Series A2 Preferred and Common Stock.

     b. Dividends payable pursuant to paragraph (a) of this Section 1 shall begin to accrue on each share of Series A1 Preferred on a daily basis and shall be cumulative from the date that the first share of Series A1 Preferred is issued (the "Series A1 Preferred Original Issue Date"), whether or not earned or declared. The amount of dividends so payable shall be determined on the basis of twelve (12) 30-day months and a 360-day year. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A1 Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares of the Series A1 Preferred at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A1 Preferred entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

     c. Unless accrued dividends payable pursuant to paragraph (a) on all outstanding shares of Series A1 Preferred shall have been fully paid for all past dividend periods and the full dividends thereon payable pursuant to paragraph (a) for the dividend period current at the time shall have been paid or declared and funds set apart therefor, no dividend shall be paid upon or declared or set apart for the Series A2 Preferred or (except a dividend payable in Common Stock) for the Common Stock (collectively, the "Junior Stock").

     d. Following the Series A1 Preferred Dividend Termination Date, dividends shall be payable on the Series A1 Preferred only when, as and if declared by the Board of Directors. Except as otherwise set forth in this Section 1, holders of Series A1 Preferred shall not be entitled to receive any dividends, whether in cash or property.

     2. VOTING RIGHTS.

     a. GENERAL RIGHTS. The Series A1 Preferred shall not have any voting rights, except as otherwise provided herein or as required by law.

     b. SEPARATE VOTES OF SERIES A1 PREFERRED. For so long as more than seven million five hundred thousand (7,500,000) shares of Series A1 Preferred (subject to adjustment for any stock dividend, split, combination or other similar event with respect to such shares) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A1 Preferred shall be necessary for effecting or validating the following actions:

          (i) Any amendment, alteration, or repeal of any provision of the Restated Certificate of Incorporation of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A1 Preferred so as to affect the Series A1 Preferred adversely in a manner different from other classes or series of stock;

          (ii) Any issuance of any new class or series of stock or any other equity securities of the Company, in each case ranking senior to the Series A1 Preferred in right of liquidation preference or dividends or any issuance of debt securities of the Company convertible into equity securities of the Company at a conversion price below the Original Issue Price of the Series A1 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares);

          (iii) Any redemption or repurchase of Junior Stock, except for (A) acquisitions of Junior Stock (not to exceed one percent (1%) per year of the total of the then-outstanding Common Stock of the Company, determined on a fully diluted basis) by the Company at cost (plus an interest factor not to exceed ten percent (10%) per annum if applicable), pursuant to compensatory plans or agreements which permit the Company to repurchase such shares upon termination of services to the Company or (B) redemptions of the Series A2 Preferred pursuant to the terms of Section F.5. hereof; or

          (iv) Any declaration or payment of any dividend on outstanding Common Stock, unless funds legally available therefor are at least equal to the net operating income of the Company reported in its audited financial statements for its most recent fiscal year plus net operating income of the Company reported in its unaudited financial statements for any subsequent interim periods.

     c. ELECTION OF BOARD OF DIRECTORS. For so long as more than seven million five hundred thousand (7,500,000) shares of Series A1 Preferred remain outstanding (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares) the holders of Series A1 Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; provided, however, that the holders of the outstanding shares of Series A1 Preferred may waive such right from time to time and instead may designate an observer who shall have the right to receive reasonable notice of and to attend all meetings of the Company's Board of Directors and the Committees thereof, other than any committee or other meeting of the Independent Directors (as defined in Section V.A. hereof) or any meeting at which the Board or any Committee thereof may discuss or consider any matter for which attendance of such observer would not be in the best interests of the stockholders of the Company as determined by the Company's Chief Executive Officer.

     3. LIQUIDATION RIGHTS.

     a. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A1 Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A1 Preferred equal to the greater of (i) the Series A1 Preferred Original Issue Price, plus all accrued but unpaid dividends on the Series A1 Preferred (as adjusted for any stock dividend, split, combination, or other similar event with respect to such shares) or (ii) the amount such holder would have received if such share had been converted to Common Stock pursuant to Section 4 hereof, for each share of Series A1 Preferred held by such holders. If, upon any such liquidation, distribution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A1 Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A1 Preferred at the time outstanding, ratably in proportion to the full amounts to which each such holder would otherwise be entitled.

     b. After the payment of the full liquidation preference of the Series A1 Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed to the holders of Junior Stock in accordance with this Restated Certificate of Incorporation.

     c. The following events shall be considered a liquidation under this
Section:

          (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) (on an as-converted basis, assuming conversion of all outstanding shares of Series A1 and Series A2 Preferred) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) (on an as-converted basis, assuming conversion of all outstanding shares of Series A1 and Series A2 Preferred) of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company (an "Acquisition"); or

          (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

          (iii) In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

             (a) Securities not subject to investment letter or other similar restrictions on free marketability covered by paragraph (b) below:

                (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30-day period ending three (3) days prior to the closing;

                (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the closing; and

                (3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

             (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in paragraphs (a)(1), (2) or
        (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

     4. CONVERSION.

     The Series A1 Preferred shall be subject to the following provisions with respect to the conversion of the Series A1 Preferred into shares of Common
Stock:

          a. VOLUNTARY CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A1 Preferred may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock, subject to the following limitations: no shares of Series A1 Preferred shall be convertible prior to the second anniversary of the Series A1 Preferred Original Issue Date. Commencing on the date that is six (6) months following such second anniversary, twenty-five percent (25%) of the shares of Series A1 Preferred issued on the Series A1 Preferred Original Issue Date shall become convertible into Common Stock and, on each 6-month anniversary thereafter, an additional twenty-five percent (25%) shall become convertible into Common Stock, until all such shares shall have become convertible into Common Stock. Such right to convert shall be allocated among the holders of Series A1 Preferred ratably in accordance with their holdings of Series A1 Preferred. Notwithstanding the above, the foregoing limitations shall terminate and be of no further force or effect and all shares of the Series A1 Preferred shall become immediately convertible at the option of the holder immediately prior to the occurrence of a Change in Control of the Company or a Major Acquisition by the Company (as defined elsewhere in this Section
     4). The number of shares of Common Stock to which a holder of Series A1 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A1 Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A1 Preferred being converted.

          b. SERIES A1 PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A1 Preferred (the "Series A1 Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A1 Preferred by the "Series A1 Preferred Conversion Price," calculated as provided in Section 4(c).

          c. SERIES A1 PREFERRED CONVERSION PRICE. The conversion price for the Series A1 Preferred shall initially be the Original Issue Price of the Series A1 Preferred (the "Series A1 Preferred Conversion Price"). Such initial Series A1 Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A1 Preferred Conversion Price herein shall mean the Series A1 Preferred Conversion Price as so adjusted.

          d. MECHANICS OF CONVERSION. Each holder of Series A1 Preferred who desires to convert the same into shares of Common Stock pursuant to this
     Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A1 Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A1 Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) any accrued but unpaid dividends on the shares of Series A1 Preferred being converted and
     (ii) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A1 Preferred in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion). Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A1 Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Series A1 Preferred Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A1 Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A1 Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A1 Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A1 Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A1 Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A1 Preferred

     Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

          g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A1 Preferred is changed into the same or a different number of shares of any class or classes of stock or other securities or property, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A1 Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A1 Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          h. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Series A1 Preferred Original Issue Date, there is a capital reorganization of the Common Stock or a merger or consolidation of the Company with or into, or a sale of all or substantially all of the Company's assets to, another person, corporation or other entity (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, merger, consolidation or sale of assets, provision shall be made so that the holders of the Series A1 Preferred shall thereafter be entitled to receive upon conversion of the Series A1 Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A1 Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A1 Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A1 Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          i. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A1 Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A1 Preferred, if the Series A1 Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A1 Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Series A1 Preferred Conversion Price at the time in effect, and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A1 Preferred.

          j. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A1 Preferred at least ten (10) days prior to the earlier of the record date specified therein or the date on which any such action is to become effective (or such shorter period approved by a majority of the outstanding Series A1 Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          k. AUTOMATIC CONVERSION.

             (i) Subject to Section 4(a), each share of Series A1 Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A1 Preferred Conversion Price, immediately upon the transfer of such share by the original purchaser of such share from the Company to a transferee that is not a Purchaser or an Affiliate of a Purchaser (as such terms are defined in the Preferred Stock Purchase Agreement, dated as of June 20, 1999, between the Company and the Purchasers named therein). Upon such automatic conversion, any accrued but unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

             (ii) Subject to Section 4(a), upon the occurrence of the event specified in Section 4(k)(i) above, the applicable shares of Series A1 Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A1 Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A1 Preferred, the holders of Series A1 Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A1 Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A1 Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any accrued but unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

          l. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A1 Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A1 Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

          m. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A1 Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A1 Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A1 Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          n. NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          o. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A1 Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A1 Preferred so converted were registered.

          p. NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Series A1 Preferred as required under Section 2(b), the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A1 Preferred against dilution or other impairment.

     5. REDEMPTION.

     a. The Company shall redeem, from any funds legally available therefor, all of the outstanding shares of Series A1 Preferred on the date that is the tenth anniversary of the Series A1 Preferred Original Issue Date (the "Series A1 Preferred Redemption Date"). The Company shall effect such redemption on the Series A1 Preferred Redemption Date by paying in cash, in exchange for the shares of Series A1 Preferred to be redeemed, a sum equal to the Original Issue Price per share of Series A1 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares), plus all accrued but unpaid dividends on such shares (the "Series A1 Preferred Redemption Price").

     b. Within a reasonable time following a "Change in Control" of the Company or a "Major Acquisition" by the Company, the Company shall provide written notice (the "A1 Offer Notice"), by first class mail, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A1 Preferred offering to redeem such shares at the option of the holder thereof and specifying a date not less than twenty (20) nor more than forty (40) days following the date of such notice on which the shares of Series A1 Preferred shall be redeemed (the "Optional Series A1 Preferred Redemption Date"). Each holder of Series A1 Preferred shall thereafter have the right to require the Company to redeem all, but not less than all, of the shares of Series A1 Preferred then held by such holder. A holder may exercise its right to require redemption of the Series A1 Preferred held by it by notifying the Company in writing, within ten (10) days following the date of the A1 Offer Notice by the Company, of its intent to exercise its right. The Company shall redeem, on the Optional Series A1 Preferred Redemption Date, all the shares of Series A1 Preferred of holders who have timely elected to participate in the redemption. The Company shall effect such redemption on the Optional Series A1 Preferred Redemption Date by paying in cash, in exchange for the shares of Series A1 Preferred to be redeemed, a sum per share equal to one hundred and one percent (101%) of the Original Issue Price of the Series A1 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares), plus all accrued but unpaid dividends on such shares (the "Optional Series A1 Preferred Redemption Price"). For the purposes hereof, a "Change of Control" of the Company shall mean an event or series of related events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act")), other than Vulcan Ventures Incorporated, MCI WorldCom, Inc. and their respective affiliates, (i) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than thirty percent (30%) of the outstanding equity securities of the Company (determined on a fully diluted basis) or (ii) acquires the right to elect at least thirty percent (30%) of the Board of Directors of the Company. For the purposes hereof, a "Major Acquisition" by the Company shall mean the acquisition by the Company of more than fifty percent (50%) of the outstanding equity securities or all or substantially all of the assets of any corporation or other entity or the merger of the Company with another entity in which the Company is the surviving entity, in each case, in consideration of the issuance of equity securities of the Company which exceed, in the aggregate, twenty-five percent (25%) of the outstanding equity securities of the Company, determined on a fully diluted basis; provided, however, that a Major Acquisition shall not include any acquisition of equity securities or assets of any entity of which the Company owned, at the Series A1 Preferred Original Issue Date, at least fifty percent (50%) of its outstanding equity securities or assets.

     c. As used herein and in Sections 5(d) and 5(e) below, the term "A1 Redemption Date" shall refer to each of "Series A1 Preferred Redemption Date" and the "Optional Series A1 Preferred Redemption Date," and the term "A1 Redemption Price" shall refer to each of "Series A1 Preferred Redemption Price" and the "Optional Series A1 Preferred Redemption Price." At least twenty (20) but no more than forty (40) days prior to each Series A1 Preferred Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A1 Preferred to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the A1 Redemption Date, the A1 Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "A1 Redemption Notice"). Except as provided in Section 5(d), on or after the A1 Redemption Date, each holder of Series A1 Preferred to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the A1 Redemption Notice or A1 Offer Notice, and thereupon the A1 Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     d. From and after the A1 Redemption Date, unless there shall have been a default in payment of the A1 Redemption Price, all rights of the holders of shares of Series A1 Preferred designated for redemption in the A1 Redemption Notice as holders of Series A1 Preferred (except the right to receive the A1 Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Series A1 Preferred on any A1 Redemption Date are insufficient to redeem the total number of shares of Series A1 Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A1 Preferred. The shares of Series A1 Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. If any of the A1 Redemption Price shall remain unpaid on the A1 Redemption Date, interest shall accrue on such unpaid amounts at the rate of eighteen percent (18%) per annum or, if lower, at the highest rate permitted by law. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A1 Preferred, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on any A1 Redemption Date, but which it has not redeemed, and to pay any interest thereon. No payment of the A2 Redemption Price or any interest thereon shall be made so long as any of the A1 Redemption Price or any interest thereon shall remain unpaid.

     e. On or prior to each A1 Redemption Date, the Company shall deposit the A1 Redemption Price of all shares of Series A1 Preferred designated for redemption in the A1 Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the A1 Redemption Price for such shares to their respective holders on or after the A1 Redemption Date upon receipt of notification from the Company that such holder has surrendered his share certificate to the Company pursuant to Section 5(d) above. As of the A1 Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the A1 Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the A1 Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any funds deposited by the Company pursuant to this Section 5(e) for the redemption of shares thereafter converted into shares of the Company's Common Stock pursuant to Section 4 hereof prior to the A1 Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this
Section 5(e) remaining unclaimed at the expiration of two (2) years following the A1 Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board of Directors.

     6. NO REISSUANCE OF SERIES A1 PREFERRED.

     No share or shares of Series A1 Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and the Board of Directors is authorized pursuant to Section 243 of the Delaware General Corporation Law to retire any such share or shares. The retirement of any such share or shares shall not reduce the total authorized number of shares of Preferred Stock.

     F. The rights, preferences, privileges, restrictions and other matters relating to the Series A2 Preferred are as follows:

     1. DIVIDEND RIGHTS.

     a. The holders of record of shares of Series A2 Preferred shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative dividends payable, at the option of the Company, in cash or additional shares of Series A2 Preferred, at the annual rate per share of six and one-half percent (6.5%) of the Original Issue Price of the Series A2 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares). Dividends shall be payable annually, in arrears, on the 15th day of December in each year (each such date being referred to herein as a "Series A2 Preferred Dividend Payment Date"), commencing on the first Series A2 Preferred Dividend Payment Date which is at least fifteen (15) days after the date that the first share of Series A2 Preferred is issued. The rights of the holders of Series A2 Preferred to additional cumulative dividends under this paragraph (a) shall terminate on the third anniversary of the date that the first share of Series A2 Preferred was issued (the "Series A2 Preferred Termination Date"). The "Original Issue Price" of the Series A2 Preferred shall be ten dollars ($10.00). Dividends payable to the holders of the Series A1 Preferred shall be prior and in preference to any dividends payable to the holders of Series A2 Preferred, and dividends payable to the holders of Series A2 Preferred shall be prior and in preference to any dividends payable to the holders of Common Stock.

     b. Dividends payable pursuant to paragraph (a) of this Section 1 shall begin to accrue on each share of Series A2 Preferred on a daily basis and shall be cumulative from the date that the first share of Series A2 Preferred is issued (the "Series A2 Preferred Original Issue Date"), whether or not earned or declared. The amount of dividends so payable shall be determined on the basis of twelve (12) 30-day months and a 360-day year. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A2 Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares of the Series A2 Preferred at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A2 Preferred entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

     c. Unless accrued dividends payable pursuant to paragraph (a) on all outstanding shares of Series A2 Preferred shall have been fully paid for all past dividend periods and the full dividends thereon for the dividend

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period current at the time shall have been paid or declared and funds set apart therefor, no dividend (except a dividend payable in Common Stock) shall be paid upon or declared or set apart for the Common Stock.

     d. Following the Series A2 Preferred Dividend Termination Date, dividends shall be payable on the Series A2 Preferred only when, as and if declared by the Board of Directors. Except as otherwise set forth in this Section 1, holders of Series A2 Preferred shall not be entitled to receive any dividends, whether in cash or property.

     2. VOTING RIGHTS.

     a. GENERAL RIGHTS. The Series A2 Preferred shall not have any voting rights, except as otherwise provided herein or as required by law.

     b. SEPARATE VOTES OF SERIES A2 PREFERRED. For so long as more than seven million five hundred thousand (7,500,000) shares of Series A2 Preferred (subject to adjustment for any stock dividend, split, combination or other similar event with respect to such shares) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A2 Preferred shall be necessary for effecting or validating the following actions:

          (i) Any amendment, alteration, or repeal of any provision of the Restated Certificate of Incorporation of the Company (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A2 Preferred so as to affect the Series A2 Preferred adversely in a manner different from other classes or series of stock;

          (ii) Any issuance of any new class or series of stock or any other equity securities of the Company, in each case ranking senior to the Series A2 Preferred in right of liquidation preference or dividends or any issuance of debt securities convertible into the equity securities of the Company at a conversion price below the Original Issue Price of the Series A2 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares);

          (iii) Any redemption or repurchase of Common Stock, except for acquisitions of Common Stock (not to exceed one percent (1%) per year of the total of the then-outstanding Common Stock of the Company, determined on a fully diluted basis) by the Company at cost (plus an interest factor not to exceed ten percent (10%) per annum if applicable), pursuant to compensatory plans or agreements which permit the Company to repurchase such shares upon termination of services to the Company; or

          (iv) Any declaration or payment of any dividend on outstanding Common Stock, unless funds legally available therefor are at least equal to the net operating income of the Company reported in its audited financial statements for its most recent fiscal year plus net operating income of the Company reported in its unaudited financial statements for any subsequent interim periods.

     c. ELECTION OF BOARD OF DIRECTORS. For so long as more than seven million five hundred thousand (7,500,000) shares of Series A2 Preferred remain outstanding (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares) the holders of Series A2 Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

     3. LIQUIDATION RIGHTS.

     a. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A2 Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A2 Preferred equal to the greater of (i) the Series A2 Preferred Original Issue Price, plus all accrued but unpaid dividends on the Series A2 Preferred (as adjusted for any stock dividend, split, combination, or other similar event with respect to such shares) or (ii) the amount such holder would have received if such share had been converted to Common Stock pursuant to Section 4 hereof, for each share of Series A2

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Preferred held by such holders. If, upon any such liquidation, distribution or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A2 Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A2 Preferred at the time outstanding, ratably in proportion to the full amounts to which each such holder would otherwise be entitled.

     b. After the payment of the full liquidation preference of the Series A2 Preferred as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock.

     c. The following events shall be considered a liquidation under this
Section:

          (i) an Acquisition; or

          (ii) an Asset Transfer.

          (iii) In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

             (a) Securities not subject to investment letter or other similar restrictions on free marketability covered by paragraph (b) below:

                (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30-day period ending three (3) days prior to the closing;

                (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the closing; and

                (3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

             (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in paragraphs (a)(1), (2) or
        (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

     4. CONVERSION.

     The Series A2 Preferred shall be subject to the following provisions with respect to the conversion of the Series A2 Preferred into shares of Common
Stock:

          a. VOLUNTARY CONVERSION. Subject to and in compliance with the provisions of this Section 4, any shares of Series A2 Preferred may, at any time, at the option of the holder, be converted into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A2 Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A2 Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A2 Preferred being converted.

          b. SERIES A2 PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A2 Preferred (the "Series A2 Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A2 Preferred by the "Series A2 Preferred Conversion Price," calculated as provided in Section 4(c).

          c. SERIES A2 PREFERRED CONVERSION PRICE. The conversion price for the Series A2 Preferred shall initially be the Original Issue Price of the Series A2 Preferred (the "Series A2 Preferred Conversion Price"). Such initial Series A2 Preferred Conversion Price shall be adjusted from time to time in

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     accordance with this Section 4. All references to the Series A2 Preferred
     Conversion Price herein shall mean the Series A2 Preferred Conversion Price as so adjusted.

          d. MECHANICS OF CONVERSION. Each holder of Series A2 Preferred who desires to convert the same into shares of Common Stock pursuant to this
     Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A2 Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A2 Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) any accrued but unpaid dividends on the shares of Series A2 Preferred being converted and
     (ii) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A2 Preferred in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion). Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A2 Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Series A2 Preferred Original Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A2 Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A2 Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          f. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A2 Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A2 Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A2 Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A2 Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

          g. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A2 Preferred is changed into the same or a different number of shares of any class or classes of stock or other securities or property, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A2 Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A2 Preferred could have been converted immediately prior to such
                                      B-13
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     recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          h. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Series A2 Preferred Original Issue Date, there is a capital reorganization of the Common Stock or a merger or consolidation of the Company with, or a sale of all or substantially all of the Company's assets to, another person, corporation or other entity (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, merger, consolidation or sale of assets, provision shall be made so that the holders of the Series A2 Preferred shall thereafter be entitled to receive upon conversion of the Series A2 Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A2 Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A2 Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A2 Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          i. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A2 Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A2 Preferred, if the Series A2 Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A2 Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Series A2 Preferred Conversion Price at the time in effect, and (ii) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A2 Preferred.

          j. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A2 Preferred at least ten (10) days prior to the earlier of the record date specified therein or the date on which any such action is to become effective (or such shorter period approved by a majority of the outstanding Series A2 Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          k. AUTOMATIC CONVERSION.

             (i) Each share of Series A2 Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A2 Preferred Conversion Price, immediately upon the transfer of such share by the original purchaser of such share from the Company to a transferee that

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        is not a Purchaser or an Affiliate of a Purchaser (as such terms are defined in the Preferred Stock Purchase Agreement, dated as of June 20, 1999, between the Company and the Purchasers named therein). Upon such automatic conversion, any accrued but unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

             (ii) Upon the occurrence of the event specified in Section 4(k)(i) above, the applicable shares of Series A2 Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A2 Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A2 Preferred, the holders of Series A2 Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A2 Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A2 Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any accrued but unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

          l. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A2 Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A2 Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

          m. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A2 Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A2 Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A2 Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          n. Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          o. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A2 Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A2 Preferred so converted were registered.

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          p. No Dilution or Impairment. Without the consent of the holders of then outstanding Series A2 Preferred as required under Section 2(b), the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A2 Preferred against dilution or other impairment.

     5. REDEMPTION.

     a. The Company shall redeem, from any funds legally available therefor, all of the outstanding shares of Series A2 Preferred on the date that is the tenth anniversary of the Series A2 Preferred Original Issue Date (the "Series A2 Preferred Redemption Date"). The Company shall effect such redemption on the Series A2 Preferred Redemption Date by paying in cash, in exchange for the shares of Series A2 Preferred to be redeemed, a sum equal to the Original Issue Price per share of Series A2 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares), plus all accrued but unpaid dividends on such shares (the "Series A2 Preferred Redemption Price").

     b. Within a reasonable time following a "Change in Control" of the Company or a "Major Acquisition" by the Company, the Company shall provide written notice (the "A2 Offer Notice"), by first class mail, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A2 Preferred offering to redeem such shares at the option of the holder thereof and specifying a date not less than twenty (20) nor more than forth (40) days following the date of such notice on which the shares of Series A2 Preferred shall be redeemed (the "Optional Series A2 Preferred Redemption Date"). Each holder of Series A2 Preferred shall thereafter have the right to require the Company to redeem all, but not less than all, of the shares of Series A2 Preferred then held by such holder. A holder may exercise its right to require redemption of the Series A2 Preferred held by it by notifying the Company in writing, within ten (10) days following the date of the A2 Offer Notice by the Company, of its intent to exercise its right. The Company shall redeem, on the Optional Series A2 Preferred Redemption Date, all the shares of Series A2 Preferred of holders who have timely elected to participate in the redemption. The Company shall effect such redemption on the Optional Series A2 Redemption Date by paying in cash, in exchange for the shares of Series A2 Preferred to be redeemed, a sum per share equal to one hundred and one percent (101%) of the Original Issue Price of the Series A2 Preferred (as adjusted for any stock dividend, split, combination or other similar event with respect to such shares), plus all accrued but unpaid dividends on such shares (the "Optional Series A2 Preferred Redemption Price"). For the purposes hereof, a "Change of Control" of the Company shall mean an event or series of related events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act")), other than Vulcan Ventures, Incorporated, MCI WorldCom, Inc. and their respective affiliates, (i) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than thirty percent (30%) of the outstanding equity securities of the Company (determined on a fully diluted basis) or (ii) acquires the right to elect at least thirty percent (30%) of the Board of Directors of the Company. For the purposes hereof, a "Major Acquisition" by the Company shall mean the acquisition by the Company of more than fifty percent (50%) of the outstanding equity securities or all or substantially all of the assets of any corporation or other entity or the merger of the Company with another entity in which the Company is the surviving entity, in each case, in consideration of the issuance of equity securities of the Company which exceed, in the aggregate, twenty-five percent (25%) of the outstanding equity securities of the Company, determined on a fully diluted basis; provided, however, that a Major Acquisition shall not include any acquisition of equity securities or assets of any entity of which the Company owned, at the Series A2 Preferred Original Issue Date, at least fifty percent (50%) of its outstanding equity securities or assets.

     c. As used herein and in Sections 5(d) and 5(e) below, the term "A2 Redemption Date" shall refer to each of "Series A2 Preferred Redemption Date" and the "Optional Series A2 Preferred Redemption Date," and the term "A2 Redemption Price" shall refer to each of "Series A2 Preferred Redemption Price" and the
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"Optional Series A2 Preferred Redemption Price." At least twenty (20) but no more than forty (40) days prior to each A2 Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A2 Preferred to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the A2 Redemption Date, the A2 Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "A2 Redemption Notice"). Except as provided in
Section 5(d), on or after the A2 Redemption Date, each holder of Series A2 Preferred to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the A2 Redemption Notice or A2 Offer Notice, and thereupon the A2 Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     d. From and after the A2 Redemption Date, unless there shall have been a default in payment of the A2 Redemption Price, all rights of the holders of shares of Series A2 Preferred designated for redemption in the A2 Redemption Notice as holders of Series A2 Preferred (except the right to receive the A2 Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Series A2 Preferred on any A2 Redemption Date are insufficient to redeem the total number of shares of Series A2 Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A2 Preferred. The shares of Series A2 Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. If any of the A2 Redemption Price shall remain unpaid on the A2 Redemption Date, interest shall accrue on such unpaid amounts at the rate of eighteen percent (18%) per annum or, if lower, at the highest rate permitted by law. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Series A2 Preferred, such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on any A2 Redemption Date, but which it has not redeemed, and to pay any interest thereon. No payment of the A2 Redemption Price or any interest thereon shall be made so long as any of the A1 Redemption Price or any interest thereon shall remain unpaid.

     e. On or prior to each A2 Redemption Date, the Company shall deposit the A2 Redemption Price of all shares of Series A2 Preferred designated for redemption in the A2 Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the A2 Redemption Price for such shares to their respective holders on or after the A2 Redemption Date upon receipt of notification from the Company that such holder has surrendered his share certificate to the Company pursuant to Section 5(d) above. As of the A2 Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the A2 Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the A2 Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any funds deposited by the Company pursuant to this Section 5(e) for the redemption of shares thereafter converted into shares of the Company's Common Stock pursuant to Section 4 hereof prior to the A2 Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this
Section 5(e) remaining unclaimed at the expiration of two (2) years following the A2 Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board of Directors.

     6. NO REISSUANCE OF SERIES A2 PREFERRED.

     No share or shares of Series A2 Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and the Board of Directors is authorized pursuant to Section 243 of the Delaware General Corporation Law to retire any such share or shares. The retirement of any such share or shares shall not reduce the total authorized number of shares of Preferred Stock.

                                       V.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

     The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Corporation's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock of the corporation (the "Initial Public Offering"), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. Notwithstanding the foregoing, in the event of any vacancy on the Board of Directors resulting from the resignation, death, disability, removal or disqualification of any director serving on the Board of Directors both prior to and immediately after the closing of the transactions contemplated by the Common Stock Purchase Agreement, dated October 10, 1997, between the Company and the purchaser named therein, or any successor thereto, or successor of such successor (an "Independent Director"), a committee of the Board of Directors consisting of the remaining Independent Directors shall, pursuant to Section 141(a) of the Delaware General Corporation Law, fill such vacancy by a majority vote of such directors. Any director so elected by such committee shall be an "Independent Director" for purposes of this paragraph.

     B. The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the

Voting Stock. In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to adopt, amend, supplement or repeal the Bylaws.

     C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     D. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent; provided, however, that notwithstanding anything to the contrary contained herein, the stockholders may act without a meeting, without prior notice and without a vote solely in the election of directors to fill vacancies on the Board of Directors (other than a vacancy resulting from the resignation, death, disability, removal or disqualification of any Independent Director).

     E. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

     F. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

                                      VI.

     A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

     B. The Corporation is authorized to provide indemnification of agents (as defined in Section 145 of the Delaware General Corporation Law) for breach of duty to the Corporation and its stockholders through bylaw provisions, through agreements with the agents, and/or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the Delaware General Corporation Law.

     C. Any repeal or modification of this Article VI shall be prospective only and shall not effect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability or indemnification.

                                      VII.

     Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VII or
Article X.

                                     VIII.

     The Corporation is to have perpetual existence.

                                      IX.

     The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law, as the same may be amended from time to time. This election shall be effective as of the earliest date permitted by law.

                                       X.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article VII of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

                                   *  *  *  *

     FOUR: This Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

     FIVE: This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

     IN WITNESS WHEREOF, METRICOM, INC. has caused this Restated Certificate of Incorporation to be signed by the President and the Secretary in
               , California this   day of             1999.

                                          METRICOM, INC.

                                          By:

                                            ------------------------------------
                                            Timothy A. Dreisbach
                                            President
ATTEST:

By:

    --------------------------------------------------------
    Dale W. Marquart
    Secretary

                                                                      APPENDIX C

              SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

sec. 203. Business combinations with interested stockholders

     (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

          (1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

          (2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     (b) The restrictions contained in this section shall not apply if:

          (1) The corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

          (2) The corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of February 2, 1988, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

          (3) The corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section; provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the 3 categories set out in subsection (b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

          (4) The corporation does not have a class of voting stock that is: (i) Listed on a national securities exchange; (ii) authorized for quotation on The NASDAQ Stock Market; or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

          (5) A stockholder becomes an interested stockholder inadvertently and
     (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the 3-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

          (6) The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the 2nd sentence of this paragraph;

     (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to sec. 251(f) of this title, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days' notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the 2nd sentence of this paragraph; or

          (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any of paragraphs (1) through
     (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection
     (b).

          Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

     (c) As used in this section only, the term:

          (1) "Affiliate" means a person that directly, or indirectly through 1 or more intermediaries, controls, or is controlled by, or is under common control with, another person.

          (2) "Associate," when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

          (3) "Business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

             (i) Any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

             (ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

             (iii) Any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except: (A) Pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under sec. 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the corporation; provided however, that in no case under items (C) - (E) of this subparagraph shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

             (iv) Any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

             (v) Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i) - (iv) of this paragraph) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

          (4) "Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.

          (5) "Interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (6) "Person" means any individual, corporation, partnership, unincorporated association or other entity.

          (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

          (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

          (9) "Owner," including the terms "own" and "owned," when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

             (i) Beneficially owns such stock, directly or indirectly; or

             (ii) Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

             (iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

     (d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section, a greater vote of stockholders than that specified in this section.

     (e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section.

                                                                      APPENDIX D

                      [J.P. MORGAN SECURITIES LETTERHEAD]
June 20, 1999

Independent Special Committee of the Board of Directors
Metricom Inc.
980 University Ave.
Los Gatos, CA 95032

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the Public Shareholders (as defined below) of Metricom Inc. (the "Company") of the Investment (as defined below) for the securities to be issued therefor pursuant to the terms of a proposed $600,000,000 convertible preferred stock financing. It is our understanding that this financing consists of $300,000,000 from a new investor, MCI WorldCom, Inc. ("MCI"), and an additional $300,000,000 investment from an existing investor, Vulcan Ventures Incorporated ("Vulcan"), which has waived certain preemptive rights obtained in a previous transaction in exchange for an invitation to participate in the Investment.

     We understand that the Investment consists of (i) an investment by MCI of $300,000,000 to receive Series A1 preferred stock at $10.00 per share; and (ii) an investment by Vulcan of $300,000,000 to receive Series A2 preferred stock at $10.00 per share. Upon consummation of the Investment, we understand that (i) MCI will hold an approximately 37.3% equity stake in the Company; (ii) Vulcan will hold an approximately 49.0% equity stake in the Company; and (iii) the remaining shareholders (the "Public Shareholders") will hold an approximately 13.7% equity stake in the Company.

     As more fully reflected in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1999 and its annual report on Form 10-K for the year ended December 31, 1998, the Company has experienced substantial challenges in obtaining the capital required for its planned 46-city build-out of the nationwide Ricochet2 system. The unavailability of funds has made it difficult for the Company to form partnerships with suppliers and service providers on favorable terms and has severely restricted the Company's access to credit facilities and other forms of funding. Under current conditions and at the present rate the Company is using cash, absent the infusion of capital to be provided pursuant to the Investment or from another comparable transaction, the Company's cash, cash equivalents and available financing will be insufficient to satisfy its current operating loss and capital expenditure requirements past June 1999. The Company's independent accountant, Arthur Andersen LLP, has advised the Company's shareholders (through a qualifying statement appearing in the most recent 10-K filing) that "the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern".

     In arriving at our opinion, we have reviewed (i) the audited financial statements of the Company for the fiscal year ended December 31, 1998, and the unaudited financial statements of the Company for the quarter ended March 31, 1999; (ii) the Company management's financial forecasts; (iii) liquidation estimates for certain assets of the Company provided by management of the Company; (iv) a draft dated June 19, 1999 of the "Restated Certificate of Incorporation of Metricom Inc." (the "Certificate"); (v) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company; and
(vi) market prices of the common stock of the Company.

     In addition, we have held discussions with certain members of the management of the Company and with Banc of America Securities LLC ("BAS"), the Company's financial advisor, with respect to certain aspects of the Investment, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Investment on the financial condition of the Company, the limited alternatives Company management believes are available to the Company at this time, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or BAS or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. In this regard, we have relied on the Company's current cash balance position and estimated monthly cash flow needs assuming no equity capital infusion. We have also reviewed the forecasts prepared by management assuming a minimum equity infusion by a strategic partner to fund the roll-out of Ricochet2. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments with respect to the Company, in the financial markets or otherwise may affect this opinion (including any changes to the Certificate from the draft reviewed by us to the definitive Certificate as ultimately adopted) and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's stock will trade at any time.

     We have been advised by the Company's management that various alternative transactions and courses of action other than the Investment have been considered. We have also been advised that, beginning in November 1998, BAS undertook, on behalf of the Company, to solicit indications of interest from potential strategic and financial investors. We further understand that over forty potential investors were identified and contacted; that meetings were held with nine potential investors; and that this process resulted in two proposals, including the Investment. We express no opinion as to the relative benefits of the Investment compared to the potential relative benefits of any alternative transaction or proposal, or the Company's decision to proceed with the Investment rather than any alternative transaction or proposal.

     As you are aware, we were not requested to, and did not, assist directly in the negotiations concerning the Investment or provide advice concerning the specific amount or form of the Investment. Consequently, we have assumed that the terms of the proposed Investment are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties, and no opinion is expressed whether any alternative transaction might produce a more favorable transaction for the Company's Public Shareholders relative to that contemplated by the Investment.

     We are receiving a fee from the Company for our services. As you are aware, we acted as a co-manager on a high yield offering for the Company that was not consummated. As you are also aware, we or our affiliates provide financing services to, and have entered into trading activities with, MCI. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company and MCI for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the proposed Investment for the securities issued therefor is fair, from a financial point of view, to the Company's Public Shareholders.

     This letter is provided to the Independent Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Investment. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Investment.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By: /s/ TODD R. MARIN
--------------------------------------

Name: Todd R. Marin
Title: Managing Director

                                                                      APPENDIX E
                                 METRICOM, INC.

                           1997 EQUITY INCENTIVE PLAN

                             ADOPTED MARCH 14, 1997
                      APPROVED BY STOCKHOLDERS MAY 1, 1997
              AMENDED BY THE BOARD OF DIRECTORS ON APRIL 29, 1998
                   APPROVED BY STOCKHOLDERS ON JUNE 26, 1998
              AMENDED BY THE BOARD OF DIRECTORS ON
                  APPROVED BY STOCKHOLDERS ON

1. PURPOSES.

     (a) The purpose of the Plan is to provide a means by which selected Employees and Directors of and Consultants to the Company and its Affiliates may be given an opportunity to benefit from increases in value of the common stock of the Company ("Common Stock") through the granting of (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses and (iv) rights to purchase restricted stock, all as defined below.

     (b) The Company, by means of the Plan, seeks to retain the services of persons who are now Employees, Directors or Consultants, to secure and retain the services of new Employees, Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

     (c) The Company intends that the Stock Awards issued under the Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either (i) Options granted pursuant to Section 6 hereof, including Incentive Stock Options and Nonstatutory Stock Options, or (ii) stock bonuses or rights to purchase restricted stock granted pursuant to Section 7 hereof. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

2. DEFINITIONS.

     (a) "AFFILIATE" means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

     (b) "BOARD" means the Board of Directors of the Company.

     (c) "CODE" means the Internal Revenue Code of 1986, as amended.

     (d) "COMMITTEE" means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

     (e) "COMPANY" means Metricom, Inc., a Delaware corporation.

     (f) "CONSULTANT" means any person, including an advisor, engaged by the Company or an Affiliate to render consulting services and who is compensated for such services, provided that the term "Consultant" shall not include Directors who are paid only a director's fee by the Company or who are not compensated by the Company for their services as Directors.

     (g) "CONTINUOUS STATUS AS AN EMPLOYEE, DIRECTOR OR CONSULTANT" means the employment or relationship as a Director or Consultant is not interrupted or terminated. The Board, in its sole discretion, may determine whether Continuous Status as an Employee, Director or Consultant shall be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave; or (ii) transfers between locations of the Company or between the Company, Affiliates or their successors.

     (h) "DIRECTOR" means a member of the Board.

     (i) "DISABILITY" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

     (j) "EMPLOYEE" means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

     (k) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     (l) "FAIR MARKET VALUE" means, as of any date, the value of the Common Stock of the Company determined as follows:

          (i) If the Common Stock is listed on any established stock exchange, or traded on the Nasdaq National Market or The Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Common Stock) on the last market trading day prior to determination, as reported in the Wall Street Journal or such other source as the Board deems reliable;

          (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

     (m) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

     (n) "NON-EMPLOYEE DIRECTOR" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act of 1933 ("Regulation S-K"), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

     (o) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

     (p) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     (q) "OPTION" means a stock option granted pursuant to the Plan.

     (r) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

     (s) "OPTIONEE" means a person to whom an Option is granted pursuant to the Plan.

     (t) "OUTSIDE DIRECTOR" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time, and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

     (u) "PLAN" means this 1997 Equity Incentive Plan.

     (v) "RULE 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

     (w) "SECURITIES ACT" means the Securities Act of 1933, as amended.

     (x) "STOCK AWARD" means any right granted under the Plan, including any Option, any stock bonus, and any right to purchase restricted stock.

     (y) "STOCK AWARD AGREEMENT" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

3. ADMINISTRATION.

     (a) The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

     (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

          (i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; whether a Stock Award will be an Incentive Stock Option, a Nonstatutory Stock Option, a stock bonus, a right to purchase restricted stock, or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; and the number of shares with respect to which a Stock Award shall be granted to each such person.

          (ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

          (iii) To amend the Plan or a Stock Award as provided in Section 12.

          (iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

     (c) The Board may delegate administration of the Plan to a committee or committees ("Committee") of one (1) or more members of the Board. In the discretion of the Board, a Committee may consist solely of two (2) or more Outside Directors, in accordance with Code Section 162(m), or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or such a subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

4. SHARES SUBJECT TO THE PLAN.

     (a) Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate two million two hundred seventy-five thousand (2,275,000) shares of Common Stock. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of Restricted Stock), the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

     (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5. ELIGIBILITY.

     (a) Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted only to Employees, Directors or Consultants.

     (b) No person shall be eligible for the grant of an Incentive Stock Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

     (c) Subject to the provisions of Section 11 relating to adjustments upon changes in stock, no person shall be eligible to be granted Stock Awards covering more than four hundred thousand (400,000) shares of Common Stock in any calendar year.

     (d) A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act ("Form S-8") is not available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

6. OPTION PROVISIONS.

     Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

          (a) Term. No Option shall be exercisable after the expiration of ten
     (10) years from the date it was granted.

          (b) Price. The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted, and the exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

          (c) Consideration. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or
     (ii) at the discretion of the Board or Committee, at the time of the grant of the Option, (A) by delivery to the Company of other Common Stock of the Company, (B) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock of the Company) with the person to whom the Option is granted or to whom the Option is transferred pursuant to subsection 6(d), or (C) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment. In the case of any deferred payment arrangement, interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

          (d) TRANSFERABILITY. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Incentive Stock Option is granted only by such person. A Nonstatutory Stock Option may be transferred to the extent provided in the Option Agreement; provided that if the Option Agreement does not expressly permit the transfer of a Nonstatutory Stock Option, the Nonstatutory Stock Option shall not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order satisfying the requirements of Rule 16b-3, and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

          (e) VESTING. The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

          (f) TERMINATION OF EMPLOYMENT OR RELATIONSHIP AS A DIRECTOR OR CONSULTANT. In the event an Optionee's Continuous Status as an Employee, Director or Consultant terminates (other than upon the Optionee's death or Disability), the Optionee may exercise his or her Option within such period of time designated by the Board, which shall in no event be later than the expiration of the term of the Option as set forth in the Option Agreement (the "Post-Termination Exercise Period") and only to the extent that the Optionee was entitled to exercise the Option on the date Optionee's Continuous Status as an Employee, Director or Consultant terminates. In the case of an Incentive Stock Option, the Board shall determine the Post-Termination Exercise Period at the time the Option is granted, and the term of such Post-Termination Exercise Period shall in no event exceed three (3) months from the date of termination, and may, in the event Optionee's Continuous Status as an Employee, Director or Consultant terminates for Cause (as defined in subsection 11(b)), terminate of the date of such Optionee's termination. In addition, the Board may at any time, with the consent of the Optionee, extend the Post-Termination Exercise Period and provide for continued vesting; provided however, that any extension of such period by the Board in excess of three (3) months from the date of termination shall cause an Incentive Stock Option so extended to become a Nonstatutory Stock Option, effective as of the date of Board action. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement or as otherwise determined above, the Option shall terminate, and the shares covered by such Option shall revert to the Plan. Notwithstanding the foregoing, the Board shall have the power to permit an Option to continue to vest during the Post-Termination Exercise Period.

          An Optionee's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionee's Continuous Status as an Employee, Director, or Consultant (other than upon the Optionee's death or Disability) would result in liability under Section 16(b) of the Exchange Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement, or
     (ii) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an Optionee's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionee's Continuous Status as an Employee, Director or Consultant (other than upon the Optionee's death or Disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of

     (i) the expiration of the term of the Option set forth in the first paragraph of this subsection 6(f), or (ii) the expiration of a period of three (3) months after the termination of the Optionee's Continuous Status as an Employee, Director or Consultant during which the exercise of the Option would not be in violation of such registration requirements.

          (g) DISABILITY OF OPTIONEE. In the event an Optionee's Continuous Status as an Employee, Director or Consultant terminates as a result of the Optionee's Disability, the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it at the date of termination), but only within such period of time ending on the earlier of
     (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

          (h) DEATH OF OPTIONEE. In the event of the death of an Optionee during, or within a three (3)-month period after the termination of, the Optionee's Continuous Status as an Employee, Director or Consultant, the Option may be exercised to the extent vested by the Optionee's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionee's death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

          (i) EARLY EXERCISE. The Option may, but need not, include a provision whereby the Optionee may elect at any time while an Employee, Director or Consultant to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate.

          (j) RE-LOAD OPTIONS. Without in any way limiting the authority of the Board or Committee to make or not to make grants of Options hereunder, the Board or Committee shall have the authority (but not an obligation) to include as part of any Option Agreement a provision entitling the Optionee to a further Option (a "Re-Load Option") in the event the Optionee exercises the Option evidenced by the Option Agreement, in whole or in part, by surrendering other shares of Common Stock in accordance with this Plan and the terms and conditions of the Option Agreement. Any such Re-Load Option (i) shall be for a number of shares equal to the number of shares surrendered as part or all of the exercise price of such Option; (ii) shall have an expiration date which is the same as the expiration date of the Option the exercise of which gave rise to such Re-Load Option; and (iii) shall have an exercise price which is equal to one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Re-Load Option on the date of exercise of the original Option. Notwithstanding the foregoing, a Re-Load Option which is an Incentive Stock Option and which is granted to a 10% stockholder (as described in subsection 5(b)), shall have an exercise price which is equal to one hundred ten percent (110%) of the Fair Market Value of the stock subject to the Re-Load Option on the date of exercise of the original Option and shall have a term which is no longer than five (5) years.

          Any such Re-Load Option may be an Incentive Stock Option or a Nonstatutory Stock Option, as the Board or Committee may designate at the time of the grant of the original Option; provided, however, that the designation of any Re-Load Option as an Incentive Stock Option shall be subject to the one hundred thousand dollars ($100,000) annual limitation on exercisability of Incentive Stock Options described in subsection 10(d) of the Plan and in
     Section 422(d) of the Code. There shall be no Re-Load Options on a Re-Load Option. Any such Re-Load Option shall be subject to the availability of sufficient shares under subsection 4(a) and shall be subject to such other terms and conditions as the Board or Committee may determine which are not inconsistent with the express provisions of the Plan regarding the terms of Options.

7. TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK.

     Each stock bonus or restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board or Committee shall deem appropriate. The terms and conditions of stock bonus or restricted stock purchase agreements need not be identical, but each stock bonus or restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions as appropriate:

          (a) PURCHASE PRICE. The purchase price under each restricted stock purchase agreement shall be such amount as the Board or Committee shall determine and designate in such agreement but in no event shall the purchase price be less than eighty-five percent (85%) of the stock's Fair Market Value on the date such award is made. Notwithstanding the foregoing, the Board or Committee may determine that eligible participants in the Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company for its benefit.

          (b) TRANSFERABILITY. No rights under a stock bonus or restricted stock purchase agreement shall be transferable except by will or the laws of descent and distribution or, if the agreement so provides, pursuant to a domestic relations order satisfying the requirements of Rule 16b-3, so long as stock awarded under such agreement remains subject to the terms of the agreement.

          (c) CONSIDERATION. The purchase price of stock acquired pursuant to a stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board or Committee, according to a deferred payment or other arrangement with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board or Committee in its discretion; provided, however, that at any time that the Company is incorporated in Delaware payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment. Notwithstanding the foregoing, the Board or Committee to which administration of the Plan has been delegated may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

          (d) VESTING. Shares of stock sold or awarded under the Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board or Committee.

          (e) TERMINATION OF CONTINUOUS STATUS AS AN EMPLOYEE, DIRECTOR OR CONSULTANT. In the event a Participant's Continuous Status as an Employee, Director or Consultant terminates, the Company may repurchase or otherwise reacquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

8. COVENANTS OF THE COMPANY.

     (a) During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Stock Awards.

     (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares under Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act of 1933, as amended (the "Securities Act") either the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

9. USE OF PROCEEDS FROM STOCK.

     Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

10. MISCELLANEOUS.

     (a) The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

     (b) Neither an Employee, Director nor a Consultant nor any person to whom a Stock Award is transferred in accordance with the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Stock Award unless and until such person has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

     (c) Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Employee, Consultant or other holder of Stock Awards any right to continue in the employ of the Company or any Affiliate, or to continue serving as a Consultant and Director, or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without notice and with or without cause, or the right to terminate the relationship of any Consultant pursuant to the terms of such Consultant's agreement with the Company or Affiliate or service as a Director pursuant to the Company's Bylaws.

     (d) To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

     (e) The Company may require any person to whom a Stock Award is granted, or any person to whom a Stock Award is transferred in accordance with the Plan, as a condition of exercising or acquiring stock under any Stock Award, (1) to give written assurances satisfactory to the Company as to such person's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Stock Award for such person's own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

     (f) To the extent provided by the terms of a Stock Award Agreement, the person to whom a Stock Award is granted may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of stock under a Stock Award by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of stock under the Stock Award; or
(3) delivering to the Company owned and unencumbered shares of the Common Stock of the Company. Notwithstanding the foregoing, the Company shall not be authorized to withhold shares of Common Stock at rates in excess of the maximum statutory withholding rates for federal and state tax purposes, including payroll taxes.

11. ADJUSTMENTS UPON CHANGES IN STOCK.

     (a) If any change is made in the stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the maximum number of shares subject to award to any person during any calendar year, and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Stock Awards. Such adjustments shall be made by the Board or Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a "transaction not involving the receipt of consideration by the Company.")

     (b) In the event of a Change in Control, (i) any surviving or acquiring corporation shall assume Stock Awards outstanding under the Plan or shall substitute similar Stock Awards for those outstanding under the Plan, or (ii) in the event any surviving or acquiring corporation refuses to assume such Stock Awards or to substitute similar Stock Awards for those outstanding under the Plan, (A) with respect to Stock Awards held by persons then performing services as Employees, Directors or Consultants, the vesting of such Stock Awards and the time during which such Stock Awards may be exercised shall be accelerated prior to such event and the Stock Awards terminated if not exercised after such acceleration and at or prior to such event, and (B) with respect to any other Stock Awards outstanding under the Plan, such Stock Awards shall be terminated if not exercised prior to such event.

     In addition, subject to the limitation set forth in subsection 11(c) below, with respect to any person who was providing services as an Employee, Director or Consultant immediately prior to the consummation of the Change in Control, any Stock Awards held by such persons shall immediately become fully vested and exercisable, and any repurchase right by the Company with respect to shares acquired by such person under a Stock Award shall lapse, if such person's Continuous Status as an Employee, Director or Consultant is terminated other than for Cause within twelve (12) months following consummation of the Change in Control.

     For purposes of the Plan, "Cause" shall mean willful conduct that is materially injurious to the business of the person's employer, whether financial or otherwise.

     For purposes of this Plan, "Change in Control" means: (1) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company;
(2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

     (c) If any acceleration of the vesting of a Stock Award or lapse of a repurchase right to which such Stock Award is subject or any other payment or benefit the holder of such Stock Award would receive pursuant to a Change in Control from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code

(the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Stock Award holder's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Stock Award holder elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the Change in Control): reduction of cash payments; cancellation of accelerated vesting of stock awards or lapse of repurchase rights; reduction of employee benefits. In the event that acceleration of vesting of stock award or lapse of repurchase right compensation is to be reduced, such acceleration shall be cancelled in the reverse order of the date of grant of the stock awards unless the Stock Award holder elect in writing a different order for cancellation.

     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Stock Award holder within fifteen (15) calendar days after the date on which the Stock Award holder's right to a Payment is triggered (if requested at that time by the Company or the Stock Award holder) or such other time as requested by the Company or the Stock Award holder. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Stock Award holder with an opinion reasonably acceptable to the Stock Award holder that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Stock Award holder.

12. AMENDMENT OF THE PLAN AND STOCK AWARDS.

     (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

     (b) The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

     (c) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Directors or Consultants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

     (d) Rights and obligations under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

     (e) The Board at any time, and from time to time, may amend the terms of any one or more Stock Award; provided, however, that the rights and obligations under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

13. TERMINATION OR SUSPENSION OF THE PLAN.

     (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

     (b) Rights and obligations under any Stock Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the Stock Award was granted.

14. EFFECTIVE DATE OF PLAN.

     This Plan shall become effective on the date of adoption by the Board, but no Stock Awards granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

                                                                      Appendix F

                                 METRICOM, INC.

                 1993 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

                            Adopted February 9, 1993
                            Amended November 1, 1993
                           Approved December 23, 1993
                              Amended January 1995
                              Approved May 16, 1995
                              Amended June 6, 1996
                             Approved August 7, 1996
                            Amended January 30, 1998
                             Amended April 29, 1998
                             Approved June 26, 1998
                             Amended August 16, 1999
                          Approved ______________, 1999


1.      PURPOSE.

        (a) The purpose of the 1993 Non-Employee Directors' Stock Option Plan (the "Plan") is to provide a means by which each director of Metricom, Inc. (the "Company") who is not otherwise an employee of the Company or of any Affiliate of the Company (each such person being hereafter referred to as a "Non-Employee Director") will be given an opportunity to purchase stock of the Company.

        (b) The word "Affiliate" as used in the Plan means any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

        (c) The Company, by means of the Plan, seeks to retain the services of persons now serving as Non-Employee Directors of the Company, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2.      ADMINISTRATION.

        (a) The Plan shall be administered by the Board of Directors of the Company (the "Board") unless and until the Board delegates administration to a committee, as provided in subparagraph 2(b).

        (b) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the "Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.



                                      F-1.

3.      SHARES SUBJECT TO THE PLAN.

        (a) Subject to the provisions of paragraph 10 relating to adjustments upon changes in stock, the stock that may be sold pursuant to options granted under the Plan shall not exceed in the aggregate five hundred seventy-five thousand (575,000) shares of the Company's common stock. If any option granted under the Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for the Plan.

        (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4.      ELIGIBILITY.

        Options shall be granted only to Non-Employee Directors of the Company.

5.      NON-DISCRETIONARY GRANTS.

        (a) Each person who is first elected or appointed as a Non-Employee Director on or after June 6, 1996 shall, upon such date of initial election or appointment, be granted an option to purchase seven thousand (7,000) shares of common stock of the Company on the terms and conditions set forth herein.

        (b) On January 1 of each calendar year thereafter, each person who is serving as a Non-Employee Director shall be granted an option to purchase seven thousand (7,000) shares of common stock of the Company on the terms and conditions set forth herein, provided such person has continuously served as a Non-Employee Director for at least three (3) months prior to the January 1 grant date.

6.      OPTION PROVISIONS.

        Each option shall contain the following terms and conditions:

        (a) The term of each option commences on the date it is granted and, unless sooner terminated as set forth herein, expires on the date ("Expiration Date") ten (10) years from the date of grant. If the optionee's service as a Non-Employee Director of the Company terminates for any reason or for no reason, the option shall terminate on the earlier of the Expiration Date or the date three (3) months following the date of termination of service; provided, however, that if such termination of service is due to the optionee's death, the option shall terminate on the earlier of the Expiration Date or eighteen (18) months following the date of the optionee's death. In any and all circumstances, an option may be exercised following termination of the optionee's service as a Non-Employee Director of the Company only as to that number of shares as to which it was exercisable on the date of termination of such service under the provisions of subparagraph 6(e).

        (b) Subject to subparagraph 4(b), the exercise price of each option shall be one hundred percent (100%) of the fair market value of the stock subject to such option on the date such option is granted.



                                      F-2.

        (c) Payment of the exercise price of each option is due in full in cash upon any exercise.

        (d) An option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person or by his guardian or legal representative.

        (e) The option shall become exercisable in three (3) equal annual installments commencing on the date one (1) year after the date of grant of the option, provided that the optionee has, during the twelve (12)-month period prior to such annual vesting date, continuously served as a Non-Employee Director or as an employee of or consultant to the Company or any Affiliate of the Company, whereupon such option shall become exercisable with respect to that portion of the shares represented by such installment.

        (f) The Company may require any optionee, or any person to whom an option is transferred under subparagraph 6(d), as a condition of exercising any such option: (i) to give written assurances satisfactory to the Company as to the optionee's knowledge and experience in financial and business matters; and
(ii) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person's own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the option has been registered under a then-currently-effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii), as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then-applicable securities laws.

        (g) Notwithstanding anything to the contrary contained herein, an option may not be exercised unless the shares issuable upon exercise of such option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

        (h) Notwithstanding anything to the contrary contained herein, a Non-Employee Director's service as such shall be deemed to continue for purposes of subparagraphs 6(a) and 6(e) above if such Non-Employee Director terminates service and immediately becomes a member of the Company's Advisory Board; provided, however, that a Non-Employee Director shall be credited with such deemed service only until the date of termination of membership on the Advisory Board. The last day of such deemed period of service as a Non-Employee Director shall be considered the last day of actual service as a Non-Employee Director for purposes of subparagraphs 6(a) and 6(e) above.

7.      COVENANTS OF THE COMPANY.

        (a) During the terms of the options granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such options.

        (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of



                                      F-3.

stock upon exercise of the options granted under the Plan; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any option granted under the Plan, or any stock issued or issuable pursuant to any such option. If the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such options.

8.      USE OF PROCEEDS FROM STOCK.

        Proceeds from the sale of stock pursuant to options granted under the Plan shall constitute general funds of the Company.

9.      MISCELLANEOUS.

        (a) Neither an optionee nor any person to whom an option is transferred under subparagraph 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has satisfied all requirements for exercise of the option pursuant to its terms.

        (b) Throughout the term of any option granted pursuant to the Plan, the Company shall make available to the holder of such option, not later than one hundred twenty (120) days after the close of each of the Company's fiscal years during the option term, upon request, such financial and other information regarding the Company as comprises the annual report to the stockholders of the Company provided for in the Bylaws of the Company and such other information regarding the Company as the holder of such option may reasonably request.

        (c) Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue in the service of the Company or any Affiliate or shall affect any right of the Company, its Board or stockholders or any Affiliate to terminate the service of any Non-Employee Director with or without cause.

        (d) No Non-Employee Director, individually or as a member of a group, and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any option reserved for the purposes of the Plan except as to such shares of common stock, if any, as shall have been reserved for him pursuant to an option granted to him.

        (e) In connection with each option made pursuant to the Plan, it shall be a condition precedent to the Company's obligation to issue or transfer shares to a Non-Employee Director, or to evidence the removal of any restrictions on transfer, that such Non-Employee Director make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer, or such removal or lapse, is made available to the Company for timely payment of such tax.

10.     ADJUSTMENTS UPON CHANGES IN STOCK.

(a) If any change is made in the stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock



                                      F-4.

dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and all outstanding options thereunder will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding options.

        (b) In the event of: (1) a merger or consolidation in which the Company is not the surviving corporation; (2) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (3) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, to the extent permitted by applicable law, the time during which such option may be exercised shall be accelerated and the options terminated if not exercised prior to such event.

11.     AMENDMENT OF THE PLAN.

        (a) The Board at any time, and from time to time, may amend the Plan, provided, however, that the Board shall not amend the Plan more than once every six (6) months, with respect to the provisions of the Plan which relate to the amount, price and timing of grants, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. Except as provided in paragraph 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

                (i) Increase the number of shares which may be issued under the Plan;

                (ii) Modify the requirements as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to comply with the requirements of Rule 16b-3); or

                (iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to comply with the requirements of Rule 16b-3.

        (b) Rights and obligations under any option granted before any amendment of the Plan shall not be altered or impaired by such amendment unless (i) the Company requests the consent of the person to whom the option was granted and
(ii) such person consents in writing.

12.     TERMINATION OR SUSPENSION OF THE PLAN.

        (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on February 8, 2003. No options may be granted under the Plan while the Plan is suspended or after it is terminated.

        (b) Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the option was granted.



                                      F-5.

        (c) The Plan shall terminate upon the occurrence of any of the events described in Section 10(b) above.

13.     EFFECTIVE DATE OF PLAN; CONDITIONS OF EXERCISE.

        (a) The Plan shall become effective upon adoption by the Board of Directors, subject to the condition subsequent that the Plan is approved by the stockholders of the Company.

        (b) No option granted under the Plan shall be exercised or exercisable unless and until the condition of subparagraph 13(a) above has been met.



                                      F-6.

                                                                      Appendix G

                                 METRICOM, INC.

                        1991 EMPLOYEE STOCK PURCHASE PLAN

                            Adopted November 12, 1991
                             Approved March 19, 1992
                              Amended January 1996
                             Approved April 24, 1996
                              Amended November 1996
                             Amended April 29, 1998
                             Approved June 26, 1998
                             Amended August 16, 1999
                           Approved ____________, 1999


1.      PURPOSE.

        (a) The purpose of the Plan is to provide a means by which employees of Metricom, Inc., a California corporation (the "Company"), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company.

        (b) The word "Affiliate" as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").

        (c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

        (d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

2.      ADMINISTRATION.

        (a) The Plan shall be administered by the Board of Directors (the "Board") of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

        (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

               (i) To determine when and how rights to purchase stock shall be granted and the provisions of each offering of such rights (which need not be identical).



                                      G-1.

               (ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

               (iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

               (iv) To amend the Plan as provided in paragraph 13.

               (v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

        (c) The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the "Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.      SHARES SUBJECT TO THE PLAN.

        Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate seven hundred and fifty thousand (750,000) shares of the Company's common stock (the "Common Stock"). If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

4.      GRANT OF RIGHTS; OFFERING.

        The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an "Offering") on a date or dates (the "Offering Date(s)") selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate. If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if two rights have identical exercise prices) will be exercised. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the Offering or otherwise) the substance of the provisions contained in paragraphs 5 through 8, inclusive.



                                      G-2.

5.      ELIGIBILITY.

        (a) Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee's customary employment with the Company or such Affiliate is at least twenty (20) hours per week and at least five (5) months per calendar year.

        (b) The Board or the Committee may provide that, each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

               (i) the date on which such right is granted shall be the "Offering Date" of such right for all purposes, including determination of the exercise price of such right;

               (ii) the Offering Period for such right shall begin on its Offering Date and end coincident with the end of such Offering; and

               (iii) the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.

        (c) No employees shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(d), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

        (d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under "employee stock purchase plans" of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee's rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.



                                      G-3.

6.      RIGHTS; PURCHASE PRICE.

        (a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase the number of shares of Common Stock of the Company purchasable with up to fifteen percent (15%) of such employee's Earnings (as defined in Section 7(a)) during the period which begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no more than twenty-seven (27) months after the Offering Date (the "Offering Period"). In connection with each Offering made under this Plan, the Board or the Committee shall specify a maximum number of shares which may be purchased by any employee as well as a maximum aggregate number of shares which may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each such Offering, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Exercise Date (as defined in the Offering) under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

        (b) The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

                (i) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

                (ii) an amount equal to eight-five percent (85%) of the fair market value of the stock on the Exercise Date.

7.      PARTICIPATION; WITHDRAWAL; TERMINATION.

        (a) An eligible employee may become a participant in an Offering by delivering an agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to fifteen percent (15%) of such employee's Earnings during the Offering Period. "Earnings" is defined as base salary or wages and including amounts elected to be deferred by the employee (that would otherwise have been paid) under the Company's 401(k) Plan, and may include or exclude bonuses, commissions, overtime pay, incentive pay, profit sharing, other remuneration paid directly to the employee, the cost of employee benefits paid for by the Company or an Affiliate, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company or an Affiliate under any employee benefit plan, and similar items of compensation as determined by the Board or Committee and as set forth in the Offering. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. At any time during the Offering a participant may terminate his or her payroll deductions. A participant may reduce, increase or begin such payroll deductions after the beginning of any Offering Period only as provided for in the Offering. A participant



                                      G-4.

may not make any additional payments into his or her account unless expressly provided for in the Offering.

        (b) If a participant terminates his or her payroll deductions, such participant may withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering Period. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering without interest, and such participant's interest in that Offering shall be automatically terminated. A participant's withdrawal from an Offering will have no effect upon such participant's eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in other Offerings under the Plan.

        (c) Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee's employment with the Company or an Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), without interest; provided, however, that subject to the right of the terminated employee to withdraw from the Offering and receive a distribution of his or her accumulated payroll deductions (as described in paragraph 7(b)), in the event that a participating employee's employment ceases within three (3) months of the next Exercise Date, the balance in such employee's account shall be held and used to purchase Common Stock for the terminated employee on such Exercise Date pursuant to the terms of the ongoing Offering.

        (d) Rights granted under the Plan shall not be transferable, and shall be exercisable only by the person to whom such rights are granted.

8.      EXERCISE.

        (a) On each exercise date, as defined in the relevant Offering (an "Exercise Date"), each participant's accumulated payroll deductions (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant's account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Exercise Date of an Offering shall be held in each such participant's account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to such participant after such Exercise Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant's account after the purchase of shares which is equal to the amount required to purchase whole shares of



                                      G-5.

stock on the final Exercise Date of an Offering shall be distributed in full to such participant after such Exercise Date, without interest.

        (b) No rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended. If, on an Exercise Date of any Offering hereunder, the Plan is not so registered, no rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated and not previously applied to the purchase of Common Stock shall be distributed to the participants, without interest.

9.      COVENANTS OF THE COMPANY.

        (a) During the terms of the rights granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such rights.

        (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10.     USE OF PROCEEDS FROM STOCK.

        Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

11.     RIGHTS AS A SHAREHOLDER.

        A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until certificates representing such shares shall have been issued.

12.     ADJUSTMENTS UPON CHANGES IN STOCK.

        (a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Board shall make appropriate adjustments in the maximum number of shares subject to the Plan and the number of shares and price per share of stock subject to outstanding rights.

        (b) In the event of: (1) a dissolution or liquidation of the Company;
(2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital



                                      G-6.

reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, as determined by the Board in its sole discretion, any surviving corporation shall assume outstanding rights or substitute similar rights for those under the Plan, such rights shall continue in full force and effect, or such rights shall be exercised immediately prior to such event.

13.     AMENDMENT OF THE PLAN.

        (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company within 12 months before or after the adoption of the amendment, where the amendment will:

                (i) Increase the number of shares reserved for rights under the Plan; or

                (ii) Modify the provisions as to eligibility for participation in the Plan or modify the Plan in any other way to the extent such modification requires shareholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code.

                It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

        (b) Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted.

14.     TERMINATION OR SUSPENSION OF THE PLAN.

        (a) The Board may suspend or terminate the Plan at any time. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

        (b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom such rights were granted.



                                      G-7.

                                PRELIMINARY COPY

                                 METRICOM, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 15, 1999


        The undersigned hereby appoints TIMOTHY A. DREISBACH and DALE W. MARQUART, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Metricom, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Metricom, Inc. to be held at the Company's offices located at 980 University Avenue, Los Gatos, California on Friday, October 15, 1999 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5, 6 AND 7 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:  To elect Robert S. Cline and Justin L. Jaschke to hold office until the 2002 Annual Meeting of Stockholders, Robert P. Dilworth, Ralph Derrickson, Timothy A. Dreisbach to hold office until the 2001 Annual Meeting of Stockholders and William D. Savoy and David
             M. Moore to hold office until the 2000 Annual Meeting of Stockholders.

[ ]  FOR all nominees listed below                 [ ]  WITHHOLD AUTHORITY
     (except as marked to the contrary                  to vote for all nominees
     below).                                            listed below.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:

________________________________________________________________________________

________________________________________________________________________________

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2, 3, 4, 5, 6 AND 7.

PROPOSAL 2:  To approve the Preferred Stock Purchase Agreement, dated as of
             June 20, 1999, among MCI WORLDCOM, Inc., Vulcan Ventures Incorporated and the Company and the issuance of Preferred Stock and other transactions contemplated thereby.

        [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN

PROPOSAL 3:  To approve the restatement of the Company's Certificate of
             Incorporation to authorize additional shares of Preferred Stock and Common Stock and make certain other changes.

        [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN


                   (Continued to be signed on the other side)



                                       1.

                           (Continued from other side)


PROPOSAL 4:  To approve the Company's 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 1,200,000 shares and to make certain other changes.

        [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN

PROPOSAL 5:  To approve the Company's 1991 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.

        [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN

PROPOSAL 6:  To approve the Company's 1993 Non-Employee Directors' Stock
             Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.

        [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN

PROPOSAL 7:  To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

        [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN


DATED _________________                 ________________________________________


                                        ________________________________________
                                                      SIGNATURE(S)


                                        Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.





                                       2.